      As filed with the Securities and Exchange Commission on May 11, 2000
                                                       Registration No. 333-

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  -----------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                  -----------
                         FAIRPOINT COMMUNICATIONS, INC.
             (Exact name of Registrant as specified in its charter)

         Delaware                    4813                    13-3725229
                              (Primary standard            (IRS employer
     (State or other              industrial           identification number)
     jurisdiction of         classification code
     incorporation or              number)
      organization)               -----------
                      521 East Morehead Street, Suite 250
                        Charlotte, North Carolina 28202
                                 (704) 344-8150
  (Address, including zip code, and telephone number, including area code, of
                    Registrant's principal executive office)
                                  -----------
                              Walter E. Leach, Jr.
               Senior Vice President and Chief Financial Officer
                         FairPoint Communications, Inc.
                      521 East Morehead Street, Suite 250
                        Charlotte, North Carolina 28202
                                 (704) 344-8150
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                  -----------
                                   Copies to:
         Barry A. Brooks, Esq.                  Peter J. Loughran, Esq.
       Michael K. Chernick, Esq.                  Debevoise & Plimpton
 Paul, Hastings, Janofsky & Walker LLP              875 Third Avenue
            399 Park Avenue                     New York, New York 10022
        New York, New York 10022                     (212) 909-6000
             (212) 318-6000
                                  -----------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
                                  -----------

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                  -----------
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                            Proposed Maximum
 Title of each Class of Securities to be   Aggregate Offering    Amount of
                Registered                    Price(1)(2)     Registration Fee
------------------------------------------------------------------------------
Common Stock, $.01 par value.............     $230,000,000        $60,720
------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act.
(2) Includes shares subject to the underwriters' overallotment option.

                                  -----------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   SUBJECT TO COMPLETION, DATED MAY 11, 2000

PROSPECTUS

[LOGO OF FAIRPOINT]

                                        Shares

                         FairPoint Communications, Inc.

                                  Common Stock
                                 $    per share

                                   --------

  FairPoint Communications, Inc. is selling     shares of its common stock. The
underwriters named in this prospectus may purchase up to     additional shares
from FairPoint under certain circumstances.

  This is an initial public offering of common stock. FairPoint currently
expects the initial public offering price to be between $    and $    per
share, and has applied to have the common stock included for quotation on the Nasdaq National Market under the symbol "FRPT."

                                   --------

  Investing in the common stock involves risks. See "Risk Factors" beginning on page 6.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                   --------

                                          Per
                                         Share Total
                                         ----- -----
Public Offering Price                    $     $
Underwriting Discount                    $     $
Proceeds to FairPoint (before expenses)  $     $

  The underwriters are offering the shares subject to various conditions. The
underwriters expect to deliver the shares to purchasers on or about        ,
2000.

                                   --------

Salomon Smith Barney                                Donaldson, Lufkin & Jenrette

                                   --------

Goldman, Sachs & Co.

                           Deutsche Banc Alex. Brown

                                                    First Union Securities, Inc.

                 The date of this prospectus is        , 2000.

   Description of artwork: Map of the United States depicting our traditional markets and existing and targeted competitive markets, including identification of our corporate offices and regional operating centers.

    You should rely only on the information contained in this prospectus. Neither we nor any underwriter has authorized anyone to provide you with different information. FairPoint is not making an offer of these securities in any State where the offer is not permitted. You should not assume that the information provided by this prospectus is accurate as of any date other than the date on the front of this prospectus.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................   6
Use of Proceeds..........................................................  19
Dividend Policy..........................................................  19
Capitalization...........................................................  20
Dilution.................................................................  21
Selected Financial Data..................................................  22
Management's Discussion and Analysis of Financial Condition and Results
  of Operations..........................................................  24
Business.................................................................  32
Regulation...............................................................  41
Management...............................................................  46
Certain Relationships and Related Party Transactions.....................  52
Principal Stockholders...................................................  54
Description of Certain Indebtedness......................................  56
Description of Capital Stock.............................................  59
Shares Eligible for Future Sale..........................................  62
Certain United States Tax Considerations for Non-United States Holders...  64
Underwriting.............................................................  68
Legal Matters............................................................  71
Experts..................................................................  71
Additional Information...................................................  71
Index to Financial Statements............................................ F-1
Index to Pro Forma Financial Statements.................................. P-1


                                ---------------

    Except as indicated otherwise, for purposes of this prospectus, we have assumed that all outstanding shares of our Class B common stock, Class C common stock and Series D preferred stock have been converted into shares of our Class A common stock and our Class A common stock has been reclassified as "common stock." The shares of our Class B common stock and Series D preferred stock convert into our Class A common stock upon the receipt of all regulatory approvals necessary for the holders of such Class B common stock and Series D preferred stock to own Class A common stock. The Class C common stock will convert into our common stock upon the closing of this offering. We expect to complete such conversion and reclassification prior to or upon the closing of this offering.

                                ---------------

                     Dealer Prospectus Delivery Obligation

    Until     , 2000 (25 days after the commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

   This summary highlights information contained elsewhere in this prospectus. It does not contain all the information that you may consider important in making your investment decision. Therefore, you should read the entire prospectus carefully, including in particular the "Risk Factors" section.

Overview

   FairPoint Communications, Inc. is a rapidly growing, facilities-based provider of communications services. We offer an integrated suite of voice, data and Internet services to small- and medium-sized businesses in target markets throughout the United States. We began our business in 1993 for the purpose of acquiring and operating traditional telephone companies in rural markets. Since our inception, we have acquired 26 such companies, which currently operate in 16 states. In early 1998, we launched our competitive communications business by competing for business customers in Tier IV and select Tier III markets, which typically have populations of less than 100,000. These markets are generally within a 200-mile radius of the areas served by our traditional telephone companies. We refer to this approach as our "edge-out" strategy, which allows us to leverage our existing network infrastructure, operating systems and management expertise to accelerate the nationwide roll-out of our competitive communications business in a capital-efficient manner. Furthermore, the stable cash flows of our traditional telephone business provide financial capacity to help fund the growth of our competitive communications business. For 1999, after giving effect to our acquisition of TPG Communications, Inc., we had revenues of $181.8 million.

   We are pursuing a "smart-build" approach to our competitive communications network design and deployment, whereby we lease from incumbent telephone companies the lines connecting our customers to our communications facilities. Our facilities consist of state-of-the-art switching equipment, DSL connectivity, well-developed back office systems and 24-hour, 7-day a week customer care centers. Our smart-build approach enables us to utilize our existing switches without having to deploy a new switch in our target markets. This also provides us with flexibility to invest opportunistically in next generation network technology. We also believe that our smart-build approach, in conjunction with our edge-out strategy, permits us to deploy our services in new markets more quickly than our competitors by utilizing a highly scalable process. When we enter a market, we typically resell the service of the incumbent telephone company to speed market entry. Where we initially resell the services of other carriers, we move these access lines "on-net," or transition them to our own switching facilities, when economically attractive.

   We believe a substantial opportunity exists to provide our integrated suite of communications services to small- and medium-sized business customers in our target markets. These customers generally have been underserved by the large incumbent telephone companies. By contrast, our attention to our customers' needs, higher quality customer service, locally-based direct sales force and ability to provide broadband connectivity have allowed us to establish strong customer relationships. Our target markets also have a small number of competitors compared to more densely populated markets. We believe that these factors have allowed us to be successful in attracting and retaining customers in the markets we have entered.

   We believe that we have enjoyed strong success to date in terms of access lines added and market expansion. As of April 30, 2000, we provided service to over 280,000 access lines. This total includes approximately 66,200 access lines served by our competitive communications business, of which approximately 26,100 have been added since January 1, 2000. As of April 30, 2000, we had initiated competitive service in 142 markets, generally consisting of one central office serving area, and plan to serve approximately 240 markets by December 31, 2000.

   We estimate that our target competitive communications markets nationwide represent approximately 7 million business access lines that generate approximately $12 billion of annual communications revenues. We expect these markets will display strong growth in future years driven by the increasing demand for data and Internet services by businesses. We intend to capitalize on this opportunity and have already deployed, or are in the process of deploying, a number of data applications, high-speed Internet access services and e-commerce solutions that are designed for our target customers. Our target competitive communications markets also include approximately 15 million residential access lines, which we believe represent a future service opportunity for us.

   Our senior management team has a substantial amount of experience in the communications industry. Our senior executives have, on average, 22 years of experience working with a variety of incumbent and competitive telephone companies.

Business Strategy

   Our objective is to be the leading provider of voice, data and Internet services to small- and medium-sized business customers in our target markets. The key elements of our strategy are as follows:

  . leverage established operations and infrastructure of our traditional telephone business to provide us with several key advantages:

    --rapid entry into markets nationwide;

    --capital-efficient network deployment; and

    --stable cash flows to enhance growth;

  . target small-to medium-sized business customers in Tier IV and select Tier III markets;

  .  create early mover advantage through nationwide roll-out strategy;

  . increase customer loyalty and brand identity through superior customer service and local presence;

  .  offer web-enabled business applications;

  .  accelerate growth through strategic acquisitions;

  .  improve operating efficiency and profitability; and

  .  leverage our management's experience.


Recent Developments

 Acquisitions

   We intend to accelerate our growth, expand our national presence, complement our current service capabilities and increase our customer base by acquiring communications companies. We expect these acquisitions to contribute to the implementation of our competitive communications strategy. We recently made two strategic acquisitions and have one additional transaction pending.

   On April 3, 2000, we acquired TPG Communications, Inc. for approximately $217.2 million and Peoples Mutual Telephone Company for approximately $41.8 million. TPG serves approximately 52,500 access lines located primarily in the Florida panhandle region and had revenues of $34.2 million in 1999. Peoples Mutual serves approximately 7,900 access lines in central Virginia and had revenues of approximately $5.0 million in 1999. These two acquisitions will enable us to further implement our competitive communications edge-out strategy in the southeastern United States.

   On April 25, 2000, we entered into a definitive agreement to acquire Fremont Telcom Co. for approximately $35.9 million in cash and our common stock. Fremont, located in eastern Idaho, serves approximately 6,300 access lines and had revenues of approximately $6.7 million in 1999. We expect our acquisition of Fremont to close in June 2000. This acquisition will allow us to accelerate our competitive communications edge-out strategy in the northwestern United States.

 Proposed Debt Financing

   We also intend, subject to market and other conditions, to raise $200 million through a private offering of new senior subordinated notes. These notes will have a ten-year term.

 Equity Financing and Recapitalization

   In January 2000, we completed an equity financing and recapitalization, pursuant to which affiliates of Thomas H. Lee Equity Fund IV, L.P., or THL, investment partnerships affiliated with Kelso & Company, or Kelso, and certain other institutional investors and members of management acquired an aggregate of $408.8 million of our equity securities. We received $159.1 million of net proceeds in such transaction, which we used to repay debt. This transaction represented an initial investment from THL and a follow-on investment from Kelso. In addition, THL committed to invest up to an additional $50 million in our equity securities, subject to various conditions. This commitment expires on December 31, 2000.

Where You Can Find Us

   We were incorporated in New York in 1991 and reincorporated in Delaware in 1993 as MJD Communications, Inc. In April 2000, we changed our name to FairPoint Communications, Inc. Our principal offices are located at 521 East Morehead Street, Suite 250, Charlotte, North Carolina 28202 and our telephone number is (704) 344-8150. Our web site is located at www.fairpoint.com. The information on our web site is not part of this prospectus.

                                  The Offering

 Common stock we are offering..........    shares
 Common stock to be outstanding after
  this offering........................    shares (1)
 Use of proceeds....................... We intend to use the net proceeds of this offering to expand and develop
                                        our networks and services, to fund
                                        pending acquisitions and for general
                                        corporate purposes. Pending such uses,
                                        we will use the net proceeds to repay
                                        bank debt and invest in short-term
                                        interest-bearing, investment-grade
                                        securities.
 Proposed Nasdaq National Market
  symbol............................... FRPT

--------
(1) The number of shares of our common stock to be outstanding after this offering is based on the number of shares outstanding as of April 30, 2000, as adjusted to include:

  . 457,317 shares of our common stock issuable in connection with the pending acquisition of Fremont.

   Unless otherwise indicated, share information throughout this prospectus excludes:

  .      shares of our common stock that the underwriters have an option to purchase to cover over-allotments;

  . 7,053,525 shares of our common stock issuable upon the exercise of stock options outstanding as of April 30, 2000 under our 1995 stock option plan and 1998 stock incentive plan; and

  . 600,400 shares of our common stock available for future issuance under our 1995 stock option plan and 1998 stock incentive plan.

                         Summary Financial Information

   The following financial information should be read in conjunction with "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and notes thereto and unaudited pro forma condensed consolidated financial statements and notes thereto contained elsewhere in this prospectus.

                                                                   Three-Month Period
                                Year Ended December 31,             Ended March 31,
                          ---------------------------------------  -------------------
                                    Actual
                          ----------------------------  Pro Forma   Actual   Pro Forma
                            1997      1998      1999     1999(1)     2000      2000(1)
                          --------  --------  --------  ---------  --------  ---------
                                   (in thousands, except operating data)
Statement of Operations
 Data:
Revenues................  $ 47,763  $ 92,007  $147,539  $181,781   $ 44,918  $ 53,559
Operating expenses(2)...    35,324    75,445   135,839   179,052     57,560    53,198
                          --------  --------  --------  --------   --------  --------
Income (loss) from oper-
 ations.................    12,439    16,562    11,700     2,729    (12,642)      361
Interest expense(3).....    (9,293)  (27,170)  (51,185)  (74,510)   (10,165)  (15,811)
Other income (expense),
 net....................     1,515     3,097     4,930     6,147      1,799     2,415
                          --------  --------  --------  --------   --------  --------
Earnings (loss) before
 income taxes and ex-
 traordinary item.......     4,661    (7,511)  (34,555)  (65,634)   (21,008)  (13,035)
Income tax (expense)
 benefit................    (1,876)    2,112     5,615    17,122      2,826    (1,602)
Minority interest in in-
 come of subsidiaries...       (62)      (80)     (100)     (100)       (1)        (1)
                          --------  --------  --------  --------   --------  --------
Earnings (loss) before
 extraordinary item.....     2,723    (5,479)  (29,040)  (48,612)   (18,183)  (14,638)
Extraordinary item......    (3,611)   (2,521)      --        --         --        --
                          --------  --------  --------  --------   --------  --------
Net loss................      (888)   (8,000)  (29,040)  (48,612)   (18,183)  (14,638)
Preferred dividends and
 accretion..............   (22,561)       (5)      --        --         --        --
                          --------  --------  --------  --------   --------  --------
Net loss available to
 common stockholders....  $(23,449) $ (8,005) $(29,040) $(48,612)  $(18,183) $(14,638)
                          ========  ========  ========  ========   ========  ========
Other Financial Data:
Adjusted EBITDA(4)......  $ 22,669  $ 39,668  $ 51,548  $ 69,707   $ 10,475  $ 15,179
Capital expenditures....     8,262    12,433    43,509    54,659     10,472    11,181
Operating Data (at the
 end of the period):
Total access lines in
 service................    48,731   136,374   190,722   242,256    212,179   264,696
 Residential............    38,985   103,719   120,387   158,692    121,825   160,949
 Business...............     9,746    32,655    70,355    83,364     90,354   103,747
Number of competitive
 markets................       --         18       101       101        131       131
Number of central office
 switches...............        12        18        29        33         29        33
Number of employees.....       214       603       947     1,112      1,099     1,264

                                                             March 31, 2000
                                                        ------------------------
                                                                    Pro Forma
                                                         Actual   As Adjusted(1)
                                                        -------- ---------------
                                                             (in thousands)
Balance Sheet Data:
Cash and cash equivalents.............................. $ 58,660
Working capital........................................   62,351
Property, plant and equipment, net.....................  181,597
Total assets...........................................  572,736
Total long-term debt...................................  363,658
Total stockholders' equity.............................  135,759

-------
(1) Summary pro forma statement of operations data for 1999 and the three-month period ended March 31, 2000, includes the effects of the January 2000 equity financing and recapitalization, the acquisition of TPG, which closed after March 31, 2000, and the anticipated sale of our senior subordinated notes as if they had occurred on January 1, 1999. Summary pro forma as adjusted balance sheet data include the effects of the January 2000 equity financing and recapitalization, the acquisition of TPG, the anticipated sale of our senior subordinated notes and the consummation of this offering as if they had occurred on March 31, 2000. Pro forma and pro forma as adjusted financial information does not include the effects of our acquisition of Peoples Mutual and our pending acquisition of Fremont, nor does it include pre-acquisition results for all acquisitions completed in 1999.
(2) For the three-month period ended March 31, 2000, operating expenses includes $12.3 million of compensation charges for stock-based compensation to employees.
(3) In 1999 and Pro Forma 1999, interest expense includes $13.3 million related to the retirement of warrants of one of our subsidiaries. See Note 9 to our consolidated financial statements.
(4) Adjusted EBITDA represents net earnings (loss) plus interest expense, income taxes, depreciation and amortization, extraordinary items, and non-cash stock-based compensation charges. Adjusted EBITDA is presented because management believes it provides useful information regarding our ability to incur and/or service debt. Management expects that investors may use this data to analyze and compare other communications companies with us in terms of operating performance, leverage and liquidity. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be construed as a substitute for consolidated net earnings (loss) as a measure of performance, or for cash flow as a measure of liquidity. Adjusted EBITDA as calculated by us is not necessarily comparable to similarly captioned amounts of other companies.

                                  RISK FACTORS

   You should carefully consider the risks described below before making an investment decision.

                         Risks Related to Our Business

Our limited operating history in providing competitive communications services makes evaluating our performance difficult.

   We launched our competitive communications business in April 1998. As a result of our limited history of operations as a competitive communications provider, you have limited operating and financial data about our competitive communications business upon which to base an evaluation of our past performance and how we may perform in the future. Our ability to provide an integrated suite of communications services and generate operating profits and positive operating cash flow will depend principally upon our ability to:

  .  attract and retain an adequate number of customers;

  .  enter new markets and compete successfully in them;

  .  raise additional capital to fund our capital expenditure plans;

  .  attract and retain qualified personnel;

  .  develop our operational support and other back office systems;

  . obtain and maintain governmental authorizations to operate as a competitive communications provider; and

  . enter into and implement co-location and interconnection agreements with incumbent telephone companies on satisfactory terms.

   We cannot assure you that we will be able to achieve any of these objectives, generate sufficient revenues to achieve or sustain profitability in our operations, meet our working capital and debt service requirements or compete successfully in our markets.

We expect to have losses and negative cash flow for the next few years.

   We expect to incur substantial operating and net losses and negative operating cash flow for the next few years. We intend to rapidly and substantially increase our capital expenditures and operating expenses in connection with entering new markets and expanding our competitive communications business. To date, we have incurred substantial net losses. As of March 31, 2000, we had an accumulated deficit of $83.2 million. For 1999, we had a net loss of $29.0 million. For the three-month period ended March 31, 2000, we had a net loss of $18.2 million. We expect that each of our competitive communications markets will generally produce negative operating cash flow for at least 18 months after we commence operations in such market. Our inability to generate positive cash flow may restrict our ability to pursue our business strategy, which would have an adverse effect on our business.

Potential customers may resist us as a new provider of communications services, which would reduce our ability to increase our revenues.

   Our success will depend upon the willingness of additional customers to accept us as a new provider of communications services. We cannot assure you that we will be successful in overcoming any resistance of potential customers to the idea of changing their service provider, particularly customers that purchase services from the incumbent telephone companies. Nor can we assure you that customers will buy our services. A lack of customer acceptance would reduce our ability to increase our revenues and would adversely affect our business.

The market for our data and Internet services is rapidly evolving and we cannot predict whether the market for our services will continue to grow.

   An element of our strategy is to deliver data and Internet services. The market for data and Internet services is rapidly evolving. We cannot assure you that growth in demand for these services will occur as expected. A number of critical issues concerning commercial viability of these services, including security, reliability, ease and cost of access and quality of service, may remain unresolved and may negatively affect our growth. To be successful, we must develop and market our services in a rapidly changing competitive marketplace. Therefore, there is a risk that the data and Internet services we decide to offer will become obsolete before they can be profitably sold. If the market for these services grows more slowly than we anticipate or becomes saturated with competitors, our business may be adversely affected.

Our failure to properly manage our anticipated growth could adversely affect the continued implementation and expansion of our service offerings.

   If we successfully implement our competitive communications business plan, we will rapidly expand our operations. We cannot assure you that we will successfully implement or maintain the operational, financial and information systems necessary to manage a business in our highly competitive, evolving industry. Any failure to implement and improve these systems at a pace consistent with the anticipated growth of our business and industry changes could cause customers to switch service providers, which could adversely affect our business.

   We expect to expand our business to include additional capital assets, markets and communications services. We cannot assure you that we can:

  . deploy these additional capital assets or that such deployment will be technically or economically feasible;

  .  successfully develop or market additional services; or

  . operate and maintain our networks and communications services profitably.

If we are unable to attract and retain key management and personnel, we may not be able to implement our business plan.

   We believe that our future success will be due, in large part, to our experienced management team, including Messrs. Thomas, Johnson, Buckley, Leach and Duda. Losing the services of one or more members of our senior management team could adversely affect our business and our expansion efforts and possibly prevent us from:

  . further deploying and improving our operational, financial and information systems and controls;

  . hiring and retaining qualified sales, marketing, administrative, operating and technical personnel; and

  .  training and managing new personnel.

   In addition, competition for qualified employees in the communications industry has intensified in recent years and may become even more intense in the future. Our ability to implement our business plan is dependent on our ability to hire and retain a large number of qualified new employees each year. If we are unable to hire sufficient qualified personnel, customers could experience delays in installation of service or experience lower levels of customer care and our ability to increase our revenues could be impaired.

We may not be able to compete effectively.

   We face, or will face, significant competition in the markets in which we currently provide and intend to provide competitive communications services. Many of our competitors are substantially larger and have greater financial, technical and marketing resources than we do. In particular, larger competitors have certain advantages over us, which could cause us to lose customers and impede our ability to attract new customers, including:

  .  long-standing relationships and greater name recognition with customers;

  . financial, technical, marketing, personnel and other resources substantially greater than ours;

  .  more capital to deploy communications services;

  .  potential to lower prices of competitive communications services; and

  .  fully deployed networks.

   These factors place us at a disadvantage when we respond to our competitors' pricing strategies, technological advances and other initiatives. Additionally, our competitors may develop services that are superior to ours or that achieve greater market acceptance.

   We face competition from other current and potential market entrants, including:

  . domestic and international long distance providers seeking to enter, re-enter or expand entry into the local communications marketplace;

  . other domestic and international competitive communications providers, resellers, cable television companies and electric utilities; and

  .  providers of broadband and Internet services.

   A continuing trend toward combinations and strategic alliances in the communications industry could give rise to significant new competitors. This could cause us to lose customers and impede our ability to attract new customers.

We need significant additional capital to implement our business plan.

   We will need significant additional financing to grow our competitive communications business. In addition, our actual funding requirements may differ materially if the assumptions underlying our estimated requirements turn out to be incorrect. We may seek additional financing earlier than we currently anticipate if:

  . we alter the schedule, proposed markets or scope of our network deployment plan;

  .  we acquire other businesses; or

  . we are unable to generate revenues in the amount and in the time frame we expect or we experience unexpected cost increases.

   Such additional financing may be in the form of additional debt, which would increase our leverage, or the issuance of additional stock, which would be dilutive to our stockholders. We may not be able to raise sufficient additional capital at all or on terms that we consider acceptable. If we are unable to obtain adequate funds on acceptable terms and on a timely basis, our ability to implement our expansion plans, operate and deploy our networks or respond to competitive pressures would be significantly impaired. This limitation could adversely affect our business.

Our substantial amount of debt limits our ability to obtain additional financing and could adversely affect our business in several other ways.

   The level of our outstanding debt greatly exceeds the level of our revenues and stockholders equity. As of April 30, 2000, after giving effect to our proposed $200 million debt financing, we had $568.1 million of total consolidated long-term debt outstanding.

   Our large amount of debt could significantly affect our business for the following reasons:

  . it limits our ability to obtain additional financing to complete our network deployment plan, to develop new services or to otherwise respond to unanticipated competitive pressures;

  . it forces us to dedicate a substantial portion of our operating cash flow to fund interest expense on our senior credit facility and our senior subordinated and floating rate notes, thereby reducing funds available for working capital, capital expenditures or other purposes;

  . it makes us vulnerable to interest rate fluctuations because some of our credit facility loans bear interest at variable rates;

  . it limits our ability to compete with companies that are not as highly leveraged as we are, especially those that may be able to price their service offerings at levels below those we can or are willing to match; and

  . it limits our ability to expand into new markets and to react to changing market conditions, changes in our industry and economic downturns.

   We anticipate incurring significant additional debt in the future to fund our capital expenditures and the roll-out of our competitive communications business plan. We also may incur debt to finance future acquisitions. If new debt is added to our current debt levels, the related risks that we and you now face could intensify.

Our existing debt instruments include restrictive and financial covenants that limit our operating flexibility.

   Our credit facility, the credit facility of our wholly-owned subsidiary FairPoint Communications Solutions Corp., or FairPoint Solutions, and the indenture relating to our senior subordinated notes contain covenants that, among other things, restrict our ability to take specific actions, even if we believe such actions are in our best interest. These include restrictions on our ability to:

  .  incur additional debt;

  . pay dividends or distributions on, or redeem or repurchase, capital stock;

  .  create liens or negative pledges with respect to our assets;

  .  make investments, loans or advances, including to FairPoint Solutions;

  .  make capital expenditures;

  . issue, sell or allow distributions on capital stock of specified subsidiaries;

  .  enter into sale and leaseback transactions;

  .  prepay or defease specified indebtedness;

  .  enter into transactions with affiliates;

  .  enter into specified hedging arrangements;

  .  merge, consolidate or sell our assets; and

  .  engage in any business other than communications.

   In particular, our credit facility and the indenture relating to our senior subordinated notes limit our ability to downstream funds to FairPoint Solutions, our subsidiary that engages in our competitive communications business. Furthermore, we are required to maintain specified financial ratios and meet financial tests under our credit facilities and our senior subordinated notes. We cannot assure you that we will be able to meet these requirements or satisfy these covenants in the future. If we fail to do so, our debts could become immediately payable at a time when we are unable to pay them, which could have an adverse effect on our business.

We are dependent on the incumbent telephone companies for physical plant and co-location space.

   We rely on the incumbent telephone companies in our competitive communications markets for copper and fiber optic telephone lines and co-location space. These carriers compete with us in providing digital subscriber line, or DSL, and other services and, accordingly, may be reluctant to make capital expenditures to purchase and install additional equipment or cooperate with us in meeting our supply needs. The Federal Communications Commission, or FCC, requires incumbent telephone companies to take affirmative steps to enable competitive carriers, such as us, to offer service over the incumbent telephone companies' networks. FCC rules give the incumbent telephone companies flexibility regarding the timing, technical standards and charges, which the incumbent telephone companies may use to delay network modification and other services that we may need to provide service.

   In many cases, we plan to co-locate our equipment and facilities at the central offices of the incumbent telephone company in a market where we intend to offer competitive communications services. Co-location space may not be available in a particular central office, and we may face competition from other communications companies to obtain available space. The incumbent telephone companies may reject some of our co-location applications, and we may experience delays. The Telecommunications Act of 1996 requires that, in order to qualify for authority to sell long distance services in regions where they traditionally provided local exchange services, the incumbent telephone companies that are the former regional Bell operating telephone companies must cooperate with other communications companies in establishing co-location facilities. These incumbent telephone companies could be less cooperative with us after such authority is granted. If the incumbent telephone companies do not provide us with transmission facilities on a timely basis and we are unable to obtain transmission facilities from other providers, the roll-out of our competitive communications network may be delayed, or become more expensive than we anticipated, and our business could be adversely affected.

Our business is dependent on our ability to negotiate and enter into interconnection agreements with incumbent telephone companies.

   We must negotiate and enter into interconnection agreements with each incumbent telephone company in whose service area we wish to do business. Interconnection agreements address various matters, including the price and terms for the co-location of our equipment in the incumbent telephone companies' central offices and our lease of the telephone lines necessary to connect a customer to our facilities. We have obtained interconnection agreements with various regional Bell operating companies and large independent telephone companies. These interconnection agreements are generally short-term, and we may be unable to renew the interconnection agreements on acceptable terms or at all. Some of our agreements currently have one year or less remaining before we will have to renegotiate them. In addition, we cannot be sure that the incumbent telephone companies will abide by their obligations under those agreements. Delays in obtaining interconnection arrangements will delay our entry into new markets. In addition, disputes may arise between us and incumbent telephone companies with respect to interconnection agreements, and we may be unable to resolve those disputes in our favor or in a timely manner. If we are unable to enter into, or experience a delay in obtaining, interconnection agreements, our business could be adversely affected.

We are unable to control the terms or timing of extending our interconnection agreements.

   Our access to the incumbent local carriers' co-location and transmission facilities and copper and fiber optic lines depends on our ability to maintain interconnection agreements with such carriers. Many of our interconnection agreements provide that if the term expires before we have a replacement agreement, we may continue on the rates, terms and conditions of the original interconnection agreement on a month-to-month basis, but we may not be able to take advantage of any lower prices that the incumbent telephone companies may offer. Some of our other interconnection agreements provide that if the term expires before we have a replacement agreement, the rates, terms and conditions of the original interconnection agreement may be superseded by more generic and potentially less favorable rates, terms and conditions. In addition, we may not be able to negotiate new agreements on terms favorable to us. State regulatory commissions, the FCC and the courts oversee our interconnection agreements as well as the terms and conditions under which we gain access to incumbent local carrier copper and fiber optic telephone lines and transmission facilities and co-location. These governmental entities may modify the terms or prices applicable to our interconnection agreements and the terms governing our access to copper and fiber optic telephone lines, transmission facilities, and co-location in ways that would be adverse to our business.

We may not be able to successfully integrate new technologies or respond effectively to customer requirements.

   The communications industry is subject to rapid and significant changes in technology, frequent new service introductions and evolving industry standards. We cannot predict the effect of these changes on us or our industry. Technological developments may reduce the competitiveness of our networks and require unbudgeted upgrades or the procurement of additional products that could be expensive and time consuming. If we fail to adapt successfully to technological changes or obsolescence or fail to obtain access to important new technologies, we could lose customers and be limited in our ability to attract new customers.

A system failure could cause delays or interruptions of service, which could cause us to lose customers.

   To be successful, we will need to provide our customers reliable service over our network. Some of the risks to our network and infrastructure include:

  .  physical damage to access lines;

  .  power surges or outages;

  .  capacity limitations;

  .  software defects;

  .  lack of redundancy; and

  .  disruptions beyond our control.

   Disruptions may cause interruptions in service or reduced capacity for customers, either of which could cause us to lose customers.

If our back office and customer care systems are unable to meet the needs of our customers, we may lose customers.

   Sophisticated back office processes and information management systems are vital to our anticipated growth and our ability to achieve operating efficiencies. We are dependent on third-party vendors for billing, provisioning and customer support systems. We cannot assure you that these systems will perform as expected as we increase our number of customers. If they fail to perform as expected, we could lose customers. The following could prevent our back office and customer care systems from meeting the needs of our customers:

  . failure of third-party vendors to deliver products and services in a timely manner at acceptable costs;

  .  our failure to identify key information and processing needs;

  .  our failure to integrate products or services effectively;

  .  our failure to upgrade systems as necessary; or

  .  our failure to attract and retain qualified systems support personnel.

   Furthermore, as our suppliers revise and upgrade their hardware, software and equipment technology, we could encounter difficulties in integrating this new technology into our business or find that such new hardware, software and technology is not appropriate for our business. In addition, our right to use such hardware, software and technology depends upon license agreements with third party vendors. Vendors may cancel or elect not to renew some of these agreements, which may adversely affect our business.

We face risks associated with acquired businesses and potential acquisitions.

   We have grown rapidly by acquiring other businesses. Since 1993, we have acquired 26 traditional telephone companies. We expect that a portion of our future growth will result from additional acquisitions, some of which may be material. Growth through acquisitions entails numerous risks, including:

  . significant strain on our financial, management and operational resources, including the distraction of our management team in identifying potential acquisition targets, conducting due diligence and negotiating acquisition agreements;

  . difficulties in integrating the network, operations, personnel, products, technologies and financial, computer, payroll and other systems of acquired businesses;

  . difficulties in enhancing our customer support resources to adequately service our existing customers and the customers of acquired businesses;

  . the potential loss of key employees or customers of the acquired businesses;

  . difficulties in integrating our business in geographic and business markets in which we have little or no prior experience;

  .  unanticipated liabilities or contingencies of acquired businesses;

  . fluctuations in our operating results caused by incurring considerable expenses to acquire businesses before receiving the anticipated revenues expected to result from the acquisitions;

  . reduced earnings due to increased goodwill amortization from acquired businesses; and

  .  dilution to existing stockholders if we use stock to acquire businesses.

   We cannot assure you that we will be able to successfully complete the integration of the businesses that we have already acquired or successfully integrate any businesses that we might acquire in the future. If we fail to do so, or if we do so but at greater cost than we anticipated, or if our acquired businesses do not experience significant growth, there will be a significant risk that our business will be adversely affected.

We may face significant future liabilities or compliance costs in connection with environmental and worker health and safety matters.

   Our operations and properties are subject to federal, state and local laws and regulations relating to protection of the environment, natural resources, and worker health and safety, including laws and regulations governing the management, storage and disposal of hazardous substances, materials and wastes. Under certain environmental laws, we could be held liable, jointly and severally and without regard to fault, for the costs of investigating and remediating any contamination at owned or operated properties; or for contamination arising from the disposal by us or our predecessors of hazardous wastes at formerly-owned properties or at third-party waste disposal sites. In addition, we could be held responsible for third-party property or personal injury claims relating to any such contamination or relating to violations of environmental laws. Changes in existing laws or regulations or future acquisitions of businesses could require us to incur substantial costs in the future relating to such matters.

                                Regulatory Risks

The failure to obtain necessary regulatory approvals, or to satisfy other closing conditions, could impede the consummation of a pending acquisition.

   Our pending acquisitions are, and our future acquisitions likely will be, subject to federal, state and local regulatory approvals. We cannot assure you that we will be able to obtain any necessary approvals or that we will be able to obtain such approvals on favorable terms. These pending acquisitions are, and future acquisitions likely will be, also subject to a number of other closing conditions. We cannot assure you as to when, or if, each such acquisition will be consummated. Any delay, prohibition or modification could adversely affect the terms of a pending or future acquisition or could require us to abandon an otherwise attractive acquisition opportunity.

We are subject to significant regulation that could change in a manner adverse to us.

   We operate in a heavily regulated industry, and the majority of our revenues generally have been supported by regulations, including in the form of support for the provision of telephone services in rural areas. Laws and regulations applicable to us and our competitors may be, and have been, challenged in the courts, and could be changed by Congress or regulators at any time. In addition, any of the following have the potential to have a significant impact on us:

   Risk of loss or reduction of network access charge revenues. Almost fifty percent of our revenues come from network access charges, which are paid to us by intrastate carriers and interstate long distance carriers for originating and terminating calls in the regions served. The amount of access charge revenues that we receive is calculated based on guidelines set by federal and state regulatory bodies, and such guidelines could change at any time. The FCC continues to reform the federal access charge system. States often mirror these federal rules in establishing intrastate access charges. It is unknown at this time what changes, if any, the FCC may eventually adopt. Furthermore, to the extent our traditional telephone companies become subject to competition, such access charges could be paid to competing communications providers rather than to us. Regulatory developments of this type could adversely affect our business.

   Risk of loss or reduction of Universal Service Support. We receive Universal Service Support Fund, or USSF, revenues to support the high cost of our operations in rural markets. Such support payments represented 4.9% of revenues in 1999. If our traditional telephone companies were unable to receive support from the Universal Service Support Fund, or if such support was reduced, many of our traditional telephone companies would be unable to operate as profitably as they historically have operated.

   In addition, potential competitors generally cannot, under current laws, receive the same universal service support enjoyed by our traditional telephone companies. Our traditional telephone companies therefore enjoy a significant competitive advantage, which could, however, be removed by regulators at any time. The Telecommunications Act provides that competitors could obtain the same support as we do if a state commission determines that granting such support to competitors would be in the public interest. If such universal service support were to become available to potential competitors, we might not be able to compete as effectively or otherwise continue to operate as profitably in our traditional telephone markets. Any shift in universal service regulation could, therefore, have an adverse effect on our business.

   In 1998, the FCC made certain modifications to the universal service support system that limit the support available to us and which could adversely impact our operations in the future. Furthermore, the method for calculating the amount of such support could change in 2001. It is unclear whether the chosen methodology will accurately reflect the costs incurred by our traditional telephone companies, and whether it will provide for the same amount of universal service support that our traditional telephone companies have enjoyed in the past. In addition, several parties have raised objections to the size of the universal service support fund and the types of services eligible for support. The outcome of any of these proceedings or other legislative or regulatory changes could affect the amount of universal service support that we receive, and could have an adverse effect on our business.

   Risk of loss of protected status under interconnection rules. Our traditional telephone companies do not have to comply with the Telecommunications Act's more burdensome requirements governing the rights of competitors to interconnect to our traditional telephone companies' networks. If state regulators decide that it is in the public's interest to impose these interconnection requirements on us, more competitors could enter our traditional telephone markets than are currently expected and we could incur additional administrative and regulatory expenses as a result of such newly imposed interconnection requirements.

   Risk of inability to receive unbundled network elements from incumbent telephone companies. Our competitive communications business strategy depends in large part on our ability to provide service to our customers through an unbundled network element platform, whereby we lease various elements of the incumbent telephone company's network that we use to provide local telephone service. This ability depends in turn on FCC and state commission rulings requiring incumbent telephone companies to lease us the necessary network elements. If those rules are changed by the FCC or state commissions, or are struck down by the courts, our ability to provide service to our customers through an unbundled network element platform could be adversely affected. For example, the FCC could remove one or more of the necessary elements from the list of elements that the incumbent telephone companies are required to provide to us. If an unbundled network platform does not continue to be available on the favorable terms ordered by the states, our business could be adversely affected. The list of unbundled network elements that must be made available to competitors is currently the subject of FCC and court review. The United States Court of Appeals for the Eighth Circuit is currently considering challenges to the pricing methodology established by the FCC for setting the rates paid by telecommunications service providers to incumbent telephone companies for access to network elements. If the court strikes down some or all of the FCC's pricing methodology and that methodology is ultimately replaced with a methodology that imposes higher rates for network elements, our business could be adversely affected.

   Risks posed by costs of regulatory compliance. Regulations create significant compliance costs for us. In addition, because regulations differ from state to state, we could face significant obstacles in obtaining information necessary to compete effectively as we try to enter markets in different regulatory environments. Such information barriers could cause us to incur substantial costs, and encounter significant obstacles and delays in entering such markets. Compliance costs and information barriers could also affect our ability to evaluate and compete for new acquisition opportunities as they arise, and pose other obstacles to our ability to grow or operate, any of which could be material.

   Our subsidiaries that provide intrastate services are also generally subject to certification, tariff filing and other ongoing regulatory requirements by state regulators. Challenges to these tariffs by regulators or third parties could cause us to incur substantial legal and administrative expenses.

Regulatory changes in the telecommunications industry involve uncertainties, and the resolution of these uncertainties could adversely affect our business by facilitating greater competition against us, reducing potential revenues or raising our costs.

   The Telecommunications Act provides for significant changes in the telecommunications industry, including the local telecommunications and long distance industries. This federal statute and the related regulations remain subject to judicial review and additional rulemakings of the FCC, thus making it difficult to predict what effect the legislation will have on us, our operations and our competitors. Several regulatory and judicial proceedings have recently concluded, are underway or may soon be commenced, that address issues affecting our operations and those of our competitors, which may cause significant changes to our industry. We cannot predict the outcome of these developments, nor can we assure that these changes will not have a material adverse effect on us.

   For a more thorough discussion of the regulatory issues that may affect our business, see "Regulation."

                         Risks Related To This Offering

Our management has broad discretion over the use of proceeds from this offering, which could adversely affect our business and depress our stock price.

   We intend to use the net proceeds of this offering to expand our existing networks and services; to develop and acquire new networks and services; to acquire other communications companies; and for general corporate purposes, including funding operating losses and working capital. If our management does not effectively use the net proceeds from this offering, our stock price could decline.

THL and Kelso will own a controlling interest in our voting securities after this offering.

   THL and Kelso will beneficially own % and %, respectively, of our outstanding shares of common stock following the completion of this offering and % and %, respectively, if the underwriters' overallotment option is exercised in full. As a result, THL and Kelso will exercise significant control over all matters requiring stockholder approval. Furthermore, if the THL equity committment were exercised, THL would own approximately % of our outstanding shares of common stock. Following the closing of this offering, we anticipate entering into a new stockholders agreement pursuant to which THL and Kelso will have the right to designate, in the aggregate, at least a majority of our board of directors. The concentrated holdings of THL and Kelso and the presence of their designees on our board of directors may result in a delay or the deterrence of possible changes in control of our company, which may reduce the market price of our common stock.

Provisions in our charter documents and Delaware law might deter acquisition bids for us.

   Our amended and restated certificate of incorporation, bylaws and anticipated new stockholders agreement provide for, among other things: a classified board of directors; with various exceptions which apply if Kelso and THL own a certain percentage of our common stock, the inability of our stockholders to call special meetings of stockholders, to act by written consent unless the consent is unanimous, to remove any director or the entire board of directors without cause, or to fill any vacancy on the board of directors; and advance notice requirements for stockholder proposals. Subject to certain consent rights of THL and Kelso under our anticipated new shareholders agreement, our board of directors will also be permitted to authorize the issuance of preferred stock without any vote or further action by the stockholders. These provisions and other provisions under Delaware law could make it more difficult for a third party to acquire us, even if doing so would benefit our stockholders.

Our stock does not have a trading history and may be extremely volatile because we operate in a rapidly changing industry.

   Prior to this offering, there has not been a public market for our common stock, and the trading price of our common stock is likely to be volatile. The stock market has experienced extreme volatility which has often been unrelated to the operating performance of particular companies. We cannot be sure that an active public market for our common stock will develop or continue after this offering. Investors may not be able to sell their common stock at or above our initial public offering price or at all. Prices for our common stock will be determined in the marketplace and may be influenced by many factors, including variations in our financial results, changes in earnings estimates by industry research analysts, investors perceptions of us and general economic, industry and market conditions.

Future sales of our common stock may lower our stock price.

   If our existing stockholders sell a large number of shares of our common stock following this offering, the market price of the common stock could decline significantly. In addition, the perception in the public market that our existing stockholders might sell shares of common stock could depress the market price of our common stock, regardless of the actual plans of our existing stockholders. Immediately after this offering, approximately
     shares of our common stock will be outstanding, or       if the
underwriters'
overallotment option is exercised in full. Of these shares,       of the shares
included in this offering
will be available for immediate resale in the public market, except those held by our "affiliates." All of the remaining shares are subject to lock-up agreements restricting the sale of such shares for 180 days from the date of this prospectus. However, the underwriters may waive this restriction and allow these stockholders to sell their shares at any time.

Investors will experience immediate and substantial dilution in the book value of their investment.

   If you purchase shares of our common stock in this offering, you will
experience immediate dilution of $       per share because the price that you
pay will be substantially greater than the net tangible book value per share of the shares you acquire. This dilution is due in large part to the fact that our earlier investors paid substantially less than the public offering price when they purchased their shares. You will also experience additional dilution if the THL equity commitment is exercised and upon the exercise of stock options to purchase common stock by the holders of such options.

This prospectus contains forward-looking statements that may not be accurate indicators of our future performance.

   Many statements under the captions "Prospectus Summary", "Risk Factors", "Use of Proceeds", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Business", "Regulation" and elsewhere in this prospectus are forward-looking statements. These "forward-looking" statements include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in the prospectus that are not historical facts. When used in this prospectus, the words "expects", "anticipates," "intends", "plans", "believes", "seeks", "estimates" and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including our plans, objectives, expectations and intentions and other factors discussed in this "Risk Factors" section and other parts of this prospectus. You should not place undue reliance on these forward-looking statements, which reflect our management's view only as of the date of this prospectus.

                                USE OF PROCEEDS

   We expect to realize net proceeds of $     million from this offering after
deducting underwriting discounts and commissions and estimated offering
expenses, assuming an initial public offering price of $   per share.

   We intend to use approximately $8.5 million of the net proceeds of this offering to pay Kelso fees owed to it in connection with the January 2000 equity financing and recapitalization. We intend to use the balance of the net proceeds of this offering to expand our existing networks and services, to develop and acquire new networks and services, to fund future acquisitions and for general corporate purposes, including funding operating losses and working capital. Pending actual use, we intend to use the net proceeds to repay revolving debt under our credit facility and the FairPoint Solutions credit facility and invest in short-term interest-bearing, investment-grade securities.

   All revolving loans under our credit facility mature on September 30, 2004 and bear interest at LIBOR plus 2.5%. As of April 30, 2000, there were $197.4 million of borrowings outstanding under the revolving portions of our credit facility. We have used the proceeds from such borrowings to fund acquisitions and capital expenditures, and for general corporate purposes.

   All loans under the FairPoint Solutions credit facility mature on October 20, 2004. Loans under the FairPoint Solutions credit facility bear interest at LIBOR plus 4.25%. As of April 30, 2000, there were no borrowings outstanding under the FairPoint Solutions credit facility. FairPoint Solutions has used the proceeds from such borrowings to fund capital expenditures and for general corporate purposes.

                                DIVIDEND POLICY

   We have never paid any dividends on our common stock. We expect to retain earnings, if any, for the future to operate and expand our competitive communications business, and we do not anticipate paying any cash dividends in the foreseeable future. In addition, our credit facility and the indenture governing our senior subordinated notes limit our ability to pay dividends on our common stock.

                                 CAPITALIZATION

   The following table sets forth cash and cash equivalents and our capitalization as of March 31, 2000 on an actual basis, on a pro forma basis, the acquisition of TPG, the conversion of FairPoint Solutions options into FairPoint options in April 2000 and the closing of the proposed offering of our new senior subordinated notes, and pro forma as adjusted for this offering.

   The pro forma as adjusted financial information also gives effect to:

  .  our sale of    shares of our common stock in this offering at an assumed
     initial public offering price of $   per share and our receipt of the
     net proceeds of that sale, after deducting underwriting discounts and commissions and estimated offering expenses; and

  . the conversion of all of our outstanding Class B common stock, Class C common stock and Series D preferred stock into Class A common stock and the subsequent reclassification of all of our Class A common stock into common stock, all of which will occur prior to or upon the closing of this offering.

   This table should be read in conjunction with our consolidated financial statements and the notes thereto and unaudited pro forma condensed consolidated financial statements and the notes thereto included elsewhere in this prospectus.

                                                       March 31, 2000
                                                -------------------------------
                                                            Pro      Pro Forma
                                                 Actual    Forma    As Adjusted
                                                --------  --------  -----------
                                                   (dollars in thousands)
Cash and cash equivalents......................  $58,660   $40,561
                                                ========  ========     ====
Long-term debt, including current portion...... $363,658  $563,658
                                                --------  --------     ----
Stockholders' equity:
  Preferred stock:
    Series D nonvoting, convertible............      215       215      --
  Common stock:
    Class A voting.............................      115       115      --
    Class B nonvoting, convertible.............      125       125      --
    Class C nonvoting, convertible.............       43        43
    Common stock, par value $0.01 per share,
     authorized 400,000,000 shares, issued and
     outstanding    shares on a pro forma as
     adjusted basis............................      --        --
Additional paid-in capital.....................  214,715   230,641
Accumulated other comprehensive income.........    3,710     3,710
Unearned compensation..........................      --    (15,926)
Accumulated deficit............................  (83,164)  (83,164)
                                                --------  --------     ----
    Total stockholders' equity.................  135,759   135,759
                                                --------  --------     ----
    Total capitalization....................... $499,417  $699,417
                                                ========  ========     ====

                                    DILUTION

   If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock. At March 31, 2000, the net tangible book value of our common
stock was $   million or $   per share of common stock.

   "Net tangible book value" per share represents the amount of our total tangible assets reduced by the amount of our total liabilities, divided by the number of shares of common stock outstanding. As of March 31, 2000, the net tangible book value of our common stock, on a pro forma basis as adjusted for the sale of shares offered in this offering and the application of the
estimated net proceeds from that sale of $   million, would have been
approximately $   per share. This value is based on an assumed initial public
offering price of $   per share and the deduction of underwriting discounts and
commissions and our other estimated offering expenses. The difference between the pro forma and pro forma as adjusted net tangible book value of our common
stock represents an immediate increase of $   per share to our existing
stockholders and an immediate dilution of $   per share to new investors who
purchase shares in this offering. The following table illustrates this per share dilution.

     Assumed initial public offering price per share...................... $
       Pro forma net tangible book value per share of common stock before this offering..................................................... $
       Estimated increase in net tangible book value per share of common stock attributable to this offering............................... $
     Pro forma net tangible book value per share after this offering......
                                                                           ---
     Dilution of net tangible book value per share of common stock to new stockholders........................................................ $
                                                                           ===

   The following table sets forth, on a pro forma basis as of March 31, 2000, the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by the existing stockholders and by new stockholders, based upon an assumed initial public offering price of $____ per share:

                                    Shares
                                  Purchased    Total Consideration      Average
                                -------------- ----------------------    Price
                                Number Percent  Amount      Percent    Per Share
                                ------ ------- ---------   ----------  ---------
Existing stockholders..........            %    $                    %    $
New stockholders...............            %                         %    $
                                 ---     ---    ---------    ---------
  Total........................            %    $                    %
                                 ===     ===    =========    =========

   The foregoing tables assume no exercise of outstanding stock options to
purchase       shares of common stock or of the underwriters' over-allotment
option to purchase up to     shares of common stock. Assuming exercise of this
over-allotment option, investors purchasing shares in this offering would
experience immediate dilution of $    per share and the net tangible book value
of our common stock after this offering would be $    per share. Following this
offering, assuming the exercise of the underwriters' over-allotment option, the exercise of the THL equity commitment and the exercise of all outstanding stock
options, the net tangible book value would be $    per share and investors
purchasing shares in this offering would experience immediate dilution of $ per share.

                            SELECTED FINANCIAL DATA

   The selected financial data presented below under the captions "Statement of Operations Data," "Balance Sheet Data" and "Summary Cash Flow Data" for, and as of the end of, each of the years in the four-year period ended December 31, 1999, are derived from the consolidated financial statements of FairPoint and its subsidiaries, which financial statements have been audited by KPMG LLP, independent certified public accountants. The consolidated financial statements as of December 31, 1998 and 1999, and of each of the years in the three-year period ended December 31, 1999, and the report thereon, are included elsewhere in this prospectus. The selected "Statement of Operations Data" and "Summary Cash Flow Data" for the year ending December 31, 1995, and the Balance Sheet Data as of December 31, 1995 and 1996 are derived from unaudited consolidated financial statements not included herein. The selected financial data as of March 31, 2000, and for the three-month periods ended March 31, 1999 and 2000, has been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. In the opinion of management, the unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, which consist only of normal recurring adjustments, necessary for a fair presentation of the financial position and the results of operations for these periods. The following financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and notes thereto contained elsewhere in this prospectus.

                                                                          Three-Month
                                                                          Period Ended
                                  Year Ended December 31,                  March 31,
                         ---------------------------------------------  -----------------
                          1995     1996      1997     1998      1999     1999      2000
                         -------  -------  --------  -------  --------  -------  --------
                          (in thousands, except per share data and operating data)
Statement of Operations
 Data:
Revenues................ $24,749  $30,356  $ 47,763  $92,007  $147,539  $32,828  $ 44,918
                         -------  -------  --------  -------  --------  -------  --------
Operating expenses:
 Network operating
  costs.................   5,153    5,936    14,465   27,264    49,306    9,474    21,145
 Selling, general and
  administrative........   6,433    7,577    12,082   28,092    51,515    9,750    15,096
 Depreciation and
  amortization..........   5,757    6,644     8,777   20,089    31,632    7,182     8,996
 Stock-based
  compensation expense..     --       --        --       --      3,386       50    12,323
                         -------  -------  --------  -------  --------  -------  --------
Total operating
 expenses...............  17,343   20,157    35,324   75,445   135,839   26,456    57,560
                         -------  -------  --------  -------  --------  -------  --------
Income (loss) from
 operations.............   7,406   10,199    12,439   16,562    11,700    6,372   (12,642)
                         -------  -------  --------  -------  --------  -------  --------
Interest expense(1).....  (7,267)  (9,605)   (9,293) (27,170)  (51,185)  (9,334)  (10,165)
Other income, net.......     892      829     1,515    3,097     4,930      916     1,799
                         -------  -------  --------  -------  --------  -------  --------
Earnings (loss) before
 income taxes and
 extraordinary item.....   1,031    1,423     4,661   (7,511)  (34,555)  (2,046)  (21,008)
Income tax (expense)
 benefit................    (547)  (1,462)   (1,876)   2,112     5,615      231     2,826
Minority interest in
 income of
 subsidiaries...........      (6)     (33)      (62)     (80)     (100)     (26)       (1)
                         -------  -------  --------  -------  --------  -------  --------
Earnings (loss) before
 extraordinary item.....     478      (72)    2,723   (5,479)  (29,040)  (1,841)  (18,183)
Extraordinary item......     --       --     (3,611)  (2,521)      --       --        --
                         -------  -------  --------  -------  --------  -------  --------
Net earnings (loss).....     478      (72)     (888)  (8,000)  (29,040)  (1,841)  (18,183)
Preferred dividends and
 accretion..............    (930)  (3,238)  (22,561)      (5)      --       --        --
                         -------  -------  --------  -------  --------  -------  --------
Net loss available to
 common stockholders.... $  (452) $(3,310) $(23,449) $(8,005) $(29,040) $(1,841) $(18,183)
                         =======  =======  ========  =======  ========  =======  ========

                                                                               Three-Month
                                                                              Period Ended
                                    Year Ended December 31,                     March 31,
                          ------------------------------------------------  ------------------
                           1995      1996      1997      1998       1999      1999      2000
                          -------  --------  --------  ---------  --------  --------  --------
                          (in thousands, except per share data and other operating data)
Per share data:
 Basic..................
 Net earnings (loss)
  before extraordinary
  item..................  $ (0.06) $  (0.43) $  (1.70) $   (0.18) $  (0.80) $  (0.05) $  (0.39)
 Extraordinary item.....      --        --      (0.31)     (0.08)      --        --        --
                          -------  --------  --------  ---------  --------  --------  --------
 Net earnings (loss)....  $ (0.06) $  (0.43) $  (2.01) $   (0.26) $  (0.80) $  (0.05) $  (0.39)
                          =======  ========  ========  =========  ========  ========  ========
 Weighted average number
  of shares.............    7,625     7,674    11,685     30,977    36,203    36,203    46,959
 Diluted................
 Net earnings (loss)
  before extraordinary
  item..................  $ (0.05) $  (0.36) $  (1.49) $   (0.17) $  (0.77) $  (0.05) $  (0.37)
 Extraordinary item.....      --        --      (0.27)     (0.08)      --        --        --
                          -------  --------  --------  ---------  --------  --------  --------
 Net earnings (loss)....  $ (0.05) $  (0.36) $  (1.76) $   (0.25) $  (0.77) $  (0.05) $  (0.37)
                          =======  ========  ========  =========  ========  ========  ========
 Weighted average number
  of shares.............    9,246     9,295    13,306     32,598    37,824    37,824    48,580

Balance Sheet Data (at
 period end):
Cash and cash
 equivalents............  $ 3,672  $  4,253  $  6,822  $  13,241  $  9,923  $ 12,240  $ 58,660
Working capital.........      876       596       108     10,778    15,660     6,303    62,351
Property, plant and
 equipment, net.........   37,048    41,615    61,207    142,321   178,296   143,942   181,597
Total assets............   79,218    97,020   144,613    442,112   518,035   443,773   572,736
Total long-term debt....   64,180    73,958   131,912    368,112   462,395   367,235   363,658
Redeemable preferred
 stock..................    6,701    10,689       130        --        --        --        --
Total stockholders'
 equity (deficit).......      103    (2,142)  (10,939)     9,886   (11,581)    8,095   135,759

Other Financial Data:
Adjusted EBITDA(2)......  $14,049  $ 17,639  $ 22,669  $  39,668  $ 51,548  $ 14,494  $ 10,475
Capital expenditures....    4,439     8,439     8,262     12,433    43,509     3,113    10,472

Summary Cash Flow Data:
Net cash provided by
 operating activities...  $ 6,039  $  9,772  $  9,839  $  14,867  $  7,704  $  9,721  $  2,947
Net cash provided by
 (used in) investing
 activities.............   (4,481)  (19,790)  (38,967)  (225,522)  (76,610)   (8,578)  (11,264)
Net cash provided by
 (used in) financing
 activities.............   (2,903)   10,599    31,697    217,074    65,588    (2,144)   57,054

Operating Data (at
 period end):
Total access lines in
 service................   28,737    34,017    48,731    136,374   190,722   145,257   212,179
 Residential............   22,990    27,214    38,985    103,719   120,387    37,571   121,825
 Business...............    5,747     6,803     9,746     32,655    70,355   107,686    90,354
Number of competitive
 markets................      --        --        --          18       101        37       131
Number of central office
 switches...............        5         8        12         18        29        20        29
Number of employees.....      103       121       214        603       947       553     1,099

--------
(1) In 1999, interest expense includes $13.3 million related to the retirement of warrants of one of our subsidiaries. See Note 9 to our consolidated financial statements.
(2) Adjusted EBITDA represents net earnings (loss) plus interest expense, income taxes, depreciation and amortization, extraordinary items, and non-cash stock-based compensation charges. Adjusted EBITDA is presented because management believes it provides useful information regarding our ability to incur and/or service debt. Management expects that investors may use this data to analyze and compare other communications companies with us in terms of operating performance, leverage and liquidity. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be construed as a substitute for consolidated net earnings (loss) as a measure of performance, or for cash flow as a measure of liquidity. Adjusted EBITDA as calculated by us is not necessarily comparable to similarly captioned amounts of other companies.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

   The following discussion should be read in conjunction with our financial statements and the notes thereto included elsewhere in this prospectus. The following discussion includes certain forward-looking statements. For a discussion of important factors, including the continued development of our business, actions of regulatory authorities and competitors and other factors which could cause actual results to differ materially from the results referred to in the forward-looking statements, see "Risk Factors."

Overview

   We are a rapidly growing, facilities-based provider of communications services. We offer an integrated suite of voice, data and Internet services to small- and medium-sized businesses in target markets throughout the United States. We began our business in 1993 for the purpose of acquiring and operating traditional telephone companies in rural markets. Since our inception, we have acquired 26 such companies, which currently operate in 16 states. In early 1998, we launched our competitive communications business by competing for business customers in Tier IV and select Tier III markets, which typically have populations of less than 100,000. These markets are generally within a 200-mile radius of the areas served by our traditional telephone companies. We refer to this as our "edge-out" strategy, which allows us to leverage our existing network infrastructure, operating systems and management expertise to accelerate the nationwide roll-out of our competitive communications business in a capital-efficient manner. Furthermore, the stable cash flows of our traditional telephone business provide financial capacity to help fund the growth of our competitive communications business.

   Historically, our operating results have been primarily related to our traditional telephone business, which is characterized by stable growth and cash flow. In the future, we anticipate that our competitive communications business will have an increasing impact on our operating results. We expect that our revenue growth will accelerate along with the expansion of our competitive communications services and web-enabled services. As we continue to expand our services and enter new markets, we expect network operating costs, selling, general and administrative expenses, capital expenditures and depreciation to increase substantially. We expect to experience operating losses for the next few years as a result of expanding our competitive communications business into new markets.

 Revenues

   We derive our revenues from:

  . Local calling services. We receive revenues from providing local exchange telephone services, including monthly recurring charges for basic service, usage charges for local calls and service charges for special calling features.

  . Network access charges. These revenues consist primarily of charges paid by long distance companies and other customers for access to our networks in connection with the completion of long distance telephone calls both to and from our customers.

  . Long distance services. We receive revenues from charges to our retail and wholesale long distance customers.

  . Data and Internet services. We receive revenues from monthly recurring charges for services, including digital subscriber line, Voice over Internet Protocol/Voice Telephony over Asynchronous Transfer Mode, special access, private lines, Internet and other services.

  . Other services. We receive revenues from other services, including billing and collection, directory services and sale and maintenance of customer premise equipment.

   The following summarizes our percentage of revenues from these sources:

                                           % of Revenue
                          ------------------------------------------------------
                                                           Three-month period
                           Year ending December 31,          ended March 31,
                          ------------------------------   ---------------------
Revenue Source              1997       1998       1999       1999        2000
--------------            --------   --------   --------   ---------   ---------
Local calling services..        20%        24%        28%         25%         33%
Network access charges..        57%        52%        49%         52%         44%
Long distance services..        10%         8%         8%          8%         10%
Data and Internet
 services...............         1%         3%         4%          3%          4%
Other services..........        12%        13%        11%         12%          9%

 Operating Expenses

   Our principal operating expenses are categorized as network operating costs, selling, general and administrative expenses, depreciation and amortization and stock-based compensation expense.

  . Network operating costs include costs incurred in connection with the operation of our central offices and outside plant facilities and related operations. In addition to the operational costs of owning and operating our own facilities, we also lease and purchase local and long distance services from the regional Bell operating companies, large independent telephone companies and third party long distance providers.

  . Selling, general and administrative expenses consist of expenses relating to sales and marketing, customer service and administration and corporate and personnel administration.

  . Depreciation and amortization includes depreciation of our communications network and equipment and amortization of goodwill related to our acquisitions.

  . Stock-based compensation expense consists of non-cash compensation charges incurred in connection with shareholder appreciation rights agreements granted to a number of executive officers and stock options to employees.

 Acquisitions

   As we continue to expand into competitive markets, we expect to focus our acquisition efforts on companies that enable us to enhance the implementation of our strategy as a competitive communications provider. Our past acquisitions have had a major impact on our operations. Accordingly, we do not believe that comparing historical results on a period by period basis is meaningful due to the significant number of acquisitions we have made each year.

  . In 2000, we acquired two traditional telephone companies, for an aggregate purchase price of $259.0 million. At the respective dates of acquisition, these companies served an aggregate of approximately 60,400 access lines.

  . In 1999, we acquired seven traditional telephone companies for an aggregate purchase price of $82.7 million. At the respective dates of acquisition, these companies served an aggregate of approximately 14,700 access lines.

  . In 1998, we acquired four traditional telephone companies for an aggregate purchase price of $255.2 million. At the respective dates of acquisition, these companies served an aggregate of approximately 78,700 access lines.

  . In 1997, we acquired four traditional telephone companies for an aggregate purchase price of $41.3 million. At the respective dates of acquisition, these companies served an aggregate of approximately 13,600 access lines.

 Stock-based Compensation Expense

   In connection with the January 2000 equity financing and recapitalization, we recognized a non-cash compensation charge of $12.3 million. The charge consisted of compensation expense of $3.8 million recognized in connection with the modification of employee stock options and the settlement of employee stock options for cash by one of our principal shareholders. The compensation expense also included the settlement of a cash payment obligation between certain of our employee-shareholders and our principal shareholders under their pre-existing shareholders agreement for $8.5 million.

   We will also recognize non-cash compensation expense related to the excess of estimated fair market value over the aggregate exercise price of options to purchase our common stock that were granted to some of our officers and employees in April 2000 in exchange for options to purchase common stock of FairPoint Solutions. This excess of $15.9 million will be amortized over the vesting period of five years. In conjunction with these options, we intend to provide a cash bonus of $5.3 million that will also be recognized over the five-year vesting period. The payment of the cash bonus will be deferred until the underlying options are exercised, with proceeds from exercise being equal to the bonus. Accordingly, there will not be any material cash impact to us from these transactions.

Results of Operations

 Three-month Period Ended March 31, 2000 Compared with Three-month Period Ended March 31, 1999

   Revenues. Revenues increased $12.1 million to $44.9 million for the three months ended March 31, 2000 from $32.8 million for the three months ended March 31, 1999. $8.4 million of this increase was attributable to the internal growth of our competitive and traditional communications businesses and $3.7 million of the increase was attributable to revenues from companies we acquired in 1999. These factors contributed to the growth in all of our revenue sources. Local calling services accounted for $6.4 million of this increase, including $5.4 million from increasing access lines in both our competitive markets and our traditional telephone companies and $1.0 million from companies we acquired in 1999. Network access revenue increased $2.8 million, of which $1.7 million was contributed by the companies we acquired in 1999 and $0.6 million was from new business lines in our competitive communications markets. Long distance services revenues increased $2.0 million due mainly to revenues from new long distance retail and wholesale customers. Data and Internet services increased $0.7 million from $1.1 million as a result of increased service offerings to our customers. Other revenues increased $0.2 million primarily due to the companies we acquired in 1999.

  Operating Expenses.

     Network Operating Costs. Network operating costs increased $11.6 million to $21.1 million for the three months ended March 31, 2000 from $9.5 million for the three months ended March 31, 1999. The majority of the increase, $10.7 million, was attributable to operating expenses associated with the expansion into competitive markets and increased growth in local access and long distance service offerings. The remaining increase was associated with the companies we acquired in 1999, which accounted for $0.9 million of the increase.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $5.3 million to $15.1 million for the three months ended March 31, 2000 compared to $9.8 million for the three months ended March 31, 1999. Contributing to this increase were costs of $4.9 million primarily related to expansion of selling, customer support and administration activities to support our growth in competitive markets. The companies we acquired in 1999 contributed $0.4 million to the increase.

     Depreciation and Amortization. Depreciation and amortization increased $1.8 million to $9.0 million for the three months ended March 31, 2000 from $7.2 million for the three months ended March 31, 1999. This increase consisted of $0.5 million due to the increased investment in our communications network to support the growth of our competitive communications business and $0.9 million related to the companies we acquired in 1999.

     Stock-based Compensation Expense. As discussed above, in connection with our equity re-capitalization, we recognized non-cash compensation charges of $12.3 million in the first quarter of 2000.

   Income (loss) from Operations. Income (loss) from operations decreased $19.0 million to $(12.6) million for the three months ended March 31, 2000 from $6.4 million for the three months ended March 31, 1999. This margin decline was primarily attributable to the $12.3 million stock-based compensation expense and the expenses associated with our expansion into competitive markets. We expect this trend to continue for the next few years as we build-out our competitive communications business.

   Other Income (expense). Total other expense remained constant at $8.4 million for the three months ended March 31, 2000 and 1999, and consists primarily of interest expense on long-term debt.

   Net Loss. Our net loss was $18.2 million for the three months ended March 31, 2000, compared to a loss of $1.8 million for the three months ended March 31, 1999, as a result of the factors discussed above.

 Year Ended December 31, 1999 Compared with Year Ended December 31, 1998

   Revenues. Revenues increased $55.5 million to $147.5 million in 1999 compared to $92.0 million in 1998. $40.4 million of the increase was attributable to revenues from companies we acquired in 1999 and 1998. Growth in the number of local and long distance business customers also contributed to the revenue increase. These factors contributed to the growth in all of our revenue sources. Local calling services accounted for $18.9 million of the increase, including $10.3 million from the companies we acquired in 1999 and 1998 and $7.8 million from new business lines in our competitive markets. Network access revenue increased $24.2 million, of which $21.1 million was contributed by the companies we acquired in 1999 and 1998. Long distance services revenues increased $4.7 million due mainly to revenues from new long distance retail and wholesale customers. Data and Internet services increased $2.8 million and other revenues increased $4.9 million, in each case due mainly to revenues from the companies we acquired in 1999 and 1998.

  Operating Expenses.

     Network Operating Costs. Network operating costs increased $22.0 million to $49.3 million in 1999 from $27.3 million in 1998. The increase was partly attributable to operating expenses associated with the companies we acquired in 1999 and 1998, which accounted for $10.8 million of the increase. The remaining increase was primarily associated with our expansion into competitive markets and increased growth in local access and long distance service offerings.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $23.4 million to $51.5 million in 1999 compared to $28.1 million in 1998. The companies we acquired in 1998 and 1999 contributed $5.5 million to the increase. Also contributing to this increase were costs of $15.8 million primarily related to expansion of selling, customer support and administration activities to support our growth in competitive markets.

     Depreciation and Amortization. Depreciation and amortization increased $11.5 million to $31.6 million in 1999 from $20.1 million in 1998. This increase consisted of $9.8 million related to the companies we acquired in 1999 and 1998 and $0.9 million due to the increased investment in our communications network to support the growth of our competitive communications business.

     Stock-based Compensation Expense. Stock-based compensation was related to the increase in the estimated value of fully vested stock appreciation right agreements between certain members of our management and principal stockholders of our company.

   Income from Operations. As a result of the factors described above, income from operations decreased $4.9 million to $11.7 million in 1999 from $16.6 million in 1998. As a percentage of revenues, income from operations was 7.9% in 1999, as compared to 18.0% in 1998. This margin decline in 1999 was primarily attributable to the expenses associated with the expansion into competitive markets. This trend is expected to continue for the next few years as we build-out our competitive communications business.

   Other Income (expense). Total other expense increased $22.2 million to $46.3 million in 1999 from $24.1 million in 1998. The increase was primarily attributable to an increase in interest expense associated with the additional debt incurred to complete our acquisitions and a $13.3 million charge to interest expense associated with the retirement of certain warrants to purchase the common stock of one of our subsidiaries.

   Extraordinary Item. For 1998, we recognized an extraordinary loss of $2.5 million (net of taxes) related to the early retirement of debt.

   Net Loss. Our net loss was $29.0 million for 1999, compared to a loss of $8.0 million for 1998, as a result of the factors discussed above.

 Year Ended December 31, 1998 Compared with Year Ended December 31, 1997

   Revenues. Revenues increased $44.2 million to $92.0 million in 1998 from $47.8 million in 1997. This was principally a result of the acquisitions completed in 1998 and 1997, which contributed $42.2 million to the increase. Growth in the number of local and long distance business customers also contributed to the revenue increase. These factors contributed to the growth in all of our revenue sources. Local calling services accounted for $12.6 million of the increase, including $11.6 million from acquisitions and $0.8 million from new business lines in our competitive markets. Network access revenue increased $20.9 million, of which $18.3 million was contributed by the companies we acquired in 1998 and 1997. Long distance services revenues increased $2.4 million due mainly to revenues from companies we acquired in 1998 and 1997. Data and Internet services increased $2.2 million and other revenues increased $6.1 million, in each case due mainly to revenues from companies we acquired in 1998 and 1997.

  Operating Expenses

     Network Operating Costs. Network operating costs increased $12.8 million to $27.3 million in 1998 from $14.5 million in 1997. The increase was mainly attributable to operating expenses associated with the companies we acquired in 1998 and 1997, which in the aggregate accounted for $12.3 million of the increase.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $16.0 million to $28.1 million in 1998 compared to $12.1 million in 1997. The companies we acquired in 1998 and 1997 contributed $8.5 million to the increase. Also contributing to this increase were increased costs of $4.3 million primarily related to the start up and expansion of selling, customer support and administration activities to launch our entry in competitive markets. Corporate administration expenses increased approximately $3.2 million to support the growth we experienced as a result of companies we acquired in 1998 and 1997.

     Depreciation and Amortization. Depreciation and amortization increased $11.3 million to $20.1 million in 1998 from $8.8 million in 1997. This increase consisted of $10.9 million related to the companies we acquired in 1998 and 1997 and $0.4 million due to additional investment in our communications network.

   Income from Operations. As a result of the factors described above, income from operations increased $4.1 million to $16.6 million in 1998 from $12.4 million in 1997. As a percentage of revenues, income from operations was 18.0% in 1998, as compared to 26.0% in 1997. This margin decline in 1998 was primarily attributable to costs associated with our entry into competitive markets.

   Other Income (expense). Total other expense increased $16.3 million to $24.1 million in 1998 from $7.8 million in 1997. The increase was primarily attributable to an increase in interest expense associated with the additional debt incurred to complete acquisitions.


                                     28--1

   Extraordinary Item. For the years ended December 31, 1998 and 1997, we recognized extraordinary losses of $2.5 million and $3.6 million, respectively (net of taxes), related to early retirements of debt.

   Net Loss. Our net loss was $8.0 million for 1998, compared to a loss of $0.9 million for 1997, as a result of the factors discussed above.

Liquidity and Capital Resources

   Our cash flow requirements include general corporate expenditures, capital expenditures, debt service requirements and acquisitions. We expect that our traditional telephone companies' cash flow from operations and our credit facility will fund the capital expenditure, working capital and debt interest payment requirements of our traditional telephone companies for the foreseeable future. We will require significant capital resources as we expand our competitive communications business. Our capital requirements will include the funding of operations and capital asset expenditures.

   Historically, we have used the proceeds from institutional and bank debt, private equity offerings, and available cash flow to fund our operations. We may secure additional funding through the sale of public or private debt and/or equity securities or enter into another bank credit facility to fund future acquisitions and operations. If the growth of our competitive communications business occurs more rapidly than we currently anticipate or if our operating results are below expectations, we cannot assure you that we will be successful in raising sufficient additional capital on terms that we consider acceptable, or that our operations will produce positive cash flow in sufficient amounts to meet our liquidity requirements. Our failure to raise and generate sufficient funds may require us to delay or abandon some of our planned future growth or expenditures, which could have a material adverse effect on our growth and our ability to compete in the communications industry.

 Capital Expenditures

   Our competitive communications business plan will require significant capital expenditures over the next few years. For the period from January 1, 2000 to December 31, 2001, we plan to spend approximately $380 million for capital expenditures for our competitive communications business. We expect to finance capital expenditures for our competitive communications operations from our credit facility, existing equity commitments, funds from our traditional telephone operations (to the extent we are permitted to downstream funds to our competitive communications companies under our debt instruments) and additional equity and debt financing that has not yet been arranged. We cannot assure you that these amounts will be sufficient to fund the planned capital expenditure program.

   Our annual capital expenditures for our traditional telephone operations have historically been significant. Because existing regulations allow us to recover our operating and capital costs, plus a reasonable return on our invested capital in regulated telephone assets, capital expenditures constitute an attractive use of our cash flow. We have historically generated sufficient cash flow from operations to meet all of our capital expenditure requirements for our traditional telephone operations. For the period from January 1, 2000 to December 31, 2001, we expect capital expenditures for our traditional telephone operations to be approximately $91 million. We expect to finance capital expenditures for our traditional telephone companies principally from cash flow from operations of these companies.

 Debt Financing

   We have utilized a variety of debt instruments to fund our business, including:

   Our Credit Facility. Our credit facility provides for two term facilities, one with approximately $67.4 million principal amount outstanding as of April 30, 2000 that matures on March 31, 2006 and the other with the principal amount of approximately $71.5 million outstanding as of April 30, 2000 that matures on March 31, 2007. Our credit facility also provides for a revolving facility with a principal amount of $85.0 million that matures on September 30, 2004 and a revolving acquisition facility with a principal amount of $165.0 million that also matures on September 30, 2004. As of April 30, 2000, approximately $32.4 million was outstanding and $52.6 million was available for borrowing under our revolving facility. As of April 30, 2000, we had borrowed the full $165.0 million available under the revolving acquisition facility. The weighted average interest rate for debt outstanding under our credit facility was 8.53% on April 30, 2000.

   Senior Subordinated Notes and Floating Rate Notes. We have outstanding publicly-held debt comprised of $125.0 million aggregate principal amount of 9 1/2% senior subordinated notes and $75.0 million aggregate

                                     29--1
principal amount of floating rate notes. Interest on the senior subordinated notes and floating rate notes is payable semi-annually in cash on each May 1 and November 1. Both series of notes mature on May 1, 2008. We have entered into interest rate swap agreements to reduce the impact of changes in interest rates on our floating rate notes. These notes are general unsecured obligations, subordinated in right of payment to all existing and future senior debt and effectively subordinated to all existing and future debt and other liabilities of our subsidiaries.

   FairPoint Solutions Credit Facility. The FairPoint Solutions credit facility provides for a revolving facility with a principal amount of $165.0 million that matures on October 20, 2004. As of April 30, 2000, no amounts were outstanding and $165.0 million was available for borrowing under the FairPoint Solutions credit facility. Amounts under the FairPoint Solutions credit facility bear interest at a base rate, or LIBOR, plus a margin up to 4.25%.

   These debt facilities contain customary financial and other restrictive covenants. In particular, our credit facility and the indenture governing our senior subordinated notes limit our ability to downstream funds to FairPoint Solutions and its subsidiaries, the entities which conduct our competitive communications business. For a more detailed description of our debt instruments and financial restrictive convenants, see "Description of Certain Indebtedness."

   For a more detailed description of our debt instruments and financial and restrictive covenants, see "Description of Certain Indebtedness."

 Equity Financing

   In connection with our January 2000 equity financing and recapitalization transaction, THL, Kelso and certain other institutional investors and members of management acquired an aggregate of $408.8 million of our equity securities. We received $159.1 million of net proceeds in such transaction. Such net cash proceeds, which we used to repay debt. In addition, THL committed to invest up to an additional $50 million in our equity securities, subject to various conditions. This commitment expires on December 31, 2000.

 Cash Flows

   Net cash provided by operating activities was $2.9 million and $9.7 million for the three months ended March 31, 2000 and 1999, respectively. Net cash used in investing activities was $11.3 million and $8.6 million for the three months ended March 31, 2000 and 1999, respectively. These cash flows primarily reflect expenditures relating to traditional telephone company acquisitions of $13.7 million for the three months ended March 31, 1999 and capital expenditures of $10.5 million and $3.1 million for the three months ended March 31, 2000 and 1999, respectively. Net cash provided by financing activities was $57.1 million for the three months ended March 31, 2000 and net cash used by financing activities was $2.1 million for the three months ended March 31, 1999. These cash flows for the three months ended March 31, 2000 primarily represent the proceeds from the equity transaction of $159.1 million and the repayment of long term debt of $104.7 million. The cash flows for the three months ended March 31, 1999 represent the repayment of long term debt.

   Net cash provided by operating activities was $7.7 million, $14.9 million and $9.8 million for the years ended 1999, 1998 and 1997, respectively. Net cash used in investing activities was $76.6 million, $225.5 million and $39.0 million for the years ended 1999, 1998 and 1997, respectively. These cash flows primarily reflect expenditures relating to traditional telephone company acquisitions of $53.9 million, $217.1 million and $30.8 million in 1999, 1998 and 1997, respectively, and capital expenditures of $43.5 million, $12.4 million and $8.3 million in 1999, 1998 and 1997, respectively. Net cash provided by financing activities was $65.6 million, $217.1 million and $31.7 million for the years ended 1999, 1998 and 1997, respectively. These cash flows primarily represent borrowings, the proceeds of which were $138.9 million, $510.6 million and $71.1 million in 1999, 1998 and 1997, respectively, and the proceeds from the issuance of common stock of $31.8 million in 1998 and $15.9 million in 1997. There was no common stock issued in 1999. A majority of the proceeds received in 1999 were used to repay long-term debt of $52.1 million and to complete the acquisitions made in 1999. A majority of the proceeds received in 1998 were utilized to repay long-term debt of $307.8 million and to complete the acquisitions made in 1998. A majority of the proceeds received in 1997 were utilized to repay long-term debt of $22.1 million and to repurchase preferred stock and warrants for an aggregate amount of $31.5 million.

New Accounting Standards

   In June 1998, the Financial Accounting Standards Board issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. SFAS 137, or "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133", delays the effective date of this statement to all fiscal years beginning after June 15, 2000. We anticipate adopting this accounting pronouncement in 2001; however, we believe it will not have a significant impact on our consolidated financial statements.

Inflation

   We do not believe inflation has a significant effect on our operations.

Year 2000

   We did not experience significant disruptions in our operations as a result of the Year 2000 issue.

Quantitative and Qualitative Disclosures About Market Risk

   At March 31, 2000, we recorded our marketable equity securities at a fair value of $6.6 million. These securities have exposure to price risk. A hypothetical ten percent adverse change in quoted market prices would decrease the recorded value by approximately $0.7 million.

   We have limited our exposure to material future earnings or cash flow exposures from changes in interest rates on long-term debt, since approximately 66% of our debt bears interest at fixed rates or effectively at fixed rates through the use of interest rate swaps. However, our earnings are affected by changes in interest rates as our long-term debt under our senior credit facility has variable interest rates based on either the prime rate or LIBOR. If interest rates on our variable debt averaged 10% more, our interest expense would have increased, and loss before taxes would have increased by $0.3 million for the quarter ended March 31, 2000.

   We have entered into interest rate swaps to manage our exposure to fluctuations in interest rates on our variable rate debt. The fair value of these swaps was approximately $1.2 million at March 31, 2000. The positive fair value indicates an estimated amount we would be paid to cancel the contracts or transfer them to other parties. In connection with our credit facility, we used an interest rate swap agreement with a notional amount of $25 million to effectively convert a portion of our variable interest rate exposure to a fixed rate of 9.91%. The swap agreement expires on September 29, 2000. In connection with our floating rate notes, we used two interest rate swap agreements, with notional amounts of $50 million and $25 million, respectively, to effectively convert our variable interest rate exposure to a fixed rate of 10.01% and 9.95%, respectively. The swap agreements expire on November 1, 2001 and 2000, respectively.

                                    BUSINESS

Our Business

   We are a rapidly growing, facilities-based provider of communications services. We offer an integrated suite of voice, data and Internet services to small- and medium-sized businesses in target markets throughout the United States. We began our business in 1993 for the purpose of acquiring and operating traditional telephone companies in rural markets. Since our inception, we have acquired 26 such companies, which currently operate in 16 states. In early 1998, we launched our competitive communications business by competing for business customers in Tier IV and select Tier III markets, which typically have populations of less than 100,000. These markets are generally within a 200-mile radius of the areas served by our traditional telephone companies. We refer to this approach as our "edge-out" strategy, which allows us to leverage our existing network infrastructure, operating systems and management expertise to accelerate the nationwide roll-out of our competitive communications business in a capital-efficient manner. Furthermore, the stable cash flows of our traditional telephone business provide financial capacity to help fund the growth of our competitive communications business. For 1999, after giving effect to our acquisition of TPG, we had revenues of $181.8 million.

   We believe that a substantial opportunity exists to provide our integrated suite of communications services to small- and medium-sized businesses in our target markets. We estimate that our target competitive communications markets nationwide represent approximately 7 million business access lines that generate approximately $12 billion of annual communications revenues. We expect these markets will display strong growth in future years driven by the increasing demand for data and Internet services by businesses. We intend to capitalize on this opportunity and have already deployed, or are in the process of deploying, a number of data applications, high-speed Internet access services and e-commerce solutions that are designed for our target customers. Our target markets also include approximately 15 million residential access lines, which we believe represent a future service opportunity for us.

   We believe that we have enjoyed strong success to date in terms of access lines added and market expansion. As of April 30, 2000, we provided service to over 280,000 access lines. This total includes approximately 66,200 access lines served by our competitive communications business, of which approximately 26,100 have been added since January 1, 2000. As of April 30, 2000, we had initiated competitive service in 142 markets, generally consisting of one central office serving area, and plan to serve approximately 240 markets by December 31, 2000.

Business Strategy

   Our objective is to be the leading provider of voice, data and Internet services to small- and medium-sized business customers in our target markets. The key elements of our strategy are as follows:

  . Leverage established operations and infrastructure of our traditional telephone business to rapidly and cost-effectively build our national competitive communications presence. We will continue to utilize the existing infrastructure of our 26 traditional telephone companies. We believe this provides a unique platform from which we can rapidly and cost-effectively expand our competitive communications business into new markets nationwide. Our strategy is to enter new markets that are typically within a 200-mile radius of our traditional telephone operations, because we believe that within this distance we can cost-effectively haul traffic to our existing switching facilities. This edge-out strategy provides us with several key advantages, since it enables us to:

    --Rapidly enter markets nationwide. We believe that in both acquiring new customers and migrating them to our facilities-based network, our existing switch network, our back-office capability and sales and technical personnel afford us a competitive advantage. In particular, these resources allow us to limit spending in a new market while at the same time penetrating the market rapidly. In addition, these resources enable us to enhance profitability once customers have been migrated to our existing network. Due to the geographic diversity of our traditional telephone companies, our edge-out strategy allows us to enter markets on a nationwide basis.

    --Deploy a capital-efficient network. Utilization of our existing network of switches and transport facilities, coupled with leasing the last mile to the customer from the incumbent carrier, allows us to offer our services without making significant capital investments in additional equipment. Additionally, the use of existing switches from our traditional telephone companies in our competitive markets allows us to avoid up-front costs for legacy circuit-based switching and maintain flexibility to deploy next generation packet-based technologies when they become commercially available.

    --Generate stable cash flow to enhance growth. Our traditional telephone business, serving approximately 214,000 access lines, generated approximately $89.6 million of Adjusted EBITDA for 1999, pro forma for the TPG acquisition. We intend to utilize this continuing cash flow and our other financing sources to fund the continued build-out of our competitive communications business.

  . Target small- to medium-sized business customers in Tier IV and select Tier III markets. We believe there is significant opportunity in our target markets to provide an integrated suite of voice, data and Internet services to small- and medium-sized businesses. We believe customers in these markets traditionally have been underserved by incumbent telephone companies and that many would prefer to purchase their communications services as an integrated package from a single provider. We believe we have been successful in targeting these markets and we have achieved more than 10% penetration of the addressable business access lines in 40% of the competitive markets in which we have been operating for more than one year. Additionally, the type of high-speed connectivity and data applications we offer are becoming increasingly important for our target customers due to the dramatic growth in Internet and web-enabled business applications and the need to overcome any geographic disadvantages our customers may face.

  . Create early mover advantage through a nationwide roll-out strategy. We intend to expand our national footprint by rapidly entering new markets and being among the first competitive communications providers in those markets to provide comprehensive voice, data and Internet communications services. Early market entry allows us to capture substantial market share in our target Tier IV and select Tier III markets and may discourage competitors from entering due to the relatively small number of business access lines available. As of April 30, 2000, we had entered 142 markets and had provisioned 66,200 access lines. We have added 26,100 competitive business access lines since January 1, 2000.

  . Increase customer loyalty and brand identity through superior customer service. We seek to attract and retain our customers by providing a highly experienced, locally based account management team that provides consultative sales and ongoing personalized customer care. We are dedicated to building long-term relationships with our customers, who we believe generally have not received a satisfactory level of local support and attention from the incumbent telephone companies. We believe that our service-driven customer relationship strategy builds strong, positive brand name recognition and leads to high levels of customer satisfaction and loyalty.

  . Offer web-enabled business applications. We are developing a suite of network-hosted applications for business customers in both our competitive and traditional markets. These services will allow our customers to subscribe to a variety of business applications and access these applications via a web browser. We intend to be one of the first companies offering hosted application services in our target markets. We believe that these value-added services will complement our existing product suite and lead to increased market share and customer loyalty. Additionally, we expect that these value-added services will drive greater bandwidth utilization on our network, thereby enhancing our profitability. These services are intended to offer substantial value to our business customers by offering them leading business applications and experienced technical support, without the high costs they would face if they purchased their own technology infrastructure.

  . Accelerate growth through strategic acquisitions. We intend to accelerate our growth, expand our national presence, complement our service capabilities and increase our customer base by acquiring communications companies. We have accumulated substantial experience in acquiring and integrating 26 traditional telephone companies over the past eight years. We intend to utilize this experience to continue to acquire strategically located traditional telephone companies that are well positioned to allow us to expand our competitive communications business through our edge-out strategy.

                                     33--1

     Furthermore, we plan to seek acquisitions that will allow us to offer additional value-added services or new technologies that we believe would be attractive to our existing and target customers.

  . Improve operating efficiency and profitability. We focus on improving the efficiency and profitability of our existing operations and the companies we acquire. To date, we have successfully achieved significant operating efficiencies at our acquired traditional companies, and have reduced their overhead costs by applying our operating, regulatory, marketing, technical and management expertise and our financial resources and consolidating various functions to improve their operations and profitability. Additionally, we have increased revenues by introducing innovative marketing strategies for enhanced and ancillary services. Furthermore, as we grow our competitive communications business, we expect to realize additional operating synergies.

  . Leverage our management's experience. Our senior management team has a substantial amount of experience in the communications industry. Our senior executives have, on average, 22 years of experience working in a variety of traditional and competitive phone companies. This experience has been a major factor in our success to date and will continue to play a critical role in the evolution and execution of our growth strategy.
     Our management is highly incentivized, owning approximately   % of our
     common stock on a fully diluted basis.

Our Services

   We have designed our service offerings to meet the specific needs of our customers. Our integrated services allow customers to combine voice, data and Internet communications onto one network, thereby reducing our overall costs. We offer a comprehensive selection of voice, data and Internet communications services, including:

 Voice Services

   Local Telephone Services. We provide customers with basic dialtone for local service and originate and terminate interexchange carrier calls placed by our customers.

   Enhanced Local Services. Our enhanced local services include:

     . caller name and number
     identification                 . follow-me numbers
     .  call waiting                . conference calling
     .  call transferring and call
        forwarding                  . voice mail
     .  call hunting                . automatic callback
     .  teleconferencing            . call hold
     .  video conferencing          . DID (direct inward dial)
     .  store-and-forward fax       . Centrex services

   Long Distance Services. We offer intra-state and inter-state long distance services. International long distance service is available to over 200 countries. These services are available via dedicated and switched access.

   Long Distance, Wholesale and Consulting Services. We provide independent, traditional telephone companies end-to-end service and support that allows these customers to operate their own long distance communications services. We also offer our expertise by providing sales, marketing and training materials to these companies.

 Data and Internet Services

  . High Speed Internet Access. We offer Internet access via DSL technology, dedicated T-1 connections and Internet dial-up. Customers can utilize this access in combination with customer-owned equipment and software to establish a presence on the web.

  . Enhanced Internet Services. Our enhanced Internet services include obtaining Internet Protocol addresses, basic web site design and hosting, domain name services, content feeds and web-based e-mail services. Our services include access to 24-hour, 7-day a week customer support.

  . Private Line Service. Our private line service provides digital connectivity between customer locations for data or voice traffic. Dedicated private lines enable customers to transmit all voice, video and data information at a set speed and with maximum security. We offer local and long distance private line services, as well as frame relay services.

                                     34--1

 Application Hosting Initiative

   We are currently developing an array of network-hosted applications to be sold to our business customers in both our competitive and traditional markets. We intend to be one of the first communications companies offering hosted applications in our target markets. Our customers will be able to subscribe to a variety of business applications and access these applications via a web browser, rather than purchasing packaged software, servers and integration services for certain of their application requirements. We plan to store customer data in centralized data centers, which will feature leading edge technology infrastructure, security and 24-hour, 7-day a week management. We believe these application offerings will stimulate customer demand for our access and transport services and enable us to develop stronger customer relationships, thereby substantially increasing the potential value of each customer. The services we intend to offer our customers include web hosting and web design, web site and e-commerce solutions, application hosting, community portals and managed network services.

Our Markets

 Market Selection, Market Development, and Customer Acquisition Process

   We believe that our target competitive communications markets represent approximately 7 million business access lines, served by approximately 1,000 central offices nationwide, which generate approximately $12 billion of annual communications revenue. We have developed an extensive market and customer database to identify markets in which we intend to offer our services. Our proprietary database incorporates information that includes mapping statistics, business descriptions, central office service areas, and network availability. From this database, we choose our target markets, which typically meet the following criteria:

  .at least 3,000 business access lines located in Tier IV and select Tier III markets;
  .served by regional Bell operating company or large independent telephone company;
  .likelihood of limited competition;
  .economical transport availability; and
  .positive trends for economic and population growth.

   We further analyze markets meeting the above criteria using extensive market and customer research. This analysis enables us to determine those markets where we believe we can quickly gain meaningful market share in order to determine opening priority. We perform the following process for each market we choose to enter:

         Time line graph describing market analysis and entry process.


   Our market development and opening process is scalable, well-organized and disciplined.

         Time line graph describing market analysis and entry process.

   Our extensive database and development process are designed to enable us to determine the appropriate staffing levels needed to ensure that we adequately serve our customers. Our database provides our sales force and marketing team with extensive information on potential customers. Our market analysis and development process allows us to identify sales territories that mirror our co-location and facility build-out process, thus allowing us to effectively target those customers that we plan to migrate to our own facilities.

 Existing Markets

   As of April 30, 2000, our competitive communications business was serving customers from 142 markets, generally consisting of one central office service area, in 8 states. We believe that our market development and customer acquisition process has proven to be successful. The following statistics demonstrate our ability to achieve strong market share in our target markets:

  . we have achieved greater than 5% penetration in approximately 78% of our markets in which we have been operating for more than one year; and

  . we have achieved greater than 10% penetration in approximately 40% of our markets in which we have been operating for more than one year.

   We have been successful in achieving these market penetration levels nationwide in territories served by different regional Bell operating companies and other traditional telephone companies. We are currently provisioning services from Bell Atlantic in its northern and southern regions, GTE on the east and west coasts and Southwestern Bell Company in Texas. We believe our experience obtaining interconnection agreements and electronic interfaces for the provisioning of communications services enhances our ability to enter our target markets rapidly and improves our market penetration.

   Our 26 traditional telephone companies operate as the incumbent carrier in 16 states. The territories our traditional telephone companies serve average 12 access lines per square mile versus the regional Bell operating company average of 128 access lines per square mile. Approximately 80% of these access lines are residential customers.

Sales and Marketing

   Our marketing approach emphasizes locally managed, customer-oriented sales, marketing and service. We believe most communications companies devote their resources and attention primarily toward customers in more densely populated markets. We seek to differentiate ourselves from our competitors by focusing our sales efforts on small- and medium-sized businesses in our target markets and providing each customer with a superior level of service.

   We market our competitive communications services through our rapidly growing direct sales force, which is supported by data specialists and account relation managers. As of April 30, 2000, our direct sales force in our competitive markets consisted of 212 people in 29 sales offices, and by the end of 2000, we intend to have approximately 497 sales personnel in 45 sales offices. Many of our sales representatives work out of virtual offices in their local communities, positioning them close to their customers and eliminating the need for physical sales offices in each market. Additionally, our local sales presence facilitates a direct connection to the community, which enhances customer satisfaction and loyalty.

   We provide each business customer with a highly trained sales executive. Using a consultative approach, our sales executives meet with existing and prospective customers to gain a thorough understanding of their business and communications requirements. Each sales executive works closely with a data specialist, who assists the sales executive in providing technical expertise. We believe that this personalized, attentive approach to sales and service facilitates incremental sales of new services to existing customers and maximizes customer retention. In addition, we have implemented a proven sales management tool which encourages an activities-based sales approach, enabling our management to effectively monitor the progress of sales executives' efforts, including customer presentations and proposals. We encourage our sales executives to supplement our sales efforts by participating actively in community events, as well as in trade shows and seminars. We also provide our customers with training prior to implementing a system on their premises.

   To attract and motivate sales professionals, we provide a comprehensive compensation package that includes a competitive base salary and commissions. Our commission structure only rewards the sales of access lines that are on-net or that can be migrated on-net.

Information Technology and Support Systems

   Our approach to systems focuses on implementing mature, best-of-class applications that we integrate through an advanced messaging protocol that allows consistent communication and coordination throughout our entire organization. Web-based user interfaces are designed to be used by our personnel and our customers for such activities as account activation, billing presentment, repair reports and sales channel management. We leverage our internal expertise with that of outside vendors to assist with project/program management and implementation/integration services. We have selected leading application and hardware vendors for key functional requirements to improve upon our existing systems, including:

     Vendor   Functionality
     ------   -------------
     Metasolv Order entry and management, network inventory and design, service provisioning, trouble management and customer care


     Daleen   Billing, rating, treatment and collections


     DSET     Interface with traditional telephone company


     Comdisco Inventory management, procurement and network services


     Lawson   Human resources and financial accounting

   We are integrating these applications to provide strategic and operating advantages such as direct customer access to account information and integrated provisioning for all products and services. In addition, certain of our application providers are working with us to jointly develop specialized applications to support such processes as flow-through provisioning, supply chain management and web-based processes. We expect these activities to give us significant strategic advantages.

Network Architecture and Technology

   Our competitive communications business network architecture is highly capital-efficient and scalable due to our smart-build strategy and our existing nationwide traditional telephone company infrastructure. Under our smart-build strategy we typically resell services of the incumbent telephone companies as a means of quickly entering competitive markets with minimal capital expenditures. After achieving a target penetration level, we quickly migrate resale customers to facilities-based services by co-locating our equipment in the incumbent telephone companies central offices and transporting our traffic back to our traditional telephone company host switch. This approach assures that significant capital is not expended until we are certain to achieve target access lines, revenues and profitability. During both the resale stage and the eventual facilities-based stage of market development, our existing traditional telephone infrastructure allows us to reduce capital expenditures associated with both the remote and central office switches and our transportation and delivery network.

   Our traditional telephone company network consists of central office hosts and remote sites with advanced digital switches, primarily manufactured by Nortel and Siemens, operating with the most current software. The outside plant consists of transport and distribution delivery networks connecting our host central office with remote central offices and ultimately with our customers. We own fiber optic cable, which has been deployed throughout our current network and is the primary transport technology between our host and remote central offices and interconnection points with other incumbent carriers. As of April 30, 2000, we maintained over 19,067 miles of copper plant and 1,696 miles of fiber optic plant.

   Our fiber optic transport systems are primarily synchronous optical networks and utilize asynchronous optical systems for limited local or specialized applications. Our fiber optic transport system of choice is capable of supporting increasing customer demand for high bandwidth transport services and applications due to its 240 gigabyte design and switching capacity. In the future, this platform will enable direct Asynchronous Transfer Mode, Frame Relay and/or Internet Protocol insertion into the synchronous optical network or physical optical layer.

   In both our traditional telephone company markets and competitive markets, DSL-enabled integrated access technology is being deployed to minimize the last mile provisioning cost and to provide significant broadband capacity to our customers. We install DSL equipment, or a DSLAM, in every co-location in our competitive markets. Currently, DSL service is utilized as a network element to reduce our service costs. In the future, we may offer this service as a competitive retail offering in the markets where it is most appropriate. We offer DSL retail service to customers in our traditional telephone company markets. As of April 30, 2000, we had 15 DSLAMs installed throughout our network and expect to have approximately 125 installed by December 31, 2000.

   We have initiated design and deployment of an advanced, high capacity packet-switched nationwide network, pursuing Voice over Internet Protocol/Voice Telephony over Asynchronous Transfer Mode/Private Line over Asynchronous Transfer Mode architectures to simultaneously augment and evolve our existing host networks. We believe packet-switched architectures will allow us to efficiently deliver integrated voice, data and Internet communications services to our customers at a lower cost than traditional circuit-switched architectures, thereby facilitating superior, competitively priced service packaging for our customers. In key market areas, our traditional telephone companies have already initiated the transition from circuit-based to next generation packet-enabled host switch and transport architectures. As we further evolve and deploy our network, we expect to continue leveraging our packet/server enabled host switches, ancillary platforms and technical personnel to gain maximum efficiencies and economies of scale and scope.

   Packet-switched, next generation architectures provide for very large geographic coverage from any existing or "green-field" packet/server-enabled host locations. This architecture significantly mitigates the total number of packet/server-enabled host switch installations, otherwise stipulated by transport distance alone, and allows for an efficient balance between existing host and "green-field" host location. In the short term, we expect to continue co-locating platforms that can be easily migrated to packet-switched, next generation architecture in the incumbent's central office, with traffic transported to our existing host switch.

   Our smart-build and edge-out strategies provide us the unique ability to deploy packet capable infrastructures while avoiding up-front cost for legacy circuit-based switching in competitive markets. At the same time, we are assembling select long-haul network facilities at low cost through unbundled network element leases, dark fiber purchases and strategic partnerships. This lowers the cost of long distance transport, enables us to continue the growth of our long distance wholesale operations and prepares a nationwide infrastructure for our applications hosting initiative.

   Rapid and significant changes in technology are expected in the communications industry. Our future success will depend, in part, on our ability to anticipate and adapt to technological changes. We believe that our network architecture, which takes advantage of our existing traditional telephone infrastructure and smart-build strategy, enables us to rapidly respond to technological changes while limiting capital expenditures.

Competition

   We operate in the highly competitive communications services industry. As an incumbent carrier we typically experience little competition in our traditional rural telephone company markets. However, we do not have a significant market share in any of our target competitive communications markets. Competition for our services is based on service, price, quality, reputation, geographic scope, name recognition, network reliability, service features, billing services, perceived quality and responsiveness to customers' needs. Many of our competitors including, in particular, the incumbent telephone companies, have financial, technical, marketing, personnel and other resources greater than ours. In addition, consolidation and strategic alliances within the communications industry or the development of new technologies could affect our competitive position.

   In each of our target competitive markets, we will continue to compete principally with the incumbent telephone companies serving that area, such as Bell Atlantic, US West and GTE Corp. In addition, in some of our target competitive markets in the northeast, such as those in New York, Massachusetts and New Hampshire, we will compete with Choice One, a regional competitive communications provider, and we expect to compete in certain northeastern markets with Adelphia Business Solutions, a business division of one of the nations largest cable television operators. In the central portion of the U.S., we are, and expect to continue, competing with Birch Telecommunications in some of our markets in Kansas, Missouri and Texas and with CapRock Communications in some of our target markets in Texas, Louisiana, Arkansas, Oklahoma, New Mexico and Arizona. To date, our most active competitors in the northwest are Advanced TelCom Group and Avista Communications. Active competitive communications providers in our target markets in the southeast include KMC Telcom, which currently provides service in North Carolina and Virginia, and CFW Intelos, which provides services to customers in Virginia, West Virginia, Kentucky and Tennessee.

   Changes in the Telecommunications Act radically altered the market opportunity for new telecommunications service providers. Because the Telecommunications Act requires local exchange carriers to unbundle their networks, new telecommunications service providers are able to rapidly enter markets by installing switches and leasing line capacity. Newer competitive service providers, like us and some competitors that we may encounter in some of our competitive communications markets, can be more opportunistic in designing and implementing networks because they will not have to replicate existing facilities until traffic volume justifies building them.

   In addition to the new communications service providers, interexchange carriers and other competitors listed above, we may face competition from other market entrants such as electric utilities, cable television companies and wireless companies. Electric utilities have existing assets and low cost access to capital which could allow them to enter a market rapidly and accelerate network development. Cable television companies are entering the telecommunications market by upgrading their networks with fiber optics and installing facilities to provide fully interactive transmission of broadband voice, video and data communications. Finally, wireless companies intend to develop wireless technology for deployment in the United States as a broadband substitute for traditional wireline local telephones. Some Internet companies are also developing applications to deliver switched voice communications over the Internet.

   The Internet services market is also highly competitive, and we expect that competition will continue to intensify. Internet service, meaning both Internet access and on-line content services, is provided by Internet service providers, satellite-based companies, long distance carriers and cable television companies. Many of these companies provide direct access to the Internet and a variety of supporting services to businesses and individuals. In addition, many of these companies, such as America Online, Inc., MicroSoft Network, Prodigy Services Company and WebTV Networks, offer on-line content services consisting of access to closed, proprietary information networks. Long distance companies, among others, are aggressively entering the Internet access markets. Long distance carriers have substantial transmission capabilities, traditionally carry data to large numbers of customers and have an established billing system infrastructure that permits them to add new services. Satellite companies are offering broadband access to the Internet from desktop PCs. Many of these competitors have substantially greater financial, technological, marketing, personnel, name-brand recognition and other resources than those available to us.

Employees

   As of April 30, 2000, we employed a total of 1,414 full-time employees, including 137 employees of our traditional telephone companies represented by five unions. We believe the state of our relationship with our union and non-union employees is satisfactory.

Properties

   We either lease or own our administrative offices and generally own our maintenance facilities, rolling stock, co-location equipment, central office and remote switching platforms and transport and distribution network facilities. Administrative and maintenance facilities are generally located in or near community centers. Co-location equipment is located in leased space in the incumbent carriers central office. Central offices are often within the administrative building and outlying customer service centers. Auxiliary battery or other non-utility power sources are at each central office to provide uninterrupted service in the event of an electrical power failure. Transport and distribution network facilities include fiber optic backbone and copper wire distribution facilities, which connect customers to remote switch locations or to the central office and to points of presence or interconnection with the incumbent long distance carrier. These facilities are located on land pursuant to permits, easements or other agreements. Rolling stock includes service vehicles, construction equipment and other required maintenance equipment.

   Each of our regional operations centers provides customer provisioning, customer service, repair and information technology and support systems. We currently have functioning operations centers in Albany, New York and Dallas, Texas. To serve our southeastern target markets, we expect to open an operations center in Birmingham, Alabama in the third quarter of 2000. We plan to open our regional operations center in the northwest in the fourth quarter of 2000.

Legal Proceedings

   We currently and from time to time are involved in litigation and regulatory proceedings incidental to the conduct of our business, but we are not a party to any lawsuit or proceeding which, in our opinion, is likely to have a material adverse effect on us.

                                   REGULATION

   The following summary does not describe all present and proposed federal, state and local legislation and regulations affecting the telecommunications industry. Some legislation and regulations are currently the subject of judicial proceedings, legislative hearings and administrative proposals which could change the manner in which this industry operates. Neither the outcome of any of these developments, nor their potential impact on us, can be predicted at this time.

Overview

   Our communications services are subject to federal, state and local regulation. We hold various regulatory authorizations for our service offerings. At the federal level, the Federal Communications Commission, or FCC, exercises jurisdiction over all facilities and services of telecommunications common carriers, such as us, to the extent those facilities are used to provide, originate, or terminate interstate or international communications. State regulatory commissions exercise jurisdiction over such facilities and services to the extent those facilities are used to provide, originate or terminate intrastate communications. In addition, pursuant to the Telecommunications Act of 1996, state and federal regulators share responsibility for implementing and enforcing the domestic pro-competitive policies introduced by that legislation. In particular, state regulatory agencies have substantial oversight over the provision by incumbent telephone companies of interconnection and non-discriminatory network access to competitive communications providers. Local governments often regulate the public rights-of-way necessary to install and operate networks, and may require communications services providers to obtain licenses or franchises regulating their use of public rights-of-way.

   We believe that competition in our telephone service areas will ultimately increase as a result of the Telecommunications Act, although the form and degree of competition cannot be ascertained until such time as the FCC (and, in certain instances, state regulatory bodies) adopts final regulations.

Federal Regulation

   We must comply with the Communications Act of 1934, as amended, which requires, among other things, that communications carriers offer services at just and reasonable rates and on non-discriminatory terms and conditions. The Telecommunications Act brought changes in regulation at both the federal and state levels that affect virtually every segment of the telecommunications industry. The Telecommunications Act is intended to promote competition in all areas of telecommunications and to reduce regulation. The Telecommunications Act is described further below under Telecommunications Act.

   Although the Telecommunications Act substantially revised the Communications Act and was intended, among other things, to eliminate certain regulatory burdens, we and other communications carriers remain subject to ongoing regulatory requirements. Among other regulatory mandates, the FCC requires common carriers to file periodic reports concerning interstate circuits and deployment of network facilities. The FCC also requires carriers providing interstate and international services, as we do, to file tariffs with the FCC reflecting the rates, terms, and conditions of those services. These tariffs are subject to review and potential objection by the FCC or third parties. Interstate tariff filing may no longer be required as a result of FCC and court proceedings. However, this issue has yet to be resolved.

   The FCC generally must approve in advance most transfers of control and assignments of operating authorizations by FCC-regulated entities. Therefore, if we seek to acquire companies that hold FCC authorizations, in most instances we will be required to seek approval from the FCC prior to completing those acquisitions. The FCC has the authority to condition, modify, cancel, terminate or revoke operating authority for failure to comply with the Communications Act or rules, regulations and policies of the FCC. Fines or other penalties also may be imposed for such violations.

   The FCC has required that incumbent, independent, local exchange carriers that provide interstate long distance services originating from their local exchange service territories, must do so in accordance with structural separation rules. These rules require that our long distance affiliate (i) maintain separate books of account, (ii) not own transmission or switching facilities jointly with the local exchange affiliate, and (iii) acquire any services from its affiliated local exchange telephone company at tariffed rates, terms and conditions. These rules are currently being challenged on reconsideration before the FCC.

State Regulation

   Local service rates generally are regulated by state regulatory agencies, which usually are called public service commissions or public utility commissions, or PUCs. Traditionally, PUCs have regulated pricing through rate of return rules that focus on authorized levels of earnings by local exchange carriers. As part of the movement toward deregulation, several states are beginning to replace traditional rate of return regulation with "price cap" and incentive regulation. Currently, however, in most states, most of our traditional telephone company operations remain subject to rate of return regulation. If competitors enter areas where we provide traditional telephone company services, they may enjoy greater pricing flexibility than we do, and therefore could have a competitive advantage over us.

   Many PUCs also regulate the purchase and sale of local exchange carriers, prescribe certain accounting procedures, and regulate various other matters, including service standards and operating procedures. PUCs, like the FCC, can sanction a carrier, order fines and penalties, or revoke authorizations for violations of applicable state laws and PUC regulations. In most states, we are required to file tariffs setting forth the terms, conditions, and prices for services that are classified as intrastate. While state procedures with respect to tariffs vary, these tariffs generally are subject to review and potential objection by PUCs or third parties.

Local Regulation

   We are subject to numerous local regulations, including, for example, building code requirements. These regulations may vary greatly from city to city.

Telecommunications Act

   One of the key goals of the Telecommunications Act is to encourage competition in local telephone service. To do this, the Telecommunications Act provides three means by which communications service providers can enter the local telephone service marketplace:

  . Resale. Incumbent telephone companies are required to permit new communications service providers to purchase their services for resale to the public at a wholesale rate that is less than the rate charged by the incumbent telephone companies to their retail customers.

  . Access to Network Elements. Incumbent telephone companies are required to lease to new communications service providers the various elements in their network that are used to provide local telephone service. The leased parts of the incumbent telephone companies networks are known as unbundled network elements. The incumbent telephone companies must make "unbundled network elements" available at rates that are based on their forward-looking economic costs.

  . Construction of New Facilities. New communications service providers may also enter the local phone service market by building their own facilities. An incumbent telephone company is required to allow new communications service providers to interconnect their facilities with the incumbents', so that each carriers customers can reach the other's.

   To facilitate new communications service provider's entry into local telephone markets using one or more of the above three methods, the Telecommunications Act imposes on incumbent telephone companies the obligation to open their networks and markets to competition. When requested by competitors, incumbent telephone companies are required to negotiate in good faith agreements that lay out terms governing interconnection to their network, access to unbundled network elements and resale. Incumbent telephone companies also must allow competing carriers to "co-locate," or place their own equipment in incumbents' central offices.

   As a result of the passage of the Telecommunications Act, local exchange carriers, including traditional telephone companies, face the prospect of being subject to competition for the first time in the provision of traditional local telephone and intrastate toll services. The Telecommunications Act also provides for the codification of the principles of "universal service" and establishes safeguards to foster the provision of communications services in the areas served by traditional telephone companies by adopting a federal universal service support fund, or USSF. See "--Promotion of Universal Service."

   The Telecommunications Act makes competitive entry into the telecommunications industry more attractive to non-incumbent carriers by, among other things, removing most state and local barriers to competition. Therefore, the Telecommunications Act may increase the level of competition we face in our traditional rural markets. In particular, after notice and an opportunity for comment, the FCC may preempt any state requirement that prohibits or has the effect of prohibiting a carrier from providing intrastate or interstate communications services. In addition, the Telecommunications Act establishes procedures under which a regional Bell operating company, can enter the market for long-distance services within the area where it has traditionally provided local exchange service. To date, one regional Bell operating company has been granted authority by the FCC to provide such in-region long distance services. Another regional Bell operating company currently has an application to provide such services pending before the FCC. The provision of in-region long distance services by regional Bell operating companies could permit them to offer "one-stop shopping" of bundled local and long distance services, enhancing their competitive position generally in new markets we may seek to serve, and in our rural markets, should they seek to enter these markets.

   Several regional Bell operating companies have requested that the FCC waive certain obligations imposed by the Telecommunications Act with respect to regional Bell operating company-provisioned high-speed data services, including, among other things, the obligations to unbundle and offer for resale such services. In addition, the regional Bell operating companies are seeking to provide high-speed data services on a long-distance basis without complying with the market opening provisions of the Telecommunications Act. Bills have also been introduced in Congress that would allow regional Bell operating companies to provide such advanced data services on a streamlined basis. Permitting the regional Bell operating companies to provide data services with fewer regulatory requirements could have a material adverse impact on our ability to compete in the data services sector.

The Promotion of Local Service Competition and Traditional Telephone Companies

   As discussed above, the Telecommunications Act provides, in general, for the removal of barriers to entry into the telecommunications industry in order to promote competition for the provision of local service. Congress, however, has recognized that states should not be prohibited from taking actions necessary to preserve and advance universal service, and has further recognized that special consideration should be given to the appropriate conditions for competitive entry in areas served by traditional telephone companies.

   Pursuant to the Telecommunications Act, local exchange carriers, including both incumbent telephone companies and competitive communications providers, are required to: (i) allow others to resell their services at retail rates;
(ii) ensure that customers can keep their telephone numbers when changing carriers; (iii) ensure that competitors' customers can use the same number of digits when dialing and receive nondiscriminatory access to telephone numbers, operator service, directory assistance and directory listings; (iv) ensure access to telephone poles, ducts, conduits' and rights of way; and (v) compensate competitors for the competitors' costs of completing calls to competitors' customers. Competitors are required to compensate the incumbent telephone company for the cost of providing these interconnection services.

   The Telecommunications Act, with certain exceptions, requires incumbent telephone companies to: (i) interconnect their facilities and equipment with any requesting telecommunications carrier at any technically feasible point;
(ii) unbundle and provide nondiscriminatory access to network elements, such as local loops, switches and transport facilities, at nondiscriminatory rates and on nondiscriminatory terms and conditions; (iii) offer their retail services for resale at wholesale rates; (iv) provide reasonable notice of changes in the information necessary for transmission and routing of services over the incumbent telephone company's facilities or in the information necessary for interoperability; and (v) provide, at rates, terms and conditions that are just, reasonable and nondiscriminatory, for the physical co-location of equipment necessary for interconnection or access to unbundled network elements at the premises of the incumbent telephone company. Competitors are required to compensate the incumbent telephone company for the cost of providing these interconnection services.

   Under the Telecommunications Act, our traditional telephone companies may request from state PUCs exemption, suspension or modification of any or all of the requirements described above. A PUC may grant such a request if it determines that such exemption, suspension or modification is consistent with the public interest and necessary to avoid a significant adverse economic impact on communications users and generally avoid imposing a requirement that is technically unfeasible or unduly economically burdensome. If a PUC denies some or all of any such request made by one of our traditional telephone companies, or did not allow us adequate compensation for the costs of providing interconnection, our costs could increase. In addition, with such a denial, competitors could enjoy benefits that would make their services more attractive than if they did not receive such interconnection rights. We have not filed any such requests.

   However, pursuant to the Telecommunications Act our traditional rural telephone companies are automatically exempt from these additional incumbent telephone company requirements, except in Florida where the legislature has determined that all local exchange carriers are required to provide interconnection services as prescribed in the Telecommunications Act. The Telecommunications Act's exemption can be rescinded or modified by a state PUC if a competing carrier files a bona fide request for interconnection services or access to network elements. If such a request is filed by a potential competitor with respect to one of our operating territories, we are likely to ask the relevant PUC to retain the exemption. A PUC may grant such a potential competitors request if it determines such interconnection request is not unduly economically burdensome, is technically feasible and is consistent with universal service obligations. If a state PUC rescinds such exemption in whole or in part and if the state PUC does not allow us adequate compensation for the costs of providing the interconnection, our costs would significantly increase and we could suffer a significant loss of customers to competitors. In addition, we could incur additional administrative and regulatory expenses as a result of the interconnection requirements.

   To the extent we seek to enter the local telephone service business in territories where we do not operate as a traditional telephone company, we could encounter difficulties in obtaining interconnection with the incumbent telephone companies, particularly if there are traditional telephone companies who are entitled to the same protections we enjoy in our traditional communications operating territories. In particular, in those circumstances, we might be unable to obtain access to the incumbent telephone companies' networks, which could significantly detract from our ability to implement our competitive communications provider strategy.

   Even if an incumbent telephone company in a territory we wished to enter was not entitled to such protections, we could nonetheless be unable to obtain interconnection on favorable terms. The FCC has issued rules implementing the interconnection and resale provisions of the Telecommunications Act, but those rules have been, and continue to be, subject to administrative and judicial appeals. Thus, there exists continuing uncertainty about individual rules governing pricing of interconnection and unbundled network elements, and the terms and conditions of interconnection agreements. This may make negotiating these agreements more difficult and time-consuming. It also could require renegotiation of relevant provisions of existing interconnection agreements or subject them to additional court or regulatory proceedings.

Promotion of Universal Service

   The USSF revenues received by our traditional telephone companies from the federal government are intended to support the high cost of our operations in rural markets. Revenues from such USSF support payments represented 4.9% of our revenues in 1999. If our traditional telephone companies were unable to receive USSF support payments, or if such support payments were reduced, many of our traditional telephone companies would be unable to operate as profitably as they have historically. Furthermore, under the current regulatory scheme, as the number of access lines that we have in any given state increases, the rate at which we can recover certain support payment decreases. Therefore, as we implement our growth strategy, our eligibility for such support payments is likely to decrease.

   Newly codified universal service principles are being implemented by both the FCC and the PUCs. One of the implemented principles provides that USSF funds will be distributed only to carriers that are designated as eligible telecommunications carriers, or ETCs, by a state PUC. All of our traditional telephone companies have been designated as ETCs pursuant to the Telecommunications Act. However, under the Telecommunications Act, competitors could obtain the same support payments as we do if a PUC determined that granting such support payments to competitors would be in the public interest. If such universal service support payments were to become available to potential competitors, our affected traditional telephone companies might not be able to compete as effectively or otherwise continue to operate as profitably as they have historically.

   Traditional telephone companies will receive USSF payments pursuant to existing mechanisms for determining the amounts of such payments with some limitations, such as on the amount of corporate operating expense that can be recovered from the USSF. In 2001, after a transition period, traditional telephone companies may secure USSF payments, based upon a yet-to-be-determined methodology, which payments are expected to be significantly less than prior payments.

   In addition, there are a number of appeals challenging several aspects of the FCC's universal service rules. It is not possible to predict at this time whether the FCC or Congress will order modification to those rules, or the ultimate impact any such modification might have on us.

Access Charge Reform

   The majority of our revenues come from network access charges, which are paid to us by intrastate carriers and interstate long distance carriers for originating and terminating calls in the regions served by our traditional telephone companies. The amount of access charge revenues that we receive is calculated based on guidelines set by federal and state regulatory bodies, and such guidelines could change at any time. In particular, the FCC has made and is continuing to consider various reforms to the existing rate structure for charges assessed on long distance carriers for connection to local networks. These reforms are designed to move these "access charges," over time, to lower, cost-based rate levels and structures. These changes are expected to reduce access charges and will shift charges, which historically have been based on minutes-of-use, to flat-rate, monthly per line charges on end-user customers rather than long distance carriers. As a result, the aggregate amount of access charges paid by long distance carriers to access providers, such as our traditional telephone companies, may decrease. In addition, to the extent our traditional telephone companies become subject to competition in their own local exchange areas, such access charges could be paid to competing local exchange providers rather than to us. Such a circumstance could have a material adverse effect on our financial condition and results of operations.

   In October 1998, AT&T sought a declaration from the FCC that AT&T may avoid competitive communication provider access charges by declining to direct calls to the customers of those competitive communications providers. While the FCC denied this request, it initiated a rulemaking to determine whether the FCC should regulate the access charges of competitive communications providers. If the FCC regulates competitive communications provider access charges, or if it determines that interexchange carriers may refuse to purchase competitive communications providers switched access services, our competitive communications strategy may be adversely affected.

Potential Internet Regulatory Obligations

   In connection with our Internet access offerings, we could become subject to laws and regulations as they are adopted or applied to the Internet. There is currently only a small body of laws and regulations applicable to access to or commerce on the Internet. As the significance of the Internet expands, federal, state and local governments may adopt rules and regulations, or apply existing laws and regulations to the Internet. We cannot predict the nature of these regulations or their impact on our business.

                                   MANAGEMENT

   The following table sets forth information with respect to our directors, executive officers and other key personnel. Executive officers are generally appointed annually by the board of directors to serve, subject to the discretion of the board of directors, until their successors are appointed.

   Name                                 Age              Position
   ----                                 ---              --------
   Jack H. Thomas......................  58 Co-Founder, Chairman of the Board
                                             of Directors and Chief Executive
                                             Officer
   Eugene B. Johnson...................  52 Co-Founder, Vice Chairman of the
                                             Board of Directors and Chief
                                             Development Officer
   G. Brady Buckley....................  40 President and Chief Operating
                                             Officer
   Walter E. Leach, Jr.................  48 Senior Vice President and Chief
                                             Financial Officer
   John P. Duda........................  52 President and Chief Executive
                                             Officer--Telecom Group
   Timothy W. Henry....................  44 Vice President of Finance and
                                             Treasurer
   Lisa R. Hood........................  34 Vice President and Controller
   Daniel G. Bergstein.................  56 Co-Founder and Director
   Frank K. Bynum, Jr..................  37 Director
   Anthony J. DiNovi...................  37 Director
   George E. Matelich..................  43 Director
   Kent R. Weldon......................  32 Director

   Jack H. Thomas. Mr. Thomas has served as Chairman of our board of directors since August 1998 and served as our President from 1993 to April 2000. Mr. Thomas has served as our Chief Executive Officer since 1993. Mr. Thomas is a co-founder and has been a director of our company since 1991. From 1985 to 1993, Mr. Thomas was Chief Operating Officer of C-TEC Corporation, a diversified communications company which at the time owned Commonwealth Telephone Company, a 240,000 access line telephone company. Prior to 1985, Mr. Thomas worked at United Telephone Company of Ohio and C&P Telephone in various management capacities.

   Eugene B. Johnson. Mr. Johnson has served as our Vice Chairman since August 1998 and our Chief Development Officer since April 2000. Mr. Johnson has served as our Senior Vice President from 1993 to 1998 and served as our Executive Vice President from February 1998 to April 2000. Mr. Johnson is a co-founder and has been a director of our company since 1991. From 1987 to 1993, Mr. Johnson served as President and principal shareholder of JC&A, Inc., an investment banking and brokerage firm providing services to the cable television, telephone and related industries. From 1985 to 1987, Mr. Johnson served as the director of the mergers and acquisitions department of Cable Investments, Inc., an investment banking firm. Mr. Johnson currently is a director of OPASTCO, the primary industry organization for small independent telephone companies and serves on its education and finance committees.

   G. Brady Buckley. Mr. Buckley has served as our President and Chief Operating Officer since May 2000. From July 1998 to May 2000, Mr. Buckley served as President and Chief Executive Officer of FairPoint Solutions. From 1996 to 1998, Mr. Buckley served as President of American Telco, Inc., a Houston, Texas- based communications firm that was the first company to provide both local and long distance phone service in Texas. From 1992 to 1996, Mr. Buckley was a Vice President of Worldcom and was responsible for all New England operations including sales, marketing, finance, operations, and administration. Prior to 1992, Mr. Buckley was employed by First Phone of New England, a start-up company that provided long distance communications services to business firms in the northeast, and Sprint, where he held various sales and management positions.

   Walter E. Leach, Jr. Mr. Leach has served as our Chief Financial Officer and Secretary since October 1994 and our Senior Vice President since February of 1998. From 1984 through September 1994, Mr. Leach served as Executive Vice President of Independent Hydro Developers, where he had responsibility for all project acquisition, financing and development activities.

   John P. Duda. Mr. Duda has served as the President and Chief Executive Officer of our Telecom Group, which has been responsible for all aspects of our traditional telephone operations, since August 1998. From January 1994 to August 1998, Mr. Duda served as our Chief Operating Officer. Prior to 1994, Mr. Duda served as Vice President, Operations and Engineering of Rochester Tel Mobile Communications, State Vice President Minnesota, Nebraska and Wyoming and Director of Network Planning and Operations for Pennsylvania and New Jersey for Sprint and served in various management positions with C&P Telephone and Bell Atlantic. Mr. Duda is currently on the United States Telecom Association's Board of Directors and serves on its Executive and Midsize Company committees. He also serves on OPASTCO's Separations and Access Committee.

   Timothy W. Henry. Mr. Henry has served as our Vice President of Finance and Treasurer since December 1997. From 1992 to December 1997, Mr. Henry served as Vice President/Portfolio Manager at CoBank, ACB, and managed a $225 million telecommunications loan portfolio, which included responsibility for CoBank's relationship with us.

   Lisa R. Hood. Ms. Hood has served as our Vice President and Controller since December 1993. Prior to joining our company, Ms. Hood served as manager of a local public accounting firm in Kansas. Ms. Hood is a certified public accountant.

   Daniel G. Bergstein. Mr. Bergstein is a co-founder and has been a director of our company since 1991. Mr. Bergstein served as Chairman of our board of directors from 1991 until August 1998. Since 1988, Mr. Bergstein has been a senior partner in the New York office of the international law firm Paul, Hastings, Janofsky & Walker LLP, where he is the Chairman of the Firm's National Telecommunications Practice. Mr. Bergstein is a corporate and securities lawyer, specializing in mergers and acquisitions and corporate finance transactions.

   Frank K. Bynum, Jr. Mr. Bynum has served as a director of our company since May 1998. He is also a Managing Director of Kelso. Mr. Bynum joined Kelso in 1987 and has held positions of increasing responsibility at Kelso prior to becoming a Managing Director. Mr. Bynum is a director of CDT Holdings, plc, Citation Corporation, Cygnus Publishing, Inc., HCI Direct, Inc., iXL Enterprises, Inc. and 21st Century Newspapers, Inc.

   Anthony J. DiNovi. Mr. DiNovi has served as a director of our company since January 2000. He is currently a Managing Director of Thomas H. Lee Partners, L.P. Prior to joining Thomas H. Lee Partners, L.P. in 1988, Mr. DiNovi worked in the Corporate Finance Department at Wertheim Schroder & Co., Inc. Mr. DiNovi is a director of Eye Care Centers of America Inc., Fisher Scientific International, Inc., Safelite Glass Corp., US LEC Corp. and various private corporations.

   George E. Matelich. Mr. Matelich has served as a director of our company since July 1997. Mr. Matelich is currently a Managing Director of Kelso, with which he has been associated since 1985. Mr. Matelich currently serves on the Boards of Directors of GlobeNet Communications Group Limited and Humphreys, Inc. Mr. Matelich is also a Trustee of the University of Puget Sound.

   Kent R. Weldon. Mr. Weldon has served as a director of our company since January 2000. He is a Vice President of Thomas H. Lee Partners, L.P. Mr. Weldon worked at the firm from 1991 to 1993 and rejoined it in 1995. Prior to 1991, Mr. Weldon worked at Morgan Stanley & Co. Incorporated in the Corporate Finance Department. Mr. Weldon is a director of Fisher Scientific International, Inc. and Syratech Corporation.

Board Composition

   The board of directors is divided into three classes, with members of the respective classes holding office for staggered three-year terms. The terms of Class 1 Directors, Anthony J. DiNovi, George E. Matelich and Jack H. Thomas, expire in 2001, the terms of Class 2 Directors, Kent R. Weldon, Frank K. Bynum, Jr. and

Eugene B. Johnson, expire in 2002 and the terms of Class 3 Directors, Daniel G. Bergstein and two independent directors to be elected within 90 days of the closing of this offering, expire in 2003. We intend to elect three additional independent directors to comply with NASDAQ listing requirements.

   Upon the closing of this offering, the stockholders agreement entered into in connection with our January 2000 equity financing and recapitalization will be terminated and it is anticipated that FairPoint, Kelso and THL will enter into a new stockholders agreement. We expect that this new agreement will entitle Kelso and THL to designate a specified number of directors, which will be at least a majority of our board immediately following the closing of this offering.


                                     47--1

Committees of the Board of Directors.

   Our board of directors has standing audit and compensation committees.

 Audit Committee

   Our audit committee will consist of our three independent directors. Among other functions, our audit committee:

  . makes recommendations to the board of directors regarding the selection of independent auditors;

  . reviews the results and scope of the audit and other services provided by our independent auditors;

  .  reviews our financial statements; and

  .  reviews and evaluates our internal control functions.

 Compensation Committee

   Our compensation committee currently consists of Anthony J. DiNovi and George E. Matelich. The compensation committee makes recommendations to the board of directors regarding the following matters:

  .  executive compensation;

  .  salaries and incentive compensation for our employees; and

   . the administration of our stock option plans and defined contribution plans.

 Compensation Committee Interlocks and Insider Participation

   For the fiscal year ended December 31, 1999, our compensation committee consisted of George E. Matelich, Nelson Schwab III and Jack H. Thomas. Mr. Schwab served as a director of our company from July 1997 to January 2000.
Mr. Thomas has served as our Chief Executive Officer since 1993, a director of our company since 1991 and our President from 1993 to April 2000. None of our executive officers has served as a member of the compensation committee (or other committee servicing an equivalent function) of any other entity, whose executive officers served as a director of our company or member of our compensation committee.

Non-Employee Director Compensation

   We reimburse directors for any expenses incurred in attending meetings of our board of directors and committees of our board.

Executive Compensation

   The following table sets forth information for the fiscal year ended December 31, 1999 concerning compensation paid to our chief executive officer and our other four most highly compensated executive officers during 1999.

                           Summary Compensation Table

                                                                 Long-term
                                                                Compensation
                                 Annual Compensation               Awards
                         -------------------------------------- ------------
                                                                 Number of
                                                                 Securities
   Name and Principal                              Other Annual  Underlying     All other
        Position         Year     Salary   Bonus   Compensation Options/SARS Compensation(2)
   ------------------    ----    -------- -------- ------------ ------------ ---------------
Jack H. Thomas.......... 1999    $330,000 $180,000   $ 89,270          --        $ 8,262
 Chairman and Chief
  Executive Officer      1998     300,000  150,000     71,101    1,300,000        15,750
                         1997     300,000   82,500     67,778          --         15,750

Eugene B. Johnson....... 1999    $264,000 $132,000   $ 69,154    1,195,000       $ 7,839
 Vice Chairman and       1998     240,000  120,000     37,261          --         15,264
 Chief Development
  Officer                1997     240,000   62,000     28,671          --         15,264

G. Brady Buckley........ 1999    $253,740 $240,000   $163,976      549,000       $ 7,380
 President and Chief
  Operating Officer      1998(1)  125,000   90,000         33          --            --
                         1997         --       --         --           --            --

Walter E. Leach, Jr..... 1999    $150,077 $ 80,000   $ 33,606          --        $ 7,596
 Senior Vice President
  and                    1998     132,246   62,942     11,332      650,000        14,922
 Chief Financial Officer 1997     115,502   32,400     15,076          --         14,394

John P. Duda............ 1999    $150,037 $ 75,000   $ 54,065          --        $ 7,839
 President and Chief
  Executive Officer      1998     142,589   49,000     26,511      410,000        15,264
 Telecom Group           1997     130,938   31,000     23,156          --         15,264

--------
(1) Represents six months of compensation.
(2) Reflects matching contributions made under our 401(k) plan and group term life insurance coverage.

1995 Stock Option Plan

   Our Stock Option Plan was adopted on February 22, 1995. The 1995 plan provides for the grant of options to purchase up to an aggregate of 1,136,800 shares of our common stock. The 1995 plan is administered by our compensation committee, which makes discretionary grants of options to our officers, directors and employees.

   Options granted under the 1995 plan may be incentive stock options, which qualify for favorable Federal income tax treatment under Section 422A of the Internal Revenue Code, or nonstatutory stock options.

   The selection of participants, allotment of shares, determination of price and other conditions of purchase of such options is determined by our compensation committee, in its sole discretion. Each option grant is evidenced by a written incentive stock option agreement or nonstatutory stock option agreement dated as of the date of grant and executed by us and the optionee. Such agreement also sets forth the number of options granted, the option price, the option term and such other terms and conditions as may be determined by the board of directors. As of April 30, 2000, a total of 592,460 options to purchase shares of our common stock were outstanding under the 1995 plan. Such options were exercisable at a price of $.25 per share.

   Options granted under the 1995 plan are nontransferable, other than by will or by the laws of descent and distribution.

1998 Stock Incentive Plan

   In August 1998, we adopted our Stock Incentive Plan, the 1998 Plan. The 1998 Plan provides for grants to members of management of up to 6,818,065 nonqualified options to purchase our common stock, at the discretion of the compensation committee. Options vest in 25% increments on the second, third, fourth, and fifth anniversaries of an individual grant. In the event of a change in control, outstanding options will vest immediately. At April 30, 2000, a total of 6,461,065 options were outstanding under the 1998 Plan. Pursuant to the terms of the grant, options become exercisable only in the event that we are sold, an initial public offering of our common stock occurs, or other changes in control, as defined, occur. The number of options that may ultimately become exercisable also depends upon the extent to which the price per share obtained in a sale of FairPoint would exceed a minimum selling price of $4.29 per share. Options have a term of ten years from date of grant. We will accrue as compensation expense the excess of the estimated fair value of our common stock over the exercise price of the options when and if a sale of FairPoint, at the prices necessary to result in exercisable options under the grant, becomes imminent or likely.

   In April 2000, all of the options outstanding under the FairPoint Solutions' stock option plan were converted to options to purchase our common stock under the 1998 Plan. As a result, 925,500 options to purchase common stock of FairPoint Solutions were converted into an aggregate of 1,693,665 options of which 1,620,465 are to purchase our common stock at an exercise price of $3.28 per share and 73,200 options to purchase our common stock at an exercise price of $13.12 per share. Upon completion of the conversion, the FairPoint Solutions stock option plan was terminated.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR
Values

   The following table sets forth the information with respect to the executive officers set forth in the Summary Compensation Table concerning the exercise of options during fiscal year 1999, the number of securities underlying options as of December 31, 1999 and the year end value of all unexercised in-the-money options held by such individuals.

                                                Number of Securities
                           Shares              Underlying Unexercised       Value of Unexercised
                         Acquired on  Value        Options/SARs At      In-The-Money Options/SARs at
                          Exercise   Realized    Fiscal Year-End (#)        Fiscal Year-End ($)
Name                         (#)       ($)    Exercisable/Unexercisable Exercisable/Unexercisable(1)
----                     ----------- -------- ------------------------- ----------------------------
Jack H. Thomas..........     --        --         284,200/1,300,000        $3,657,654/14,825,200
Eugene B. Johnson.......     --        --         213,200/1,195,000         2,743,884/13,627,780
G. Brady Buckley........     --        --               -- /549,000                -- /5,402,160(2)
Walter E. Leach, Jr.....     --        --           142,200/650,000          1,830,114/7,412,600
John P. Duda............     --        --           213,200/410,000          2,743,884/4,675,640

--------
(1) Represents the difference between the exercise price and the fair market value of our common stock at December 31, 1999.
(2) Does not include a bonus of approximately $1,800,720 payable to Mr. Buckley upon the exercise of such options as described in "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview-- Stock-Based Compensation Expense."

   In connection with our January 2000 equity financing and recapitalization, 12,440 warrants and 300,940 options to purchase our common stock were exercised and the underlying shares were sold for aggregate proceeds of $3,975,836. In connection with this transaction, the board of directors approved the acceleration of the vesting and exercise of 40,600 options owned by Mr. Leach. In addition, Mr. Leach and Mr. Duda also received an aggregate of $1,165,000 from certain of our stockholders in satisfaction of a portion of such stockholders' stock appreciation rights obligations to Messrs. Duda and Leach.

Employment Agreements

   In January 2000, we entered into employment agreements with each of Jack H. Thomas, Eugene B. Johnson, Walter E. Leach, Jr. and John P. Duda. Each of the employment agreements provides for an employment period from January 20, 2000 until December 31, 2003 and provides that upon the termination of the executive's employment due to a change of control, the executive is entitled to receive from us in a lump

                                     50--1
sum payment an amount equal to such executive's base salary as of the date of termination for a period ranging from twelve months to twenty-four months. For purposes of the previous sentence, a change of control shall be deemed to have occurred if: (a) certain of our stockholders no longer own, either directly or indirectly, shares of our capital stock entitling them to 51% in the aggregate of the voting power for the election of our directors as a result of a merger or consolidation of FairPoint, a transfer of our capital stock or otherwise; or
(b) we sell, assign, convey, transfer, lease or otherwise dispose of, in one transaction or a series of related transactions, all or substantially all of our property or assets to any other person or entity. In addition, we have agreed to maintain the executives' long term disability and medical benefits for a similar period following a change of control. In the event that any executive's employment with us terminated without cause and not as a result of a change of control, such executive is entitled to receive a lump sum payment from us in an amount equal to such executive's base salary for a period ranging from six months to twelve months and is also entitled to long term disability and medical benefits for a similar period. In the event that any executive's employment is terminated by us for cause or by such executive without good reason, such executive is not entitled to any benefits under his employment agreement.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Financial Advisory Agreements

   In connection with our January 2000 equity financing and recapitalization, we entered into a Management Services Agreement with THL Equity Advisors IV, LLC, or THL Advisors, dated as of January 20, 2000 and an Amended and Restated Financial Advisory Agreement dated as of January 20, 2000 with Kelso, pursuant to which THL Advisors and Kelso provide certain consulting and advisory services related, but not limited to, equity financings and strategic planning. Pursuant to these agreements, we pay to each of THL Advisors and Kelso annual advisory fees of $500,000 payable on a quarterly basis until December 31, 2006 and we reimburse them for out of pocket expenses for the duration of the agreements. Further, we agreed to pay Kelso a transaction fee of approximately $8.5 million upon the closing of this offering. In connection with our equity financing and recapitalization, we terminated our financial advisory agreement with Carousel Capital Partners, L.P., a former significant stockholder, and the original financial advisory agreement with Kelso. We paid advisory fees of $400,000, $250,000 and $45,833 to Carousel and Kelso in 1999, 1998 and 1997,
respectively.

Consulting Agreement

   On January 20, 2000, we terminated a consulting agreement dated as of July 31, 1997 between us and an entity controlled by Daniel G. Bergstein, a director and principal stockholder of the company, under which Mr. Bergstein provided general consulting and advice to us as reasonably requested from time to time. During 1999 and 1998, we paid consulting fees under the consulting agreement of $132,831 and $103,306, respectively.

Legal Services

   Daniel G. Bergstein is a senior partner of Paul, Hastings, Janofsky & Walker LLP. Paul Hastings regularly provides legal services to us. For the years ended December 31, 1999, 1998 and 1997, we paid Paul Hastings approximately $336,835, $2,308,000 and $1,100,000, respectively, for legal services.

Stockholders Agreement and Registration Rights Agreement

   In connection with our January 2000 equity financing and recapitalization, we entered into a stockholders agreement with our stockholders, dated as of January 4, 2000, which contains provisions relating to: (i) the designation of members to our board of directors (including, initially, two members to be designated by THL, two members by Kelso and upon the receipt of all required regulatory approvals, the remaining members to be designated jointly by THL and Kelso), (ii) restrictions on transfers of shares, (iii) the requirement that our stockholders take certain actions upon the approval of a majority of the stockholders in connection with an initial public offering or a sale of FairPoint, (iv) the requirement of FairPoint to sell shares to the stockholders under certain circumstances upon authorization of an issuance or sale of additional shares, (v) the participation rights of stockholders in connection with a sale of shares by other stockholders, and (vi) our right to purchase all (but not less than all) of the shares of a management stockholder in the event of resignation, termination of employment, death or disability. The stockholders agreement also provides that we must obtain the consent of THL and Kelso in order for us to incur debt in excess of $5 million. The stockholders agreement will terminate upon the consummation of this offering.

   We anticipate that upon the closing of this offering THL, Kelso and we will enter into a new stockholders agreement. We expect that this agreement will provide for various rights on the part of THL and Kelso, including rights relating to the designation of directors (resulting immediately after the closing of this offering in THL and Kelso designating an aggregate majority of our board), consent to our issuance of new capital stock and the calling of stockholders meetings.

   We entered into a registration rights agreement with our stockholders, dated as of January 20, 2000, pursuant to which our stockholders have the right, in certain circumstances and subject to certain conditions, to require us to register shares of our common stock held by them under the Securities Act. Under the registration rights agreement, except in limited circumstances, we are obligated to pay all expenses in connection with such registration.

   In connection with the execution of the stockholders agreement and the registration rights agreement, we terminated our previous stockholders agreement and registration rights agreement, each dated July 31, 1997.

                                     52--1

Purchase of Common Stock by Management

   In January 2000, 65,540 shares of our common stock were purchased by 21 employees for an aggregate purchase price of $859,655, including 7,640 shares purchased by Mr. Buckley, for a purchase price of $100,210.

   In March 1998, 314,000 shares of our common stock were purchased by ten employees for an aggregate purchase price of $537,741, including 40,000, 80,000, 40,000 and 20,000 shares purchased by Messrs. Thomas, Johnson, Leach and Duda, respectively.

THL Commitment

   In January 2000, we entered into a commitment letter with THL pursuant to which THL committed to purchase $50 million of our equity securities, subject to various conditions, at a price per share equal to $13.12. This commitment expires on December 31, 2000.

Management Services Agreement

   In July 1997, we entered into a Management Services Agreement with MJD Partners, L.P. under which MJD Partners provided certain management services to us. The management services agreement was terminated on April 1, 1998. During 1997 and between January 1, 1998 and April 1, 1998, MJD Partners was paid $1,020,000 and $225,000, respectively, a significant portion of which was for compensation paid to Messrs. Thomas and Johnson by MJD Partners.

Contingent Liabilities

   In October 1998, JED Communications Associates and Meyer Haberman, a former director of FairPoint, pledged a portion of their holdings of our common stock to Bankers Trust Company as collateral for their obligations to repay borrowings from Bankers Trust. The loan documents required us, in the event of default by the stockholders, to repurchase the pledged shares for the lesser of 100% of the outstanding indebtedness and $3.0 million. In January 2000, the outstanding indebtedness was repaid and the pledge of the stock was released.

Contribution of Stockholder Loans

   Prior to July 1997, we were obligated to Messrs. Bergstein, Thomas, Haberman and Johnson under promissory notes in the principal amounts of approximately $373,053, $227,679, $233,158 and $89,610, respectively. In July 1997, we paid to each such stockholder all accrued and unpaid interest on their respective notes and each such stockholder contributed his respective note to MJD Partners in exchange for an increased partnership interest in MJD Partners. MJD Partners subsequently contributed the notes to us and the notes were cancelled.

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth information regarding beneficial ownership of our common stock as of April 30, 2000 for (i) each executive officer named in the "Summary Compensation Table"; (ii) each director, (iii) all of our executive officers and directors as a group, and (iv) each person who beneficially owns 5% or more of the outstanding shares of our common stock.

   The amounts and percentage of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power", which includes the power to vote or to direct the voting of such security, or "investment power", which includes the power to dispose of or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated.

                                                      Percent of
                                          Number of   Outstanding  Percent of
                                            Shares      Shares    Outstanding
                                         Beneficially  Prior to   Shares After
                                           Owned(1)   Offering(1)   Offering
                                         ------------ ----------- ------------
Executive Officers and Directors:
Jack H. Thomas (2)......................   2,082,590      4.1%
Eugene B. Johnson (3)...................     939,130      1.9%
G. Brady Buckley (4)....................       7,640        *
Walter E. Leach, Jr. (5)................     152,350        *
John P. Duda (6)........................     197,560        *
Daniel G. Bergstein (7).................   2,155,140      4.3%
Frank K. Bynum, Jr. (8).................  18,199,496     36.5%
Anthony J. DiNovi (9)...................  21,461,720     43.1%
George E. Matelich (8)..................  18,199,496     36.5%
Kent R. Weldon (9)......................  21,461,720     43.1%
All Executive Officers and Directors as
 a group (10 persons)...................  45,195,626     88.2%


5% Stockholders:
Kelso Investment Associates V, L.P. and
 Kelso Equity Partners V, L.P. (8)......  18,199,496     36.5%
 320 Park Avenue, 24th Floor
 New York, New York 10022
Thomas H. Lee Equity Fund IV, LP and      21,461,720     43.1%
 Affiliates (9).........................
 75 State Street
 Boston, Massachusetts 02109

--------
*  Less than 1%.
(1) Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned by them, subject to community property laws where applicable. The percentage of beneficial ownership is based on 49,797,376 shares of common stock outstanding as of April 30, 2000.
(2) Includes 609,200 shares of common stock issuable upon exercise of options that are either currently exercisable or exercisable during the next 60 days. Does not include 975,000 shares of common stock issuable upon exercise of options that are not currently exercisable or exercisable during the next 60 days.
(3) Includes 511,950 shares of common stock issuable upon exercise of options that are either currently exercisable or exercisable during the next 60 days. Does not include 896,250 shares of common stock issuable upon exercise of options that are not currently exercisable or exercisable during the next 60 days.
(4) Does not include 549,000 shares of common stock issuable upon the exercise of options that are not currently exercisable or exercisable during the next 60 days.

(5) Includes 152,350 shares of common stock issuable upon exercise of options that are either currently exercisable or exercisable during the next 60 days. Does not include 457,050 shares of common stock issuable upon exercise of options that are not currently exercisable or exercisable during the next 60 days.
(6) Includes 197,560 shares of common stock issuable upon exercise of options that are either currently exercisable or exercisable during the next 60 days. Does not include 307,500 shares of common stock issuable upon exercise of options that are not currently exercisable or exercisable during the next 60 days.
(7) Includes 2,155,140 shares owned by JED Communications Associates,Inc., a corporation owned 100% by Mr. Bergstein and members of his immediate family.
(8) Includes 16,427,726 shares of common stock owned by KIAV and 1,771,770 shares of common stock owned by KEPV. KIAV and KEPV, due to their common control, could be deemed to beneficially own each other's shares, but each disclaims such beneficial ownership. Joseph S. Schuchert, Frank T. Nickell, Thomas R. Wall, IV, George E. Matelich, Michael B. Goldberg, David I. Wahrhaftig, Frank K. Bynum, Jr. and Philip E. Berney may be deemed to share beneficial ownership of shares of common stock owned of record by KIAV and KEPV, by virtue of their status as general partners of the general partner of KIAV and as general partners of KEPV. Messrs. Schuchert, Nickell, Wall, Matelich, Goldberg, Wahrhaftig, Bynum and Berney share investment and voting power with respect to securities owned by KIAV and KEPV, but disclaim beneficial ownership of such securities.
(9) Shares of common stock held by Thomas H. Lee Equity Fund IV, L.P. may be deemed to be beneficially owned by THL Equity Advisors IV, LLC, the general partner of Thomas H. Lee Equity Fund IV, L.P., Thomas H. Lee Company, Mr. DiNovi, Mr. Weldon and the other partners of Thomas H. Lee Partners, L.P. Each of such persons disclaims beneficial ownership of such shares.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

Our Credit Facility

   We are a party to a credit facility with various lenders, First Union National Bank, as documentation agent, Bankers Trust Company, as administrative agent, and Bank of America, N.A., as syndication agent. Our credit facility consists of term loan facilities in an aggregate principal amount of $165.0 million, a revolving credit facility in an aggregate principal amount of up to $85.0 million and an acquisition loan facility in an aggregate principal amount of $165.0 million. All of our obligations under our credit facility are unconditionally and irrevocably guaranteed jointly and severally by four of our mid-tier subsidiaries. Outstanding debt under our credit facility is secured by a first priority perfected security interest in all of the capital stock of certain of our subsidiaries and in promissory notes evidencing all intercompany advances made by us and our subsidiary guarantors.

   Our credit facility is comprised of four separate facilities including:

  . tranche B term loans. As of April 30, 2000, approximately $67.4 million of tranche B term loans remained outstanding. We are required to repay a portion of the outstanding principal balance of these loans on an equal quarterly basis. We are required to repay (1) approximately $172,000 per quarter until September 2004, (2) approximately $10.7 million per quarter between December 31, 2004 and March 31, 2006 at which time such loans mature. Loan outstanding under the tranche B loans bear interest at either a base rate plus 1.75% or LIBOR plus 2.75%.

  . tranche C term loans. As of April 30, 2000, approximately $71.5 million of tranche C term loans remained outstanding. These loans were comprised of $48.5 million under the CoBank subfacility and $23.0 million under another subfacility. Installments of principal are due under the CoBank subfacility in varying quarterly amounts totaling approximately $300,000 to $600,000 per quarter until 2005 and approximately $5.0 million per quarter thereafter until maturity on March 31, 2007. Installments of principal are due under the other subfacility in equal quarterly amounts of $58,734 until 2005 and approximately $2.7 million per quarter thereafter until maturity on March 31, 2007. Loans under the CoBank subfacility bear interest at a fixed rate and loans under the other subfacility bear interest at a base rate plus 2.00% or LIBOR plus 3.00%.

  . revolving facility. As of April 30, 2000, we were able to borrow $52.6 million under the revolving facility. The revolving facility will be reduced quarterly, commencing on June 30, 2001, in equal quarterly amounts until maturity on September 30, 2004. Loans outstanding under the revolving facility bear interest at either a base rate plus 1.50% or LIBOR plus 2.50%.

  . acquisition facility. As of April 30, 2000, we had borrowed the full $165.0 million available under the acquisition facility. The acquisition facility is a revolving facility that will be reduced quarterly, commencing on March 30, 2002, in equal quarterly amounts until maturity on September 30, 2004. Loans outstanding under the acquisition facility bear interest at either a base rate plus 1.50% or LIBOR plus 2.50%.

 Interest rates

   The interest margins for the loans under the credit facility as provided above will be subject to reduction based on the achievement of specified leverage ratios, so long as no default or event of default exists under the credit facility.

 Covenants

   Our credit facility contains certain customary covenants and other credit requirements of FairPoint and its subsidiaries and certain customary events of default. In particular, our credit facility limits our ability to downstream money to FairPoint Solutions and its subsidiaries, the entities which operate our competitive communications business. Following the completion of this offering, we would be permitted to downstream approximately $134.0 million to Fairpoint Solutions under the terms of our credit facility.

 Prepayments

   Net cash proceeds from asset sales shall be applied as mandatory prepayments of principal on outstanding loans unless such proceeds are used by us to finance acquisitions permitted under our credit facility within 180 days of our receipt of such proceeds. Change of control transactions trigger a mandatory prepayment. Voluntary prepayments of loans, including interim prepayments of revolving loans with proceeds of asset sales that are not used to prepay term loans in anticipation of being subsequently applied to fund a permitted acquisition or acquisitions within 180 days of the asset sale may be made at any time without premium or penalty, provided that voluntary prepayments of LIBOR loans made on a date other than the last day of an interest period applicable thereto shall be subject to customary breakage costs.

Our Senior Subordinated Notes and Floating Rate Notes

   We have issued $125.0 million of our senior subordinated notes and $75.0 million of our floating rate notes. Our senior subordinated notes bear interest at the rate of 9 1/2% per annum and our floating rate notes bear interest at a rate per annum equal to LIBOR plus 418.75 basis points in each case, payable semi-annually in arrears. Interest on the floating rate notes is reset semi-annually.

   Our senior subordinated notes and our floating rate notes mature on May 1, 2008, at a price equal to 100% of the principal amount thereof together with accrued and unpaid interest, if any, to the date of redemption. We may redeem our senior subordinated notes on or after May 1, 2003 and our floating rate notes at any time, in each case, at the redemption prices stated in the indenture under which our senior subordinated notes and our floating rate notes were issued together, with accrued and unpaid interest, if any, to the maturity date. Prior to May 1, 2001, we may redeem up to 35% of the original aggregate principal amount of our senior subordinated notes with the proceeds of one or more equity offerings at a redemption price equal to 109 1/2% of the principal amount thereof plus accrued and unpaid interest; provided, however, that at least 65% of the original aggregate principal amount of the senior subordinated notes remain outstanding following each such redemption. We do not plan to use any proceeds from this offering to redeem our senior subordinated notes or our floating rate notes. In the event of a change of control, we must offer to redeem the outstanding senior subordinated notes and floating rate notes for cash at a purchase price of 101% of the principal amount of such notes, together with all accrued and unpaid interest.

   Our senior subordinated notes and floating rate notes are general unsecured obligations of FairPoint, subordinated in right of payment to all existing and future senior debt including all our obligations under our credit facility.

   The indenture governing our senior subordinated notes and floating rate notes contains certain customary covenants and events of default. In particular, since FairPoint Solutions and its subsidiaries are treated as unrestricted subsidiaries under such indenture, our ability to downstream funds to FairPoint Solutions and its subsidiaries is limited by the restrictive payments covenant in such indenture.

New Senior Subordinated Notes

   We intend, subject to market and other conditions, to raise $200 million through a private offering of new senior subordinated notes. These notes will have a ten-year term. The terms of the indenture governing the new senior subordinated notes will be substantially similar to the indenture governing our outstanding senior subordinated notes.

The FairPoint Solutions Credit Facility

   FairPoint Solutions is party to a credit agreement with various lending institutions and Bank of America, N.A., as Administrative Agent, providing for a $165.0 million convertible senior secured revolving credit facility.

   Under the FairPoint Solutions credit facility, funds are available on a revolving basis until October 2004. All existing and future assets of FairPoint Solutions, including the stock of its restricted subsidiaries, secure the borrowings under the FairPoint Solutions credit facility.

   Pursuant to the terms of the FairPoint Solutions credit facility, FairPoint Solutions is required to comply with certain financial covenants. Upon default of certain covenants or non-payment at final maturity, at the lenders' option, the lender may exchange all outstanding indebtedness plus outstanding and accrued interest for an equal dollar amount of payment-in-kind preferred stock issued by us.

                                     57--1

   As of April 30, 2000, no amounts were outstanding and $165.0 million was available for borrowing under the FairPoint Solutions credit facility. Amounts under the FairPoint Solutions credit facility bear interest at a base rate or LIBOR, plus a margin up to 4.25%.

                          DESCRIPTION OF CAPITAL STOCK

General

   This description gives effect to the conversion into shares of our Class A common stock of all outstanding shares of our Class B common stock, Class C common stock and Series D preferred stock, and the reclassification of our Class A common stock into "common stock".

   Our authorized capital stock consists of: 400,000,000 shares of common stock, par value $.01 per share; and 10,000,000 shares of preferred stock, par value $.01 per share.

Common Stock

   Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Directors are elected by a plurality of the votes of shares present in person or by proxy at the meeting and entitled to vote in such election. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available to pay dividends. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive ratably all assets after the payment of our liabilities, subject to the prior rights of any outstanding preferred stock. Holders of the common stock have no preemptive, subscription, redemption or conversion rights. They are not entitled to the benefit of any sinking fund. The outstanding shares of common stock are, and the shares offered by us in this offering will be, when issued and paid for, validly issued, fully paid and nonassessable. The rights, powers, preferences and privileges of holders of common stock are subject to the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

   Subject to the consent rights of THL and Kelso that we expect to exist under our new stockholders agreement, we may issue shares of preferred stock from time to time upon the resolution of our board of directors, without stockholder approval, in one or more series. Subject to the provisions of our certificate of incorporation and the limitations prescribed by Delaware law, our board of directors may adopt resolutions to issue the authorized shares of preferred stock, to fix the number of shares and to change the number of shares constituting any series, and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any class or series of preferred stock, in each case without any further action or vote by the stockholders.

   One of the effects of undesignated preferred stock may be to enable the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, thereby protecting the continuity of our management. The issuance of shares of preferred stock pursuant to the board of directors' authority described above may adversely affect the rights of the holders of common stock. For example, such preferred stock may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for our outstanding common stock at a premium or may otherwise adversely affect the market price of our common stock.

Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws and Delaware General Corporation Law

   Certain provisions of Delaware law, our certificate of incorporation, bylaws and our anticipated new stockholders agreement could make the following more difficult:

  . the acquisition of us by means of a tender offer or open market purchases;

  .  the acquisition of us by means of a proxy contest or otherwise; or

  .  the removal of our incumbent officers and directors.

   These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board. We believe that the benefits of increased protection of the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals because negotiation of such proposals could result in an improvement of their terms.

   Election and Removal of Directors. Our board of directors is divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders. We believe that a classified board of directors will help assure the continuity and stability of the board of directors and our business strategies and policies. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for stockholders to replace a majority of the directors. In addition, the classified board provision will help ensure that the board of directors, if confronted with an unsolicited acquisition proposal from a third party that has acquired a block of our voting stock, will have sufficient time to review the proposal and appropriate alternatives and to seek the best available result for all stockholders. Upon the closing of this offering, it is anticipated that FairPoint, Kelso and THL will enter into a new stockholders agreement which will set forth the ongoing rights of Kelso and THL to designate directors.

   In addition, our bylaws will provide that, except as otherwise provided by law or our certificate of incorporation, newly created directorships resulting from an increase in the authorized number of directors or vacancies on the board may be filled only by:

  . a majority of the directors then in office, though less than a quorum is then in office; or

   .  by the sole remaining director,

provided that so long as Kelso and THL have the right to designate directors, they will have the exclusive right to designate for election individuals to fill any vacancy created by the loss of one or more of their designees.

   Stockholder meetings. Our bylaws will provide that special meetings of stockholders may be called by any two directors, and by Kelso and THL for the purpose of electing any of their director designees.

   Requirements for Advance Notification of Stockholder Nominations and Proposals. Our bylaws will establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board and designations of directors by Kelso and THL.

   Elimination of Stockholder Action by Written Consent. Upon the completion of the offering, our certificate of incorporation will eliminate the right of stockholders to act by written consent without a meeting, unless the consent is unanimous, provided, however, that as long as Kelso and THL collectively own a specified percentage of our common stock, actions may be taken by written consent. This provision may have the effect of discouraging, delaying or making more difficult a change in control of our company or preventing the removal of incumbent directors even if a majority of our stockholders were to deem such an action to be in our best interests.

   Undesignated Capital Stock. The authorization of undesignated capital stock will make it possible for our board of directors to issue stock with voting or other rights or preferences that could impede the success of any attempt to change control of FairPoint. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control of our company or management.

   Delaware Anti-Takeover Law. We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents us, under certain circumstances, from engaging in a "business combination" with:

  . a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an "interested stockholder");

  .an affiliate of an interested stockholder; or

  .  an associate of an interested stockholder.

for three years following the date that the stockholder became an "interested stockholder." A "business combination" includes a merger or sale of more than 10% of our assets.

   However, the above provisions of Section 203 do not apply if:

  . our board of directors approves the transaction that made the stockholder an "interested stockholder," prior to the date of that transaction;

                                     60--1

  . after the completion of the transaction that resulted in the stockholder becoming an "interested stockholder," that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding shares owned by persons who are FairPoint officers and directors; or

  . on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at a meeting of our stockholders by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the "interested stockholder."

   This provision of Delaware law could prohibit or delay mergers or other change in control attempts, and thus may discourage attempts to acquire us. This provision of Delaware law is not applicable to Kelso or THL.

Limitations on Liability and Indemnification of Officers and Directors

   Our certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability:

  . for any breach of the director's duty of loyalty to us or our stockholders;

  . for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  . under section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or

  . for any transaction from which the director derived an improper personal benefit.

These provisions in our certificate of incorporation are permitted under Delaware law.

   Our bylaws provide that we must indemnify our directors and officers to the fullest extent permitted by Delaware law, subject to very limited exceptions. In addition, we intend to enter into indemnification agreements with our directors and officers.

   The limitation of liability and indemnification provisions in our certificate of incorporation, bylaws and the indemnification agreements we intend to enter into may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though an action of this kind, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholders investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our directors and officers pursuant to these indemnification provisions. However, we believe that these limitation of liability and indemnification provisions are necessary to attract and retain qualified directors and officers.

   At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Transfer Agent and Registrar

   The transfer agent and registrar for our common stock is     .

                        SHARES ELIGIBLE FOR FUTURE SALE

   Before this offering, there has been no public market for our common stock. Future sales of substantial amounts of our common stock in the public market following this offering, including shares issued upon exercise of outstanding options or options that may be granted after this offering, could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital through the sale of our equity securities. As described below, less than % of our shares currently outstanding will be available for sale immediately after this offering because of restrictions on resale.

   Upon the closing of this offering and assuming that none of our outstanding
options are exercised, we will have outstanding      shares of common stock, or
     shares if the underwriters exercise their over-allotment option in full.
Of these outstanding shares,      shares, or      shares if the underwriters
exercise their over-allotment option in full, will be freely tradable without restriction under the Securities Act, except for shares purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act. Any shares purchased by our affiliates generally may be sold in compliance with Rule 144 as described below.

   The remaining      shares outstanding are "restricted securities" within the
meaning of Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which are summarized below. Sales of the restricted securities in the public market, or the availability of these shares for sale, could adversely affect the market price of our common stock.

   As of April 30, 2000, options for a total of 6,461,065 shares of common stock had been granted under our 1998 stock option plan, and options for a total of 592,460 shares of common stock had been granted under our 1995 stock option plan. Of these options, 1,844,014 are vested and exercisable. Of those
options,      are subject to 180-day lock-up agreements described below.

   We anticipate that our current stockholders will enter into lock-up agreements or other contractual restrictions providing that they will not offer, sell, contract to sell or otherwise dispose of any shares of our common stock for a period of 180 days after the date of this prospectus, without the prior written consent of Salomon Smith Barney. As a result of these lock-up agreements and other contractual restrictions, notwithstanding possible earlier eligibility for sale under the provisions of Rule 144, none of these shares will be resellable until 181 days after the date of this prospectus. Salomon Smith Barney may, in its sole discretion and at any time without notice, release any portion of the securities subject to lock-up agreements or other contractual restrictions.

   In general, under Rule 144 as currently in effect, after the expiration of the lockup agreements, a person who has beneficially owned restricted shares for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  .  1% of the number of shares of our common stock then outstanding, which
     will equal approximately     shares immediately after this offering; or

  . the average weekly trading volume of our common stock during the four calendar weeks preceding the sale.

   Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell these shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

   Rule 701 permits our employees, officers, directors or consultants who purchased shares pursuant to a written compensatory plan or contract to resell these shares in reliance upon Rule 144 but without compliance with specific restrictions. Rule 701 provides that affiliates may sell their Rule 701 shares under Rule 144 without complying with the holding period requirement and that non-affiliates may sell these shares in reliance on Rule 144 without complying with the holding period, public information, volume limitation or notice provisions of Rule 144.

   Following the closing of this offering, we intend to file a registration statement on Form S-8 to register shares of our common stock subject to outstanding options or reserved for future issuance under our 1998 plan and 1995 plan. As of April 30, 2000, approximately 316,400 shares of our common stock were reserved for future issuance under our 1998 plan and 284,000 shares of common stock were reserved for future issuance under our 1995 plan. The registration statement on Form S-8 will automatically become effective upon its filing. As a result, the common stock issued upon exercise of outstanding vested options, other than the common stock issued to our affiliates, will be available for immediate resale in the open market, subject to any applicable lock-up agreement. On or after the date that is 180 days after completion of this offering, holders of shares of our common stock will have demand registration rights under the Securities Act at our expense of all or a portion of the shares of common stock they own pursuant to the registration rights agreement. These holders also have "piggy-back" registration rights.

                    CERTAIN UNITED STATES TAX CONSIDERATIONS
                         FOR NON-UNITED STATES HOLDERS

General

   The following is a general discussion of the material United States federal income and estate tax consequences of the ownership and disposition of our common stock by a non-U.S. Holder. As used in this prospectus, the term "non-U.S. holder" is any person or entity that, for United States federal income tax purposes, is either a nonresident alien individual, a foreign corporation, a foreign partnership or a foreign trust, in each case not subject to United States federal income tax on a net basis in respect of income or gain with respect to our common stock. An individual may be deemed to be a resident alien, as opposed to a nonresident alien, by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. In determining whether an individual is present in the United States for at least 183 days, all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year are counted. Resident aliens are subject to United States federal income and estate tax in the same manner as United States citizens and residents.

   This discussion does not address all aspects of United States federal income and estate taxes that may be relevant to a particular non-U.S. holder in light of the holder's particular circumstances. This discussion is not intended to be applicable in all respects to all categories of non-U.S. holders, some of whom may be subject to special treatment under United States federal income tax laws, including "controlled foreign corporations," "passive foreign investment companies," and "foreign personal holding companies." Moreover, this discussion does not address United States state or local or foreign tax consequences. This discussion is based on provisions of the Internal Revenue Code of 1986, as amended, existing and proposed regulations promulgated under, and administrative and judicial interpretations of, the Internal Revenue Code in effect on the date of this prospectus. All of these authorities may change, possibly with retroactive effect or different interpretations. The following summary is included in this prospectus for general information.

   Prospective investors are urged to consult their tax advisors regarding the United States federal, state, local and non-United States income and other tax consequences of acquiring, holding and disposing of shares of our common stock.

Dividends

   We do not anticipate paying cash dividends on our capital stock in the foreseeable future. See "Dividend Policy." In the event, however, that dividends are paid on shares of our common stock, dividends paid to a non-U.S. holder of our common stock generally will be subject to United States withholding tax at a 30% rate, unless an applicable income tax treaty provides for a lower withholding rate. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

   Currently, the applicable United States Treasury regulations presume, absent actual knowledge to the contrary, that dividends paid to an address in a foreign country are paid to a resident of such country for purposes of the 30% withholding tax discussed above. However, recently finalized United States Treasury regulations provide that in the case of dividends paid after December 31, 2000, United States backup withholding tax at a 31% rate will be imposed on dividends paid to non-U.S. holders if the certification or documentary evidence procedures and requirements set forth in such regulations are not satisfied directly or through an intermediary. Further, in order to claim the benefit of an applicable income tax treaty rate for dividends paid after December 31, 2000, a non-U.S. holder must comply with certification requirements set forth in the recently finalized United States Treasury regulations. The final United States Treasury regulations also provide special rules for dividend payments made to foreign intermediaries, United States or foreign wholly owned entities that are disregarded for United States federal income tax purposes and entities that are treated as fiscally transparent in the United States, the applicable income tax treaty jurisdiction, or both. Prospective investors should consult with their own tax advisors concerning the effect, if any, of these tax regulations and the recent legislation on an investment in our common stock.

   A non-U.S. holder of our common stock that is eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for a refund with the Internal Revenue Service.

   Dividends paid to a non-U.S. holder are taxed generally on a net income basis at regular graduated rates where such dividends are either:

     (1) effectively connected with the conduct of a trade or business of such holder in the United States, or

     (2) attributable to a permanent establishment of such holder in the United States.

The 30% withholding tax is not applicable to the payment of dividends if the non-U.S. Holder files Form 4224, Form W8-ECI or any successor form with the payor, or, in the case of dividends paid after December 31, 2000, such holder provides its United States taxpayer identification number to the payor. In the case of a non-U.S. holder that is a corporation, such income may also be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Gain on Disposition of Our Common Stock

   A non-U.S. holder generally will not be subject to United States federal income or withholding tax requirements in respect of gain recognized on a disposition of our common stock unless:

     (1) the gain is effectively connected with the conduct of a trade or business (or, if an income tax treaty applies, is attributable to a "permanent establishment" as defined therein) of the non-U.S. holder within the United States or of a partnership, trust or estate in which the non-U.S. holder is a partner or beneficiary within the United States,

     (2) the non-U.S. holder is an individual who holds the common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code, is present in the United States for 183 or more days in the taxable year of the disposition and meets certain other tax law requirements,

     (3) the non-U.S. holder is a United States expatriate required to pay tax pursuant to the provisions of United States tax law, or

     (4) we are or have been a "United States real property holding corporation" for federal income tax purposes at any time during the shorter of the five-year period preceding such disposition or the period that the non-U.S. holder holds the common stock and certain other conditions are met.

   Generally, a corporation is a United States real property holding corporation if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business.

   We believe that we are not, have not been and do not anticipate becoming, a United States real property holding corporation for United States federal income tax purposes. However, even if we were to become a United States real property holding corporation, any gain realized by a non-U.S. holder still would not be subject to United States federal income tax if our shares are regularly traded on an established securities market and the non-U.S. holder did not own, directly or indirectly, at any time during the five-year period ending on the date of sale or other disposition, more than 5% of our common stock. If, however, our stock is not so treated, on a sale or disposition by a non-U.S. holder of our common stock, the transferee of such stock will be required to withhold 10% of the proceeds unless we certify that either we are not and have not been a United States real property holding corporation or another exemption from withholding applies.

   A non-U.S. holder who is an individual and meets the requirements of clause
(1) or (3) above will be required to pay tax on the net gain derived from a sale of our common stock at regular graduated United States federal income tax rates. Further, a non-U.S. holder who is an individual and who meets the requirements of clause (2) above generally will be subject to a flat 30% tax on the gain derived from a sale. Thus, individual non-U.S. holders who have spent or expect to spend a short period of time in the United States should consult their tax advisors prior to the sale of our common stock to determine the United States federal income tax consequences of the sale. A non-U.S. holder who is a corporation and who meets the requirements of clause (1) above generally will be required to pay tax on its net gain at regular graduated United States federal income tax rates. Such non-U.S. holder may also have to pay a branch profits tax.

Federal Estate Tax

   For United States federal estate tax purposes, an individual's gross estate will include the common stock owned, or treated as owned, by an individual. Generally, this will be the case regardless of whether such individual was a United States citizen or a United States resident. This general rule of inclusion may be limited by an applicable estate tax or other treaty.

Information Reporting and Backup Withholding Tax

   Under United States Treasury regulations, we must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends. These information reporting requirements apply regardless of whether withholding is required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement.

   Currently, the 31% United States backup withholding tax generally will not apply:

     (1) to dividends which are paid to non-U.S. holders and are taxed at the regular 30% withholding tax rate as discussed above, or

     (2) before January 1, 2001, to dividends paid to a non-U.S. holder at an address outside of the United States unless the payor has actual knowledge that the payee is a U.S. holder.

   Backup withholding and information reporting generally will apply to dividends paid to addresses inside the United States on shares of our common stock to beneficial owners that are not "exempt recipients" and that fail to provide identifying information in the manner required.

   The recently finalized United States Treasury regulations provide that in the case of dividends paid after December 31, 2000, a non-U.S. holder generally would be subject to backup withholding tax at the rate of 31% unless

     (1) certification procedures, or

     (2) documentary evidence procedures, in the case of payments made outside the United States with respect to an offshore account are satisfied. These regulations generally presume a non-U.S. holder is subject to backup withholding at the rate of 31% and information reporting requirements unless we receive certification of the holders non-United States status. Depending on the circumstances, this certification will need to be provided either:

     (1) directly by the non-U.S. holder,

     (2) in the case of a non-U.S. holder that is treated as a partnership or other fiscally transparent entity, by the partners, shareholders or other beneficiaries of such entity, or

     (3) by qualified financial institutions or other qualified entities on behalf of the non-U.S. holder.

   Information reporting and backup withholding at the rate of 31% generally will apply to the payment of the proceeds of the disposition of our common stock by a non-U.S. holder to or through the United States office of a broker unless the non-U.S. holder either certifies its status as a non-U.S. holder under penalties of perjury or otherwise establishes an exemption. The payment of the proceeds of the disposition of our common stock by a non-U.S. holder to or through a non-United States office of a non-United States broker will not be subject to backup withholding or information reporting unless the non-United States broker has a connection to the United States as specified by United States federal tax law.

   In the case of the payment of proceeds from the disposition of our common stock effected by a foreign office of a broker that is a United States person or a "United States related person," existing regulations require information reporting on the payment unless:

     (1) the broker receives a statement from the owner, signed under penalty of perjury, certifying its non-United States status;

     (2) the broker has documentary evidence in its files as to the non-U.S. holders foreign status and the broker has no actual knowledge to the contrary, and other United States federal tax law conditions are met; or

     (3) the beneficial owner otherwise establishes an exemption.

For this purpose, a "U.S. related person" is either:

     (1) a "controlled foreign corporation" for United States federal income tax purposes, or

     (2) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment is derived from activities that are effectively connected with the conduct of a United States trade or business.

   After December 31, 2000, the regulations under the Internal Revenue Code will impose information reporting and backup withholding on payments of the gross proceeds from the sale or redemption of our common stock that is effected through foreign offices of brokers having any of a broader class of specified connections with the United States. Such information reporting and backup withholding may be avoided, however, if applicable Internal Revenue Service certification requirements are complied with. Prospective investors should consult with their own tax advisors regarding the regulations under the Internal Revenue Code and in particular with respect to whether the use of a particular broker would subject the investor to these rules.

   Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be either refunded or credited against the holder's United States federal tax liability, provided sufficient information is furnished to the Internal Revenue Service.

                                  UNDERWRITING

   Subject to the terms and conditions of the underwriting agreement dated the date of this prospectus, each underwriter named below has severally agreed to purchase from us, and we have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter's name.

                                                                        Number
     Underwriters                                                      of Shares
     ------------                                                      ---------
     Salomon Smith Barney Inc.........................................
     Donaldson, Lufkin & Jenrette Securities Corporation..............
     Goldman, Sachs & Co..............................................
     Deutsche Bank Securities Inc.....................................
     First Union Securities, Inc......................................
                                                                        -------
       Total..........................................................
                                                                        =======

   The underwriting agreement provides that the obligations of the several underwriters to purchase the shares of common stock included in this offering are subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters are obligated to purchase all the shares of common stock included in this offering (other than those covered by the over-allotment option described below) if they purchase any of the shares. The conditions contained in the underwriting agreement include that our representations and warranties to the underwriters are true and that we deliver customary closing documents, including legal opinions, to the underwriters.

   The underwriters, for whom Salomon Smith Barney Inc., Donaldson, Lufkin & Jenrette Securities Corporation, Deutsche Bank Securities Inc., First Union Securities, Inc. and Goldman, Sachs & Co. are acting as representatives, have advised us that they propose to offer some of the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus, and some of the shares to certain dealers at the public
offering price less a concession not in excess of $   per share. The
underwriters may allow, and those dealers may reallow, a concession not in
excess of $   per share on sales to certain other dealers. If all the shares are not sold at the initial offering price, the representatives may change the offering price and the other selling terms.

   We have granted to the underwriters an option, exercisable for thirty days
from the date of this prospectus, to purchase up to    additional shares of
common stock at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter will be obligated, subject to the conditions of the underwriting agreement, to purchase the number of additional shares approximately proportionate to its initial purchase commitment, and we will be obligated to sell the shares of common stock to the underwriters.

   We and our directors, officers, and certain of our current stockholders have agreed that, for a period of 180 days from the date of this prospectus, we and they will not, without the prior written consent of Salomon Smith Barney Inc., dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for shares of our common stock, except that we may issue shares of common stock in connection with acquisitions, under our option plans and upon the conversion of securities outstanding on the date of this prospectus; provided that the recipients of such shares agree in writing with Salomon Smith Barney Inc. to be bound by the unexpired term of such agreement not to sell. Salomon Smith Barney Inc. in its sole discretion may release any of the securities subject to these "lock-up" agreements at any time without notice.

   Before this offering, there has been no public market for our common stock. Consequently, the initial public offering price for the shares will be determined by negotiations between the representatives and us. Among the factors that will be considered in determining the initial public offering price of our common stock will be:

  .  our record of operations;

  .  our current financial condition;

  .  our future prospects;

  .  our markets;

  . the economic conditions in and future prospects for the industry in which we compete;

  .  our management; and

  . currently prevailing conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to us.

   There can be no assurance, however, that the prices at which our shares of common stock will sell in the public market after this offering will not be lower than the price at which they are sold by the underwriters, or that an active trading market in our common stock will develop and continue after this offering.

   We have applied to have our common stock included for quotation on the Nasdaq National Market under the symbol "FRPT."

   The following table shows the underwriting discounts and commissions to be paid by us to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters option to purchase additional shares of common stock.

   In connection with the offering, the representatives, on behalf of the underwriters, may purchase and sell shares of commons stock in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of common stock in the open market after the distribution of common stock in the offering has been completed, in order to cover syndicate short positions. Stabilizing transactions consist of certain bids for or purchases of common stock made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

   The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney Inc., in covering syndicate short positions or making stabilizing purchases, repurchases shares originally sold by that syndicate member.

   Any of these activities may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions maybe effected on the Nasdaq National Market or in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

   We estimate that our total expenses for this offering will be approximately
$   .

   Some of the representatives have performed investment banking and advisory services for us from time to time, for which they have received customary fees and expenses. The representatives may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

   In April 1998, a predecessor entity of Salomon Smith Barney Inc., Donaldson, Lufkin & Jenrette Securities Corporation and a predecessor entity of Deutsche Bank Securities Inc., acted as initial purchasers in connection with the offering of our senior subordinated notes and floating rate notes.

   An affiliate of Deutsche Bank Securities Inc. is the administrative agent under our credit facility. In addition, affiliates of Deutsche Bank Securities Inc., Salomon Smith Barney Inc. and First Union Securities, Inc. are lenders under, and have received commitment fees with respect to, our credit agreement.

   In connection with our January 2000 equity financing and recapitalization, private equity funds which are affiliates of Donaldson, Lufkin & Jenrette Securities Corporation, Deutsche Bank Securities Inc. and First Union Securities, Inc., respectively, purchased an aggregate of 2,287,200 shares of our common stock for an aggregate price of $30 million.

   In March 2000, Deutsche Bank Securities Inc. and First Union Securities, Inc. acted as co-arrangers of Fairpoint Solutions' amended and restated credit agreement. In addition, an affiliate of Salomon Smith Barney Inc., Deutsche Bank Securities Inc., an affiliate of First Union Securities, Inc., and an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation are lenders under, and have received commitment fees with respect to, Fairpoint Solutions credit agreement.

   We have agreed to indemnify the underwriters against liabilities related to this offering, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect of any of those liabilities.

   At our request, certain of the underwriters have reserved up to 10% of the shares of common stock for sale at the initial public offering price to persons who are directors, officers or employees of our company, or who are otherwise associated with us and our affiliates, and who have advised us of their desire to purchase such shares. We refer to these reserved shares as "directed shares." The number of shares of commons stock available for sale to the general public will be reduced to the extent of sales of directed shares to any of the persons for whom they have been reserved. Any shares not so purchased will be offered by the underwriters on the same basis as all other shares of common stock offered in this offering. We have agreed to indemnify those underwriters who have reserved directed shares against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sales of the directed shares.

                                 LEGAL MATTERS

   The validity of our common stock offered hereby will be passed upon for us by Paul, Hastings, Janofsky & Walker LLP, New York, New York. Daniel G. Bergstein, a senior partner at Paul, Hastings, Janofsky and Walker LLP, is a director and significant stockholder of our company. Debevoise & Plimpton, New York, New York, is acting as counsel to the underwriters in connection with this offering. Debevoise & Plimpton has in the past provided, and may continue to provide, legal services to Kelso.

                                    EXPERTS

   The consolidated financial statements of FairPoint Communications, Inc. and subsidiaries as of December 31, 1998 and 1999, and for each of the years in the three-year period ended December 31, 1999, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

   The consolidated financial statements of TPG Communications, Inc. and subsidiaries as of December 31, 1998 and 1999, and for the years then ended, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

   We have filed with the SEC a registration statement on Form S-1, including its exhibits and schedules, under the Securities Act with respect to the shares to be sold in this offering. This prospectus, which forms a part of the registration statement, does not contain all the information included in the registration statement. You should refer to the registration statement, including its exhibits and schedules, for further information about us or the shares to be sold in this offering. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete, and where any contract or other document is an exhibit to the registration statement, we refer you to that exhibit for a more complete description of the matter involved.

   We file periodic reports and other information with the SEC. After this offering we will also file proxy statements with the SEC.

   You may read and copy the registration statement and the exhibits and schedules to the registration statement, as well as the periodic reports, proxy statements and other information we file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings, including the registration statement, are also available to you on the SEC Internet site (http://www.sec.gov). In addition, reports, proxy statements and other information concerning FairPoint may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

   We intend to furnish our stockholders with annual reports containing financial statements audited by independent auditors.

                         INDEX TO FINANCIAL STATEMENTS

                                                                          Page
                                                                          ----
FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES:
  INDEPENDENT AUDITORS' REPORT...........................................  F-2
  CONSOLIDATED FINANCIAL STATEMENTS:
    Consolidated Balance Sheets as of December 31, 1998 and 1999 and
     March 31, 2000 (unaudited)..........................................  F-3
    Consolidated Statements of Operations for the Years Ended December
     31, 1997, 1998, and 1999 and the three-month periods ended March 31,
     1999 and 2000 (unaudited)...........................................  F-4
    Consolidated Statements of Stockholders Equity (Deficit) for the
     Years Ended December 31, 1997, 1998, and 1999 and the three-month period ended March 31, 2000 (unaudited).............................  F-5
    Consolidated Statements of Comprehensive Loss for the Years Ended
     December 31, 1997, 1998, and 1999 and the three-month periods ended
     March 31, 1999 and 2000 (unaudited).................................  F-6
    Consolidated Statements of Cash Flows for the Years Ended December
     31, 1997, 1998, and 1999 and the three-month periods ended March 31,
     1999 and 2000 (unaudited)...........................................  F-7
    Notes to Consolidated Financial Statements...........................  F-8
TPG COMMUNICATIONS, INC. AND SUBSIDIARIES:
  INDEPENDENT AUDITORS' REPORT........................................... F-33
  CONSOLIDATED FINANCIAL STATEMENTS:
    Consolidated Balance Sheets as of December 31, 1998 and 1999 and
     March 31, 2000 (unaudited).......................................... F-34
    Consolidated Statements of Operations and Retained Earnings for the
     Years Ended December 31, 1998 and 1999 and the three-month periods ended March 31, 1999 and 2000 (unaudited)........................... F-35
    Consolidated Statements of Cash Flows for the Years Ended December
     31, 1998 and 1999 and the three-month periods ended March 31, 1999 and 2000 (unaudited)................................................ F-36
    Notes to Consolidated Financial Statements........................... F-37

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
FairPoint Communications, Inc. (formerly MJD Communications, Inc.):

   We have audited the accompanying consolidated balance sheets of FairPoint Communications, Inc. and Subsidiaries (formerly, MJD Communications, Inc. and Subsidiaries) as of December 31, 1998 and 1999 and the related consolidated statements of operations, stockholders' equity (deficit), comprehensive loss and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FairPoint Communications, Inc. and Subsidiaries (formerly, MJD Communications, Inc. and Subsidiaries) as of December 31, 1998 and 1999 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

Lincoln, Nebraska
March 1, 2000, except as to
the sixth paragraph of note 3
which is as of April 3, 2000

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
             (formerly, MJD Communications, Inc. and Subsidiaries)

                          CONSOLIDATED BALANCE SHEETS

                 December 31, 1998 and 1999 and March 31, 2000

                                                   December 31,
                                                 -----------------   March 31,
                                                   1998     1999       2000
                                                 --------  -------  -----------
                                                    (Amounts in thousands,
                                                    except per share data)
                                                                    (unaudited)
                     ASSETS
CURRENT ASSETS:
 Cash and cash equivalents...................... $ 13,241    9,923     58,660
 Accounts receivable, net of allowance for
  doubtful accounts of $704 in 1998, $921 in
  1999, and $915 in 2000........................   19,112   25,658     28,416
 Prepaid and other assets.......................    3,283    4,039      4,478
 Investments available-for-sale.................      --     7,327      6,557
 Income taxes recoverable.......................      --     3,233      1,108
 Deferred income taxes..........................    1,221      --         --
                                                 --------  -------    -------
   Total current assets.........................   36,857   50,180     99,219
                                                 --------  -------    -------
Property, plant, and equipment, net.............  142,321  178,296    181,597
                                                 --------  -------    -------
OTHER ASSETS:
 Investments....................................   37,894   36,246     37,340
 Goodwill, net of accumulated amortization......  203,867  229,389    228,113
 Debt issue costs, net of accumulated
  amortization..................................   16,121   17,948     20,550
 Covenants not to compete, net of accumulated
  amortization..................................    2,938    3,706      3,416
 Other..........................................    2,114    2,270      2,501
                                                 --------  -------    -------
   Total other assets...........................  262,934  289,559    291,920
                                                 --------  -------    -------
   Total assets................................. $442,112  518,035    572,736
                                                 ========  =======    =======
 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
 Accounts payable............................... $ 10,153   12,778     12,109
 Current portion of long-term debt..............    3,502    3,866      3,941
 Demand notes payable...........................      754      752        652
 Current portion of obligation for covenants
  not to compete................................      881    1,236      1,236
 Accrued interest payable.......................    3,947    4,396      8,870
 Accrued property taxes.........................    1,847    2,078      2,203
 Other accrued liabilities......................    4,407    7,647      7,857
 Income taxes payable...........................      588      --         --
 Deferred income taxes..........................      --     1,767        --
                                                 --------  -------    -------
   Total current liabilities....................   26,079   34,520     36,868
                                                 --------  -------    -------
LONG-TERM LIABILITIES:
 Long-term debt, net of current portion.........  364,610  458,529    359,717
 Put warrant obligation.........................    4,169      --         --
 Unamortized investment tax credits.............      632      577        527
 Obligation for covenants not to compete, net
  of current portion............................    2,162    2,622      2,359
 Deferred income taxes..........................   27,950   26,819     25,517
 Other liabilities..............................    3,189    3,106     11,972
                                                 --------  -------    -------
   Total long-term liabilities..................  402,712  491,653    400,092
                                                 --------  -------    -------
Minority interest...............................      435      443         17
                                                 --------  -------    -------
Common stock subject to put option, 1,752
 shares.........................................    3,000    3,000        --
                                                 --------  -------    -------
STOCKHOLDERS' EQUITY (DEFICIT):
 Preferred stock:
   Series D nonvoting, convertible, cumulative
    participating, par value $.01 per share,
    issued and outstanding 21,462 shares at
    March 31, 2000..............................      --       --         215
 Common stock:
   Class A voting, par value $.01 per share,
    issued and outstanding 34,451 shares at
    December 31, 1998 and 1999 and 11,523 shares
    at March 31, 2000...........................      345      345        115
   Class B nonvoting, convertible, par value
    $.01 per share, issued and outstanding
    12,544 shares at March 31, 2000.............      --       --         125
   Class C nonvoting, convertible, par value
    $.01 per share, issued and outstanding 4,269
    shares at March 31, 2000....................      --       --          43
 Additional paid-in capital.....................   45,482   48,868    214,715
 Accumulated other comprehensive income.........      --     4,187      3,710
 Accumulated deficit............................  (35,941) (64,981)   (83,164)
                                                 --------  -------    -------
   Total stockholders' equity (deficit).........    9,886  (11,581)   135,759
                                                 --------  -------    -------
   Total liabilities and stockholders' equity... $442,112  518,035    572,736
                                                 ========  =======    =======

          See accompanying notes to consolidated financial statements.

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
             (formerly, MJD Communications, Inc. and Subsidiaries)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

               Years ended December 31, 1997, 1998, and 1999 and
               Three-month periods ended March 31, 1999 and 2000

                                         December 31,             March 31,
                                   ---------------------------  ---------------
                                     1997      1998     1999     1999    2000
                                   ---------  -------  -------  ------  -------
                                   (Dollars in thousands, except per share
                                                    data)
                                                                 (unaudited)
REVENUES.........................  $  47,763   92,007  147,539  32,828   44,918
                                   ---------  -------  -------  ------  -------
OPERATING EXPENSES:
  Network operating costs........     14,465   27,264   49,306   9,474   21,145
  Selling, general and
   administrative................     12,082   28,092   51,515   9,750   15,096
  Depreciation and amortization..      8,777   20,089   31,632   7,182    8,996
  Stock-based compensation
   expense.......................        --       --     3,386      50   12,323
                                   ---------  -------  -------  ------  -------
    Total operating expenses.....     35,324   75,445  135,839  26,456   57,560
                                   ---------  -------  -------  ------  -------
    Income (loss) from
     operations..................     12,439   16,562   11,700   6,372  (12,642)
                                   ---------  -------  -------  ------  -------
OTHER INCOME (EXPENSE):
  Net gain (loss) on sale of
   investments and other assets..        (19)     651      512     206      206
  Interest income................        212      442      446     165      730
  Dividend income................      1,182    1,119    1,452     405      182
  Interest expense...............     (9,293) (27,170) (51,185) (9,334) (10,165)
  Other nonoperating, net........        140      885    2,520     140      681
                                   ---------  -------  -------  ------  -------
    Total other expense..........     (7,778) (24,073) (46,255) (8,418)  (8,366)
                                   ---------  -------  -------  ------  -------
    Earnings (loss) before income
     taxes and extraordinary
     item........................      4,661   (7,511) (34,555) (2,046) (21,008)
Income tax (expense) benefit.....     (1,876)   2,112    5,615     231    2,826
Minority interest in income of
 subsidiaries....................        (62)     (80)    (100)    (26)      (1)
                                   ---------  -------  -------  ------  -------
    Earnings (loss) before
     extraordinary item..........      2,723   (5,479) (29,040) (1,841) (18,183)
Extraordinary item--loss on early
 retirement of
 debt, net of income tax benefit
 of $2,296 in 1997
 and $1,755 in 1998..............     (3,611)  (2,521)     --      --       --
                                   ---------  -------  -------  ------  -------
    Net loss.....................       (888)  (8,000) (29,040) (1,841) (18,183)
Preferred dividends and
 accretion.......................    (22,561)      (5)     --      --       --
                                   ---------  -------  -------  ------  -------
Net loss available to common
 shareholders....................  $ (23,449)  (8,005) (29,040) (1,841) (18,183)
                                   =========  =======  =======  ======  =======
Per share data:
  Basic
    Loss before extraordinary
     item........................  $   (1.70)   (0.18)   (0.80)  (0.05)   (0.39)
    Extraordinary item...........      (0.31)   (0.08)     --      --       --
                                   ---------  -------  -------  ------  -------
    Net loss.....................  $   (2.01)   (0.26)   (0.80)  (0.05)   (0.39)
                                   =========  =======  =======  ======  =======
  Diluted
    Loss before extraordinary
     item........................  $   (1.49)   (0.17)   (0.77)  (0.05)   (0.37)
    Extraordinary item...........      (0.27)   (0.08)     --      --       --
                                   ---------  -------  -------  ------  -------
    Net loss.....................  $   (1.76)   (0.25)   (0.77)  (0.05)   (0.37)
                                   =========  =======  =======  ======  =======

          See accompanying notes to consolidated financial statements.

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
             (formerly, MJD Communications, Inc. and Subsidiaries)

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

               Years ended December 31, 1997, 1998, and 1999 and
                    Three-month period ended March 31, 2000

                    Series D                       Class B       Class C                Accumulated                  Total
                    Preferred   Class A Common     Common        Common     Additional     other                 stockholders'
                  ------------- --------------- ------------- -------------  paid-in   comprehensive Accumulated    equity
                  Shares Amount Shares   Amount Shares Amount Shares Amount  capital      income       deficit     (deficit)
                  ------ ------ -------  ------ ------ ------ ------ ------ ---------- ------------- ----------- -------------
                                                            (Amounts in thousands)
Balance,
December 31,
1996............     --   $--     7,861   $ 79     --   $--     --    $--    $    --         --         (2,221)      (2,142)
Net loss........     --    --       --     --      --    --     --     --         --         --           (888)        (888)
Issuance of
capital stock...     --    --     9,751     98     --    --     --     --      15,777        --            --        15,875
Conversion of
redeemable
preferred
stock...........     --    --       --     --      --    --     --     --         112        --            --           112
Capital
contribution....     --    --       --     --      --    --     --     --         924        --            --           924
Repurchase of
redeemable
preferred
stock...........     --    --       --     --      --    --     --     --         --         --        (24,541)     (24,541)
Redeemable
preferred stock
dividends.......     --    --       --     --      --    --     --     --         --         --           (279)        (279)
                  ------  ----  -------   ----  ------  ----  -----   ----   --------      -----       -------      -------
Balance,
December 31,
1997............     --    --    17,612    177     --    --     --     --      16,813        --        (27,929)     (10,939)
Net loss........     --    --       --     --      --    --     --     --         --         --         (8,000)      (8,000)
Preferred stock
dividends.......     --    --       --     --      --    --     --     --         --         --            (12)         (12)
Issuance of
capital stock...     --    --    18,591    185     --    --     --     --      31,652        --            --        31,837
Reclassification
of shares of
common stock
subject to put
option..........     --    --    (1,752)   (17)    --    --     --     --      (2,983)       --            --        (3,000)
                  ------  ----  -------   ----  ------  ----  -----   ----   --------      -----       -------      -------
Balance,
December 31,
1998............     --    --    34,451    345     --    --     --     --      45,482        --        (35,941)       9,886
Net loss........     --    --       --     --      --    --     --     --         --         --        (29,040)     (29,040)
Change in
unrealized gain
on securities
available-for-
sale, net of
taxes of
$2,566..........     --    --       --     --      --    --     --     --         --       4,187           --         4,187
Compensation
expense for
stock-based
awards..........     --    --       --     --      --    --     --     --       3,386        --            --         3,386
                  ------  ----  -------   ----  ------  ----  -----   ----   --------      -----       -------      -------
Balance,
December 31,
1999............     --    --    34,451    345     --    --     --     --      48,868      4,187       (64,981)     (11,581)
Net loss
(unaudited).....     --    --       --     --      --    --     --     --         --         --        (18,183)     (18,183)
Issuance of
common stock
under stock
options and
warrants
(unaudited).....     --    --       308      3     --    --     --     --         132        --            --           135
Issuance of
capital stock
for cash, net of
direct offering
expenses of
$23.6 million
(unaudited).....   4,674    47      100      1   4,244    42  4,269     43    150,409        --            --       150,542
Exchange of
Class A common
shares for
Class B common
and Series D
preferred shares
(unaudited).....  16,788   168  (25,088)  (251)  8,300    83    --     --         --         --            --           --
Cancellation of
put option on
common shares
(unaudited).....     --    --     1,752     17     --    --     --     --       2,983        --            --         3,000
Change in
unrealized gain
on securities
available-for-
sale, net of tax
benefit of $293
(unaudited).....     --    --       --     --      --    --     --     --         --        (477)          --          (477)
Compensation
expense for
stock-based
awards
(unaudited).....     --    --       --     --      --    --     --     --      12,323        --            --        12,323
                  ------  ----  -------   ----  ------  ----  -----   ----   --------      -----       -------      -------
Balance, March
31, 2000
(unaudited).....  21,462  $215   11,523   $115  12,544  $125  4,269   $ 43   $214,715      3,710       (83,164)     135,759
                  ======  ====  =======   ====  ======  ====  =====   ====   ========      =====       =======      =======

         See accompanying notes to consolidated financial statements.

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
             (formerly, MJD Communications, Inc. and Subsidiaries)

                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

                    Years ended December 31, 1997, 1998, and
           1999 and Three-month periods ended March 31, 1999 and 2000

                                            December 31,          March 31,
                                        ----------------------  ---------------
                                        1997    1998    1999     1999    2000
                                        -----  ------  -------  ------  -------
                                              (Dollars in thousands)
                                                                 (unaudited)
Net loss..............................  $(888) (8,000) (29,040) (1,841) (18,183)
Change in unrealized gain on
 securities available-for-sale, net of
 tax expense of $2,566 at December 31,
 1999 and tax benefit of $293 at March
 31, 2000.............................    --      --     4,187     --      (477)
                                        -----  ------  -------  ------  -------
  Comprehensive loss..................  $(888) (8,000) (24,853) (1,841) (18,660)
                                        =====  ======  =======  ======  =======



          See accompanying notes to consolidated financial statements.

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
             (formerly, MJD Communications, Inc. and Subsidiaries)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                 Years ended December 31, 1997, 1998, and 1999
             and Three-month periods ended March 31, 1999 and 2000

                                      December 31,              March 31,
                                ---------------------------  -----------------
                                 1997      1998      1999     1999      2000
                                -------  --------  --------  -------  --------
                                          (Dollars in thousands)
                                                               (unaudited)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
 Net loss.....................  $  (888) $ (8,000) $(29,040) $(1,841) $(18,183)
                                -------  --------  --------  -------  --------
ADJUSTMENTS TO RECONCILE NET
 LOSS TO NET CASH PROVIDED BY
 OPERATING ACTIVITIES:
 Depreciation and
  amortization................    8,777    20,089    31,632    7,182     8,996
 Amortization of debt issue
  costs.......................      316     1,445     1,710      487       649
 Provision for uncollectible
  revenue.....................      --        390       634      --        --
 Deferred income taxes........      207    (1,653)   (5,676)  (2,577)   (2,777)
 Loss (income) from equity
  method investments..........      --       (931)   (2,497)      98      (662)
 Deferred patronage
  dividends...................     (585)     (265)     (380)    (117)      --
 Minority interest in income
  of subsidiaries.............       62        80       100       26         1
 Increase (decrease) in put
  warrant obligation..........     (295)      714    13,331      390       --
 Stock-based compensation.....      --        --      3,386       50    12,323
 Net (gain) loss on sale of
  investments and other
  assets......................       17      (630)     (512)    (221)     (206)
 Loss on early retirement of
  debt........................    1,864     2,897       --       --        --
 Amortization of investment
  tax credits.................      (31)     (130)     (193)     (49)      (49)
 Changes in assets and
  liabilities arising from
  operations, net of
  acquisitions:
   Accounts receivable........   (1,563)    5,988      (853)   1,119    (2,137)
   Prepaid and other assets...     (106)      253       (23)     131      (654)
   Accounts payable...........    1,664    (1,398)   (2,117)    (862)   (1,239)
   Accrued interest payable...      720     1,128       384    4,836     4,473
   Accrued liabilities........      636       689     2,773      205       289
   Income taxes
    recoverable/payable.......     (956)   (5,799)   (4,955)     864     2,123
                                -------  --------  --------  -------  --------
     Total adjustments........   10,727    22,867    36,744   11,562    21,130
                                -------  --------  --------  -------  --------
     Net cash provided by
      operating activities....    9,839    14,867     7,704    9,721     2,947
                                -------  --------  --------  -------  --------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
 Acquisitions of telephone
  properties, net of cash
  acquired                      (30,845) (217,080)  (53,949) (13,705)     (358)
 Acquisition of property,
  plant, and equipment........   (8,262)  (12,433)  (43,509)  (3,113)  (10,472)
 Proceeds from sale of
  property, plant, and
  equipment...................      121       107       116        8        26
 Distributions from
  investments.................       63       118     2,590      521        42
 Payment on covenants not to
  compete.....................      (94)     (219)     (988)    (344)     (263)
 Acquisition of investments...     (241)       (8)     (349)     (56)     (100)
 Proceeds from sale of
  investments.................      403     4,088    20,065    8,232       218
 Payments received on direct
  financing leases............      249       --        --       --        --
 Decrease in other
  assets/liabilities, net.....     (361)      (95)     (586)    (121)     (357)
                                -------  --------  --------  -------  --------
     Net cash used in
      investing activities....  (38,967) (225,522)  (76,610)  (8,578)  (11,264)
                                -------  --------  --------  -------  --------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
 Proceeds from issuance of
  long-term debt..............   71,134   510,583   138,943      --      5,861
 Repayment of long-term
  debt........................  (22,104) (307,763)  (52,056)  (2,151) (104,702)
 Purchase of stock warrants...      --        --    (17,500)     --        --
 Repurchase of preferred
  stock and warrants..........  (31,487)     (175)      --       --        --
 Dividends paid to preferred
  stockholders................     (279)      (12)      --       --        --
 Net proceeds from the
  issuance of common stock....   15,875    31,837       --       --    159,160
 Loan origination costs.......   (1,949)  (17,345)   (3,703)     --     (3,251)
 Payment of early retirement
  benefits....................      (25)      --        --        21       --
 Dividends paid to minority
  stockholders................       (4)       (6)       (4)     --         (1)
 Release of restricted
  funds.......................      561       --        --       (14)      --
 Repayment of capital lease
  obligation..................      (25)      (45)      (92)     --        (13)
                                -------  --------  --------  -------  --------
     Net cash provided by
      (used in) financing
      activities..............   31,697   217,074    65,588   (2,144)   57,054
                                -------  --------  --------  -------  --------
     Net increase (decrease)
      in cash and cash
      equivalents.............    2,569     6,419    (3,318)  (1,001)   48,737
Cash and cash equivalents,
 beginning of period..........    4,253     6,822    13,241   13,241     9,923
                                -------  --------  --------  -------  --------
Cash and cash equivalents, end
 of period....................  $ 6,822  $ 13,241  $  9,923  $12,240  $ 58,660
                                =======  ========  ========  =======  ========

          See accompanying notes to consolidated financial statements.

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
             (formerly, MJD Communications, Inc. and Subsidiaries)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(1)Organization and Summary of Significant Accounting Policies

   FairPoint Communications, Inc. (FairPoint) (formerly, MJD Communications, Inc.) provides management services to its wholly-owned subsidiaries: S T Enterprises, Ltd. (STE); MJD Ventures, Inc. (Ventures); MJD Services Corp. (Services); MJD Holdings Corp. (Holdings); FairPoint Communications Solutions Corp. (FairPoint Solutions) (formerly FairPoint Communications Corp.); and MJD Capital Corp. STE, Ventures, Services, and Holdings also provide management services to their wholly-owned subsidiaries.

   Collectively, the wholly-owned subsidiaries of STE, Ventures, Services, and Holdings primarily provide traditional telephone local exchange services in various states. Operations also include resale of long distance services, internet services, cable services, equipment sales, and installation and repair services. MJD Capital Corp. leases equipment to other subsidiaries of FairPoint. FairPoint Solutions is a competitive communications business offering local and long distance, internet, and data services in various states.

   STE's wholly-owned subsidiaries include Sunflower Telephone Company (Sunflower); Northland Telephone Company of Maine, Inc. and Northland Telephone Company of Vermont, Inc. (the Northland Companies); S T Communications, Inc. and S T Long Distance, Inc. (ST Long Distance); Venture's wholly-owned subsidiaries include Sidney Telephone Company (Sidney); C-R Communications, Inc. (C-R); Taconic Telephone Corp. (Taconic); Ellensburg Telephone Company (Ellensburg); Chouteau Telephone Company (Chouteau); Utilities, Inc. (Utilities); Chautauqua & Erie Telephone Corporation (C&E); Columbus Grove Telephone Company (Columbus); The Orwell Telephone Company (Orwell) and Telephone Services Company (TSC). Services wholly-owned subsidiaries include Bluestem Telephone Company (Bluestem); Big Sandy Telecom, Inc. (Big Sandy); Columbine Telecom Company (Columbine); Odin Telephone Exchange, Inc. (Odin); Kadoka Telephone Co. (Kadoka); Ravenswood Communications, Inc. (Ravenswood); Union Telephone Company of Hartford (Union); Armour Independent Telephone Co. (Armour); Yates City Telephone Company (Yates) and WMW Cable TV Co. (WMW).

 Principles of Consolidation and Basis of Presentation

   The consolidated financial statements include the accounts of FairPoint Communications, Inc. and its subsidiaries (the Company). All intercompany transactions and accounts have been eliminated in consolidation.

   The consolidated financial statements have been prepared using generally accepted accounting principles applicable to regulated entities. The Company's telephone subsidiaries follow the accounting for regulated enterprises prescribed by Statement of Financial Accounting Standards (SFAS) No. 71, Accounting for the Effects of Certain Types of Regulation (SFAS No. 71). This accounting recognizes the economic effects of rate regulation by recording costs and a return on investment, as such amounts are recovered through rates authorized by regulatory authorities. Accordingly, SFAS No. 71 requires the Company's telephone subsidiaries to depreciate telephone plant over useful lives that would otherwise be determined by management. SFAS No. 71 also requires deferral of certain costs and obligations based upon approvals received from regulators to permit recovery of such amounts in future years. The Company's telephone subsidiaries periodically review the applicability of SFAS No. 71 based on the developments in their current regulatory and competitive environments.

 Interim Financial Information (Unaudited)

   The interim financial information at March 31, 2000 and for the three-month periods ended March 31, 1999 and 2000, all of which is unaudited, was prepared by the Company on a basis consistent with the audited

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
             (formerly, MJD Communications, Inc. and Subsidiaries)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued) consolidated financial statements. In management's opinion, such information reflects all adjustments which are of a normal recurring nature and which are necessary to present fairly the results of the periods presented.

 Revenue Recognition

   Revenues are recognized as services are rendered and are primarily derived from the usage of the Company's networks and facilities or under revenue sharing arrangements with other communications carriers. Revenues are derived from primarily three sources: access, pooling, and miscellaneous. Local access charges are billed to local end users under tariffs approved by each states Public Utilities Commission. Access revenues are derived on the intrastate jurisdiction by billing access charges to interexchange carriers and to regional Bell operating companies. These charges are billed based on toll or access tariffs approved by the local states Public Utilities Commission. Access charges for the interstate jurisdiction are billed in accordance with tariffs filed by the National Exchange Carrier Association (NECA) or by the individual company and approved by the Federal Communications Commission.

   Revenues are determined on a bill and keep basis or a pooling basis. If on a bill and keep basis, the Company bills the charges to either the access provider or the end user and keeps the revenue. If the Company participates in a pooling environment (interstate or intrastate), the toll or access billed are contributed to a revenue pool. The revenue is then distributed to individual companies based on their company-specific revenue requirement. This distribution is based on individual state Public Utilities Commission (intrastate) or Federal Communications Commission's (interstate) approved separation rules and rates of return. Distribution from these pools can change relative to changes made to expenses, plant investment, or rate of return. Some companies participate in federal and certain state universal service programs that are pooling in nature but are regulated by rules separate from those described above. These rules vary by state.

   Miscellaneous revenues are derived by billing to either end users, access providers, or other parties, services such as directory advertising, billing and collecting services, rent, etc. These services are typically billed under contract or under tariff supervision.

 Credit Risk

   Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and temporary cash investments and trade receivables. The Company places its cash and temporary cash investments with high quality financial institutions. Concentrations of credit risk with respect to trade receivables are limited due to the Company's large number of customers in several states. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends, and other information.

 Cash and Cash Equivalents

   The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

 Investments

   Investments consist of stock in CoBank, ACB (CoBank), Rural Telephone Bank
(RTB), the Rural Telephone Finance Cooperative (RTFC), Illuminet Holdings, Inc. (Illuminet), and various cellular companies and partnerships and other minority equity investments in nonregulated entities. For the investments in

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
             (formerly, MJD Communications, Inc. and Subsidiaries)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued) partnerships, the equity method of accounting is used. All other investments with the exception of Illuminet are stated at cost. To determine if an impairment of an investment exists, the Company monitors and evaluates the financial performance of the business in which it invests and compares the carrying value of the investee to the fair values of similar investments, which in certain instances, is based on traditional valuation models utilizing multiples of cash flows. When circumstances indicate that a decline in the fair value of the investment has occurred and the decline is other than temporary, the Company records the decline in value as a realized loss and a reduction in the cost of the investment. The Company did not incur any losses from other than temporary declines in fair value in 1997, 1998, and 1999.

   At December 31, 1999 and March 31, 2000, the investment in Illuminet stock was classified as available-for-sale in accordance with SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities (SFAS No.
115). SFAS No. 115 requires fair value reporting for certain investments in debt and equity securities with readily determinable fair values. Available-for-sale securities are recorded at fair value. Unrealized holding gains and losses, net of the related tax effect, are excluded from earnings and are reported as a separate component of comprehensive income until realized.

   The Company currently receives patronage dividends from its investments in businesses organized as cooperatives for federal income tax purposes (CoBank and RTFC stock). Patronage dividends represent cash distributions of the cooperative's earnings and notices of allocations of earnings to the Company. Deferred and uncollected patronage dividends are included as part of the basis of the investment until collected. The RTB investment pays dividends annually based on the discretion of its Board of Directors.

 Property, Plant, and Equipment

   Property, plant, and equipment are carried at cost. Repairs and maintenance are charged to expense as incurred; major renewals and improvements are capitalized. For telephone companies, the original cost of depreciable property retired, together with removal cost, less any salvage realized, is charged to accumulated depreciation. For all other companies, the original cost and accumulated depreciation are removed from the accounts and any gain or loss is included in the results of operations. The telephone companies capitalize estimated costs of debt and equity funds used for construction purposes for projects greater than $100,000. Depreciation is determined using the straight-line method for financial reporting purposes.

 Debt Issue Costs

   Debt issue costs are being amortized over the life of the related debt, ranging from five to ten years. Accumulated amortization of loan origination costs was $1,255,730 and $3,104,714 at December 31, 1998 and 1999,
respectively, and $3,753,634 at March 31, 2000.

 Intangible Assets

   The covenants not to compete are being amortized over their useful life of three to five years. Accumulated amortization of covenants not to compete was $437,500 and $1,470,000 at December 31, 1998 and 1999, respectively, and $1,758,750 at March 31, 2000.

   Goodwill consists of the difference between the purchase price incurred in acquisitions using the purchase method of accounting and the fair value of net assets acquired. Goodwill is being amortized using the straight-line method over an estimated useful life of forty years. Accumulated amortization of goodwill was approximately $6.9 million and $12.4 million at December 31, 1998 and 1999, respectively, and approximately $13.9 million at March 31, 2000.

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
             (formerly, MJD Communications, Inc. and Subsidiaries)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

   The Company reviews its long-lived assets, including goodwill, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

 Income Taxes

   Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 Pension and Other Postretirement Plans

   One of the Company's subsidiaries sponsored a defined benefit plan covering substantially all of their employees. The benefits were based on years of service and the employee's compensation levels prior to retirement. Benefits under this plan were frozen in connection with the Company's acquisition of the company. Two of the Company's subsidiaries also sponsor other postretirement healthcare benefits for substantially all retirees. The net periodic costs of pension and other postretirement benefit plans are recognized as employees render the services necessary to earn the benefits.

 Derivative Financial Instruments

   The Company uses interest rate swaps to manage its exposure to fluctuations in interest rates of its variable rate debt. Amounts receivable or payable under interest rate swap agreements are accrued at each balance sheet date and included as adjustments to interest expense.

 Earnings (Loss) Per Share

   The Company has adopted SFAS No. 128, Earnings Per Share (SFAS No. 128) for calculating earnings per share (EPS). SFAS No. 128 requires the presentation of "basic" and "diluted" EPS on the face of the statement of operations. Basic EPS is computed by dividing the net earnings available to common shareholders by the weighted-average common shares outstanding during the period. The difference in shares utilized in calculating basic and diluted EPS represents the effects of the number of shares issued under the Company's stock option plans and outstanding warrants less shares assumed to be purchased with proceeds from the exercise of the warrants. In addition, the numerator is adjusted for any change in earnings or loss that would result from the assumed conversion of those potential common shares.

   As a result of the Company's initial public offering, Securities and Exchange Commission Staff Accounting Bulletin 98, Earnings Per Share (SAB 98), was considered in the calculation of EPS. Pursuant to SAB 98, issuances of common stock, options, warrants and other potentially diluted securities for nominal consideration (nominal issuances) are included in the calculation of EPS, as if they were outstanding for all of the pre-initial public offering periods in the manner of a stock split for which retroactive restatement is required.

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
             (formerly, MJD Communications, Inc. and Subsidiaries)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

 Stock-based Compensation

   The Company accounts for its stock option plans using the intrinsic value-based method prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB No. 25), and related interpretations. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. SFAS No. 123, Accounting for Stock-Based Compensation (SFAS No. 123), permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. SFAS No. 123 allows entities to continue to apply the provisions of APB No. 25 and provide pro forma net income and earnings per share disclosures as if the fair-value method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the intrinsic value-based method of accounting described above, and has adopted the disclosure requirements of SFAS No. 123.

   Stock appreciation rights have been granted to certain members of management by principal shareholders of the Company. The Company accounts for stock appreciation rights in accordance with Financial Accounting Standards Board Interpretation No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans. The Company measures compensation as the amount by which the market value of the shares of the Company's stock covered by the grant exceeds the option price or value specified, by reference to a market price or otherwise, subject to any appreciation limitations under the plan and a corresponding credit to additional paid-in capital. Changes, either increases or decreases, in the market value of those shares between the date of the grant and the measurement date result in a change in the measure of compensation for the right. Valuation of stock appreciation rights is typically based on traditional valuation models utilizing multiples of cash flows, unless there is a current market value for the Company's stock.

 Use of Estimates

   Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and reported amounts of revenues and expenses, to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

(2)Equity Financing and Recapitalization


   A number of events occurred after December 31, 1999, which affect the capitalization of the Company. Those events include authorizing additional classes of capital stock, issuing and reacquiring capital stock for net proceeds of $159,122,000, borrowing additional debt of $5,400,000, repaying debt and accrued interest payable in the amount of $102,540,077, the cancellation of put options on the Company's common stock and recognizing compensation costs of $28,249,011 for stock-based compensation to employees.

 Additional Classes of Capital Stock

   On January 19, 2000, the Company amended its articles of incorporation to increase the authorized shares of capital stock. Following the amendments, the authorized share capital of the Company includes the following:

     Class A common stock--authorized 60,000,000 voting common shares at a par value of $.01 per share. Class A common shares carry one vote per share.

     Class B common stock--authorized 50,000,000 nonvoting, convertible common shares at a par value of $.01 per share. The Class B common shares are automatically convertible into Class A common shares

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
             (formerly, MJD Communications, Inc. and Subsidiaries)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued) upon the receipt of all governmental approvals necessary to effectuate a change in control. The conversion rate for the Class B common shares to Class A common shares is one-for-one.

     Class C common stock--authorized 4,600,000 nonvoting, convertible common shares at a par value of $.01 per share. The Class C common shares are automatically convertible into Class A common shares upon either the completion of an initial public offering of at least $150 million of the Company's Class A common stock or the occurrence of certain conversion events, as defined in the articles of incorporation. The conversion rate for the Class C common shares to Class A common shares is one-for-one.

     Series D preferred stock--authorized 30,000,000 nonvoting, convertible, cumulative participating preferred shares at a par value of $.01 per share. The Series D preferred shares are automatically convertible into Class A common shares upon the receipt of all regulatory approvals necessary to effectuate a change in control. Series D preferred shares may be converted into Class B common shares at any time. The conversion rate for the Series D preferred shares to either Class A or B common shares is one-for-one. Any portion of the accrued and unpaid dividends is also convertible into additional Class A or B common shares based upon a conversion rate of $13.12 per share.

     The Series D preferred shares do not provide for the payment of dividends for up to one year following their issuance. If the Series D preferred shares are not converted into Class A common shares within one year of issue, dividends accrue on a daily basis at a rate of 7.0% per annum, retroactively from the date of issue. If not converted by the eighth annual anniversary of their issuance, the dividend rate per annum increases by 2.0% annually up to a maximum dividend rate of 13.0%. In the event that the Company provides a stock dividend to its Class A common shareholders, the holders of Series D preferred shares are entitled to receive a dividend of preferred shares at an equal rate. The Company also has the option of redeeming all outstanding shares of Series D preferred shares at a price equal to liquidation value plus accrued dividends.

   On January 23, 2000, the Company declared a twenty-for-one stock split in the form of a stock dividend. This stock split has been given retroactive effect in the accompanying consolidated financial statements.

 Issuance and Reacquisition of Capital Stock

   Shares of Class A common stock issued under stock options and warrants included 35,300 shares issued under the MJD Communications, Inc. Stock Incentive Plan (1998 Plan), 255,320 shares issued under the 1995 Stock Option Plan (1995 Plan), and 16,588 shares issued pursuant to warrants in a cashless exercise. Options surrendered in lieu of cash were 5,300 under the 1998 Plan and 5,020 under the 1995 Plan. Following the conversion of these Class A common shares into Series D preferred shares, the newly issued Series D preferred shares were sold to a new principal shareholder of the Company.

   At a price of $13.12 per share, the Company issued 4,673,920 shares of Series D preferred stock, 100,160 shares of Class A common stock, 4,243,728 shares of Class B common stock and 4,269,440 shares of Class C common stock. Net proceeds from the issuance of capital stock was $159,122,000. Direct costs of approximately $23.6 million associated with the issuance of this capital stock were recorded as a reduction to paid-in capital. These costs included approximately $9.6 million of transaction fees and expenses paid to a new principal shareholder, transaction fees of $8.4 million which have been accrued to be paid to an existing shareholder upon liquidation of their holdings, and $0.4 million for services rendered in consummating the transaction paid to a law firm in which a partner of the firm is a shareholder of the Company. The Company also entered into advisory and consulting agreements with both principal shareholders which require payments to each of approximately $500,000 per annum by the Company through December 31, 2006. In connection with

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
             (formerly, MJD Communications, Inc. and Subsidiaries)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued) the issuance of preferred stock, the Company received a commitment of capital from a new principal shareholder. Upon approval of the use of proceeds by the shareholder, the Company may receive an additional $50.0 million in contributed capital. The terms of this agreement expire on December 31, 2000.

   The Company reacquired 25,087,800 Class A common shares in exchange for 16,787,800 shares of Series D preferred stock and 8,300,000 shares of Class B common stock. The Class A common shares were retired upon reacquisition.

 Issuance and Repayment of Debt

   In January 2000, FairPoint Solutions borrowed an additional $5,400,000 under its convertible senior secured revolving credit facility. On January 20, 2000, the Company repaid borrowings of $75,196,802 under the Company's senior secured credit facility and $27,146,966 under FairPoint Solution's credit facility including accrued interest of $196,309. Interest expense on these borrowings was approximately $1.4 million during 1999.

 Cancellation of Put Options

   On January 20, 2000, put obligations were cancelled in connection with shareholder loan agreements secured by 1,752,000 shares of the Company's Class A common shares. As a result, the Company reclassified $3,000,000 from temporary equity to the permanent capital accounts of the Company.

 Compensation Expense

   On January 20, 2000, the Company's Board of Directors amended a grant of options to purchase 40,600 shares of the Company's Class A common stock under the 1998 Plan to make those options immediately exercisable and fully vested. The options were previously exercisable only upon the occurrence of a qualifying liquidating event, as defined under the 1998 Plan. A compensation charge of $463,002 was recognized in connection with the amendment of the options. As discussed above, these options to purchase shares of Class A common shares were exercised in January 2000, converted into Series D preferred shares, and sold to a new principal shareholder of the Company for cash.

   As discussed above, options to purchase 260,340 shares of Class A common stock under the 1995 Plan were exercised in January 2000, converted into Series D preferred shares and sold to a new principal shareholder of the Company for cash. As a result, the Company recorded a compensation charge of $3,349,665.

   On January 20, 2000, certain of the Company's principal shareholders sold newly issued Series D preferred shares for cash to a third party. The transaction was subject to the requirements of shareholders agreements whereby the selling shareholder is obligated to provide a cash payment to the Company's founding shareholders, including two employee-shareholders. (See also note 10.) In addition, another of the Company's principal shareholders transferred 1,093,060 shares of Series D preferred shares to the employee-shareholders in settlement of its cash payment obligation under the shareholder's agreements. As a result of these transactions, the Company recognized a compensation charge of $8,510,626.

   On February 23, 2000, the Company's Board of Directors approved a transaction whereby the Company will grant stock options under the 1998 Plan to employee participants in the FairPoint Communications Corp. Stock Incentive Plan (FairPoint Solutions Plan) in consideration of the cancellation of all options previously granted under the FairPoint Solutions Plan. FairPoint Solutions also intends to provide a bonus program for option holders in order to maintain the same economic benefits as previously existed under the FairPoint

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
             (formerly, MJD Communications, Inc. and Subsidiaries)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
Solutions Plan. Under the transaction, which is pending ratification by the FairPoint Solutions option holders, the Company will grant options to purchase 1,620,465 shares of Class A common stock under the 1998 Plan at an exercise price of $3.28 per share and 73,200 options at an exercise price of $13.12 per share. Upon cancellation of the FairPoint Solutions options, the FairPoint Solutions Plan will be terminated. The total compensation charge of $15,925,718 related to the option grant will be amortized over the vesting period of five years. The vesting period may accelerate in the event of a change in control, as defined in the plan agreement. FairPoint Solutions also intends to provide a cash bonus of $5,308,573 to its employees, which will be amortized over the vesting period of five years. In connection with this transaction, the Company increased the number of shares authorized under the 1998 Plan to 6,818,065 shares.

(3)Acquisitions

   On January 1, 1997, the Company acquired 100% of the common stock of Kadoka. On April 18, 1997, the Company acquired certain telephone exchanges of Columbine Telephone Company, Inc. On July 31, 1997, the Company acquired 100% of the common stock of C&E. On October 15, 1997, the Company acquired 100% of the common stock of C-R. The aggregate purchase price for these acquisitions was $33.5 million.

   On March 30, 1998, the Company acquired 100% of the common stock of Taconic. On April 30, 1998, the Company acquired 100% of the common stock of Ellensburg. On June 1, 1998, the Company acquired 100% of the common stock of Chouteau. On November 6, 1998, the Company acquired 100% of the common stock of Utilities. The aggregate purchase price for these acquisitions was $224.1 million.

   On February 1, 1999, the Company acquired 100% of the common stock of Ravenswood. On February 16, 1999, the Company acquired 100% of the common stock of Columbus. On April 30, 1999, the Company acquired 100% of the common stock of Union, Armour and WMW. On September 1, 1999, the Company acquired 100% of the common stock of Yates. On December 17, 1999 the Company acquired 100% of the common stock of Orwell. The aggregate purchase price for these acquisitions was $75.3 million.

   Acquisition costs were approximately $0.6 million, $1.2 million, and $0.9 million in 1997, 1998 and 1999, respectively. The acquisitions have been accounted for using the purchase method and, accordingly, the results of their operations have been included in the Company's consolidated financial statements from the date of acquisition. The excess of the purchase price and acquisition costs over the fair value of the net identifiable assets acquired was approximately $156.5 million and $36.7 million and has been recognized as goodwill in 1998 and 1999, respectively. The Company's allocation of purchase price for Orwell is preliminary because the Company has not been able to obtain all of the data required to complete the allocation for this recently acquired business.

   The allocation of the total net purchase price for the 1998 and 1999 acquisitions are shown on the table below:

                                                               1998     1999
                                                             --------  -------
                                                               (Dollars in
                                                                thousands)
      Current assets........................................ $ 27,539   25,484
      Property, plant, and equipment........................   85,161   18,675
      Excess cost over fair value of net assets acquired....  156,540   36,710
      Other assets..........................................   30,577   11,598
      Current liabilities...................................  (15,967)  (2,113)
      Noncurrent liabilities................................  (58,606) (14,131)
                                                             --------  -------
        Total net purchase price............................ $225,244   76,223
                                                             ========  =======

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
             (formerly, MJD Communications, Inc. and Subsidiaries)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
   On April 3, 2000, the Company acquired 100% of the common stock of TPG Communications, Inc. (TPG) and Peoples Mutual Telephone Company (Peoples). The aggregate purchase price for these acquisitions was $187.0 million. The acquisitions of TPG and Peoples have been accounted for under the purchase method of accounting for business combinations and, accordingly, the acquired assets and liabilities have been recorded at their estimated fair values at the date of acquisition, and the results of operations will be included in the Company's results from the date of acquisition. Goodwill of approximately $171.8 million was recorded in connection with these acquisitions and will be amortized over an estimated useful life of 40 years. The allocation of purchase price is preliminary, however, as the working capital adjustment to the purchase price for these acquisitions have not been determined. On April 3, 2000, the Company borrowed an additional $200.5 million under its senior secured credit facility to fund the acquisitions.

   The following unaudited pro forma information presents the combined results of operations of the Company as though the acquisitions in 1998, 1999, and 2000 occurred on January 1, 1998. These results include certain adjustments, including amortization of goodwill, increased interest expense on debt related to the acquisitions, and related income tax effects. The pro forma financial information does not necessarily reflect the results of operations if the acquisitions had been in effect at the beginning of each period or which may be attained in the future.

                                                      Pro forma
                                           ----------------------------------
                                                               Three-month
                                              Year ended       period ended
                                             December 31,       March 31,
                                           -----------------  ---------------
                                             1998     1999     1999    2000
                                           --------  -------  ------  -------
                                            (Dollars in thousands, except
                                                   per share data)
                                                     (unaudited)
     Revenues............................. $174,609  195,800  45,438   54,985
     Loss before extraordinary item.......   (6,010) (39,165) (4,995) (22,223)
     Net loss.............................   (8,531) (39,165) (4,995) (22,223)
     Loss per share before extraordinary
      item:
       Basic..............................    (0.19)   (1.08)  (0.14)   (0.47)
       Diluted............................    (0.18)   (1.04)  (0.13)   (0.46)
     Net loss per share:
       Basic..............................    (0.28)   (1.08)  (0.14)   (0.47)
       Diluted............................    (0.26)   (1.04)  (0.13)   (0.46)

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
             (formerly, MJD Communications, Inc. and Subsidiaries)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

(4) Property, Plant, and Equipment

   A summary of property, plant, and equipment is shown on the table below:

                                                  December 31,
                                  Estimated    --------------------   March 31,
                               life (in years)   1998       1999        2000
                               --------------- ---------  ---------  -----------
                                           (Dollars in thousands)
                                                                     (unaudited)
     Land....................        --        $   1,442      1,640       1,640
     Buildings and leasehold
      improvements...........       2-40          19,101     22,993      23,746
     Telephone equipment.....       3-50         263,029    327,824     355,566
     Cable equipment.........       3-20           5,332      1,615       1,622
     Furniture and
      equipment..............       3-32           9,333     13,433      14,504
     Vehicles and equipment..       3-27          10,610     12,804      13,059
     Computer software.......       3-10             365      3,567       3,850
                                               ---------  ---------   ---------
       Total property, plant,
        and equipment........                    309,212    383,876     393,987
     Accumulated
      depreciation...........                   (166,891)  (205,580)   (212,390)
                                               ---------  ---------   ---------
       Net property, plant,
        and equipment........                  $ 142,321    178,296     181,597
                                               =========  =========   =========

   The composite depreciation rate for property and equipment was 6.66%, 7.39%, and 7.36% in 1997, 1998, and 1999, respectively.

(5) Investments

   At December 31, 1998, Illuminet stock was carried at cost, as there was no readily determinable fair value. At December 31, 1999, the cost, unrealized holding gain, and fair value of Illuminet stock, the Company's only investment classified as available-for-sale, was $573,605, $6,753,275, and $7,326,880, respectively. At March 31, 2000, the cost, unrealized holding gain, and fair value of Illuminet stock was $573,605, $5,983,287, and $6,556,892, respectively. The unrealized holding gain is reported as a separate component of comprehensive income, net of related taxes of $2,566,245 and $2,273,649 at December 31, 1999 and March 31, 2000, respectively. There were no sales of available-for-sale securities during 1997, 1998, and 1999 or the three month periods ended March 31, 1999 and 2000.

   The Company's non-current investments consist of the following:

                                                     December 31,   March 31,
                                                    -------------- -----------
                                                     1998    1998     2000
                                                    ------- ------ -----------
                                                      (Dollars in thousands)
                                                                   (unaudited)
     Investment in cellular companies and
      partnerships................................. $27,047 22,374   22,992
     RTB stock.....................................   6,934 10,259   10,248
     Illuminet stock...............................     421    --       --
     CoBank stock and unpaid deferred CoBank
      patronage....................................   1,958  2,326    2,326
     RTFC secured certificates and unpaid deferred
      RTFC patronage...............................   1,055    688      688
     Other nonmarketable minority equity
      investments..................................     479    599    1,086
                                                    ------- ------   ------
       Total investments........................... $37,894 36,246   37,340
                                                    ======= ======   ======

   The investments in cellular partnerships accounted for under the equity method and the Company's ownership percentage as of December 31, 1999 and March 31, 2000 follow:

      Chouteau Cellular Telephone Company................................. 33.0%
      GTE Ohio RSA #3 LP.................................................. 25.0%
      Illinois Valley Cellular RSA2-I Ptnrs............................... 13.3%
      Illinois Valley Cellular RSA2-II Ptnrs.............................. 13.3%
      Illinois Valley Cellular RSA2-III Ptnrs............................. 13.3%
      ILLINET Communications, LLC.........................................  9.1%
      Orange County-Poughkeepsie Limited Partnership......................  7.5%
      Illinetworks, LLC...................................................  7.4%
      ILLINET Communications of Central IL LLC............................  5.2%

                                     17--1

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
             (formerly, MJD Communications, Inc. and Subsidiaries)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

(6) Long-term Debt

   Long-term debt is shown below:

                                                   December 31,
                                                 -----------------   March 31,
                                                   1998     1999       2000
                                                 --------  -------  -----------
                                                    (Dollars in thousands)
                                                                    (unaudited)
     Senior secured notes payable, variable
      rates ranging from 8.13% to 10.00% at
      December 31, 1999, due 2004 to 2007......  $141,841  215,513    138,927
     Senior subordinated notes due 2008:
       Fixed rate, 9.50%.......................   125,000  125,000    125,000
       Variable rate, 10.32% at December 31,
        1999...................................    75,000   75,000     75,000
     Senior secured revolving note payable,
      variable rate of 10.75% to 11.75% at
      December 31, 1999, due 2004..............       --    21,747        --
     Senior notes payable to RTFC:
       Fixed rate, 9.20%, due 2009.............     4,918    4,532      4,437
     Variable rates ranging from 6.95% to 8.80%
      at December 31, 1999, due 2009...........     7,362    6,795      6,653
     Subordinated promissory notes payable,
      7.00%, due 2005..........................     7,000    7,000      7,000
     First mortgage notes payable to Rural
      Utilities Service, fixed rates ranging
      from 8.72% to 10.78%, due 2009 to 2016...     6,679    6,459      6,305
     Other debt, 5.75% to 9.50%, due 2000 to
      2004.....................................       312      349        336
                                                 --------  -------    -------
     Total outstanding long-term debt..........   368,112  462,395    363,658
     Less current portion......................    (3,502)  (3,866)    (3,941)
                                                 --------  -------    -------
       Total long-term debt, net of current
        portion................................  $364,610  458,529    359,717
                                                 ========  =======    =======

   The approximate aggregate maturities of long-term debt for each of the five years subsequent to December 31, 1999 are as follows:

       Fiscal year
       -----------                                        (Dollars in thousands)
       2000..............................................        $  3,866
       2001..............................................           4,425
       2002..............................................           4,601
       2003..............................................           4,766
       2004..............................................         112,247
       Thereafter........................................         332,490
                                                                 --------
                                                                 $462,395
                                                                 ========

   On March 30, 1998, the Company closed a $315 million senior secured credit facility (the Credit Facility) which committed $75 million of term debt (tranche C) amortized over nine years, $155 million of term debt (tranche B) amortized over eight years, and an $85 million reducing revolving credit facility with a term of 6.5 years. Approximately $215.5 million senior secured notes payable were outstanding under the Credit Facility at December 31, 1999. Borrowings under the facility bear interest at a rate based, at the option of the Company, on the participating banks prime rate or Euro dollar rate, plus an incremental rate of 3.0%, 2.75%,

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
             (formerly, MJD Communications, Inc. and Subsidiaries)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued) and 2.5% for the Euro dollar margin and 2.0%, 1.75%, and 1.50% for the prime rate margins for the tranche C, tranche B, and revolver facility, respectively. The Credit Facility is secured by a perfected first priority pledge of the stock of certain subsidiaries of the Company as well as the promissory notes evidencing intercompany advances. The Credit Facility is also guaranteed by four of the Company's intermediary holding companies, subject to contractual or regulatory restrictions. The Company pays fees of 1% per annum on the aggregate unused portion of the revolver and tranche B commitment, in addition to an annual administrative agents fee. The Company used an interest rate swap agreement, with a notional amount of $25 million, to effectively convert a portion of its variable interest rate exposure to a fixed rate of 9.91%. The swap agreement expires on September 29, 2000. As discussed in note 2, the Company repaid $75.2 million of its borrowings under the Credit Facility in January 2000.

   In March 2000, an additional $165 million was committed and available to the Company under the Credit Facility.

   The Credit Facility contains various restrictions, including those relating to payment of dividends by the Company. In management's opinion, the Company has complied with all such requirements or obtained a waiver letter for events of non-compliance. Substantially all assets of the Company are collateralized to secure the Credit Facility.

   On March 30, 1998, the Company retired senior notes payable of $120.9 million and subordinated promissory notes of $3.5 million. As a result of retiring the notes, the Company recognized an extraordinary loss of approximately $2.5 million (net of taxes of $1.8 million), consisting of prepayment penalties of approximately $1.4 million and the write-off of existing deferred financing costs of approximately $2.9 million.

   On May 5, 1998, the Company consummated a debt offering consisting of $125 million in aggregate principal amount of Senior Subordinated Notes due 2008 (the Fixed Rate Notes), and $75 million in aggregate principal amount of Floating Rate Callable Securities due 2008 (the Floating Rate Notes). The notes are unsecured obligations of the Company and are subordinated to all existing and future senior indebtedness. Interest on the notes is payable semiannually. Interest on the Fixed Rate Notes is 9.5% and interest on the Floating Rate Notes is equal to a rate per annum at LIBOR plus 418.75 basis points. As to the Floating Rate Notes, the Company used two interest rate swap agreements, with notional amounts of $50 million and $25 million, respectively, to effectively convert its variable interest rate exposure to a fixed rate of 10.01% and 9.95%, respectively. The swap agreements expire on November1, 2001 and November1, 2000, respectively.

   The Fixed Rate Notes are redeemable, in whole or in part, at the option of the Company, at any time on or after May 1, 2003 at redemption prices (expressed as a percentage of the principal amount) declining annually from 104.7% beginning May 1, 2003 to 100% beginning May 1, 2006 and thereafter, together with accrued interest to the redemption date and subject to certain conditions. Not withstanding the foregoing, on or prior to May 1, 2001, the Company may redeem up to 35% of the aggregate principal amount of the Fixed Rate Notes at a redemption price of 109.5% of the principal amount thereof plus accrued and unpaid interest, if any, to the redemption date, with the proceeds of an equity offering.

   The Floating Rate Notes are redeemable, in whole or in part, at any time at the option of the Company, at redemption prices (expressed as a percentage of the principal amount) declining annually from 105% beginning May 1, 1998 to 100% beginning May 1, 2003 and thereafter, together with accrued interest to the redemption date and subject to certain conditions.

   The Fixed and Floating Rate Notes indenture places certain restrictions on the ability of the Company to (i) incur additional indebtedness, (ii) make restricted payments (dividends, redemptions, and certain other

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
             (formerly, MJD Communications, Inc. and Subsidiaries)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued) payments), (iii) incur liens, (iv) issue and sell stock of a subsidiary, (v) sell or otherwise dispose of property, business, or assets, (vi) enter into sale and leaseback transactions, (vii) engage in business other than the communications business, and (viii) engage in transactions with affiliates. In managements opinion, the Company has complied with all such requirements.

   The Company is exposed to credit losses in the event of nonperformance by the counterparties to its interest rate swap agreements. The Company anticipates, however, that the counterparties will be able to fully satisfy their obligations under the contracts.

   On October 20, 1999, FairPoint Solutions closed a $100 million convertible senior secured revolving credit facility (the FairPoint Solutions Credit Facility). Under the FairPoint Solutions Credit Facility, funds are available on a revolving basis, for a period up to five years from the date of closing. Borrowings under the FairPoint Solutions Credit Facility are secured by all existing and future assets of FairPoint Solutions and by 100% of the stock of FairPoint Solutions. Pursuant to the terms of the FairPoint Solutions Credit Facility, FairPoint Solutions is required to comply with certain financial covenants. Upon an uncured default of certain covenants or if the debt is not paid at final maturity, the lenders have the option to exchange all outstanding indebtedness plus outstanding and accrued interest for an equal dollar amount of payment in-kind preferred stock issued by the Company. At December 31, 1999, FairPoint Solutions was in compliance with all financial covenants. Borrowings under the FairPoint Solutions Credit Facility are approximately $21.7 million at December 31, 1999. As discussed in note 2, the Company borrowed an additional $5,400,000 and repaid all borrowings of $27,146,966 under the FairPoint Solutions Credit Facility in January 2000.

   On March 27, 2000, funds available to FairPoint Solutions under the FairPoint Solutions Credit Facility increased to $165 million.

   In conjunction with the senior notes payable to RTFC, Utilities is subject to restrictive covenants limiting the amount of dividends that may be paid. At December 31, 1999, Utilities was in compliance with these restrictions.

   The Company has available a line of credit, with a total maximum limit of $1,000,000, expiring in May of 2000. No borrowings have been made under this line of credit at December 31, 1999.

   The Company also has $752,000 of unsecured demand notes payable to various individuals and entities with interest payable at 5.75% at December 31, 1999 and March 31, 2000.

(7) Employee Benefit Plans

   The Company sponsors a voluntary 401(k) savings plan (the 401(k) Plan) that covers substantially all eligible employees. Each 401(k) Plan year, the Company contributes to the 401(k) Plan an amount of matching contributions determined by the Company at its discretion. For the 401(k) Plan years ended December 31, 1997, 1998, and 1999, the Company matched 100% of each employees contribution up to 3% of compensation and 50% of additional contributions up to 6%. The 401(k) Plan also allows for a profit sharing contribution that is made based upon management discretion. Total Company contributions to the 401(k) Plan were $422,069, $1,163,906 and $2,291,520, for the years ended December 31, 1997,
1998, and 1999, respectively, and $811,802 and $1,216,663 for the three-month periods ended March 31, 1999 and 2000.

   In 1999, the Company began a Non-Qualified Deferred Compensation Plan (the NQDC Plan) that covers certain employees. The NQDC Plan allows highly compensated individuals to defer additional compensation beyond the limitations of the 401(k) Plan. Company matching contributions are subject to the same percentage

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
             (formerly, MJD Communications, Inc. and Subsidiaries)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued) as the 401(k) Plan. Total Company contributions to the NQDC Plan were $61,583 for the year ended December 31, 1999 and $19,832 for the three-month period ended March 31, 2000. The Company made no contributions to the NQDC Plan for the three-month period ended March 31, 1999.

   C&E and Taconic also sponsor defined contribution 401(k) retirement savings plans for union employees. C&E and Taconic match contributions to these plans based upon a percentage of pay of all qualified personnel and make certain profit sharing contributions. Contributions to the plans were approximately $154,000 and $205,000, for the years ended December 31, 1998 and 1999, respectively, and approximately $50,000 for the three-month periods ended March 31, 1999 and 2000.

   One of the Company's subsidiaries has a defined benefit pension plan covering substantially all of its employees. The benefits are based on years of service and the employees compensation before retirement. The plan benefits were frozen in 1998 in connection with the Company's acquisition of the subsidiary. There is no additional minimum pension liability required to be recognized and plan assets are sufficient to cover all plan obligations.

   Two of the Company's subsidiaries sponsor healthcare plans that provide postretirement medical benefits and other benefits to employees who meet minimum age and service requirements upon retirement. The liabilities for the postretirement medical benefits plans were not material to the consolidated financial statements at December 31, 1998 and 1999 and March 31, 2000.

   Certain shareholders of the Company granted stock appreciation rights to certain members of management. The stock appreciation rights are fully vested. The stock appreciation rights may be settled in cash or stock, at the option of the granting shareholders. In connection with the stock appreciation rights, the Company recorded compensation expense of approximately $3,386,000 in 1999.

(8) Income Taxes

   Income tax (expense) benefit before extraordinary item consists of the following components:

                                              December 31,         March 31,
                                           ---------------------  -------------
                                            1997    1998   1999    1999   2000
                                           -------  -----  -----  ------  -----
                                                (Dollars in thousands)
                                                                  (unaudited)
Current:
  Federal................................. $(1,426)   346   (278) (2,001)   --
  State...................................    (274)   (17)    24    (359)   --
                                           -------  -----  -----  ------  -----
    Total current income tax (expense)
     benefit..............................  (1,700)   329   (254) (2,360)   --
                                           -------  -----  -----  ------  -----
Investment tax credits....................      31    130    193      14     49
                                           -------  -----  -----  ------  -----
Deferred:
  Federal.................................    (130) 1,047  4,988   2,173  2,371
  State...................................     (77)   606    688     404    406
                                           -------  -----  -----  ------  -----
    Total deferred income tax (expense)
     benefit..............................    (207) 1,653  5,676   2,577  2,777
                                           -------  -----  -----  ------  -----
    Total income tax (expense) benefit.... $(1,876) 2,112  5,615     231  2,826
                                           =======  =====  =====  ======  =====

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
             (formerly, MJD Communications, Inc. and Subsidiaries)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

   Total income tax (expense) benefit was different than that computed by applying U. S. federal income tax rates to earnings before income taxes. The reasons for the differences are shown below:

                                        December 31,            March 31,
                                    ----------------------  ------------------
                                     1997    1998    1999      1999      2000
                                    -------  -----  ------  ----------- ------
                                            (Dollars in thousands)
                                                            (unaudited)
Computed expected tax (expense)
 benefit..........................  $(1,585) 2,553  11,748      696      7,143
State income tax (expense)
 benefit, net of federal income
 tax benefit......................     (232)   389     471       30        268
Amortization of investment tax
 credits..........................       31    130     193       49         49
Goodwill amortization.............     (186)  (887) (1,559)    (360)      (439)
Change in fair value of put war-
 rant obligation..................      100   (242) (4,681)     --         --
Stock-based compensation expense..      --     --      --       --      (4,160)
Disallowed expenses and other.....       (4)   169    (557)    (184)       (35)
                                    -------  -----  ------     ----     ------
Total income tax (expense) bene-
 fit..............................  $(1,876) 2,112   5,615      231      2,826
                                    =======  =====  ======     ====     ======

   The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

                                                      December 31,
                                                     --------------  March 31,
                                                      1998    1999     2000
                                                     ------- ------ -----------
                                                       (Dollars in thousands)
                                                                    (unaudited)
Deferred tax assets:
  Federal and state tax loss carryforwards.......... $ 1,032  1,130    3,308
  Employee benefits.................................   1,010    586      606
  Allowance for doubtful accounts...................     211    213      229
  Alternative minimum tax credits...................   1,296  1,658    1,744
  Warrants issued in connection with early retire-
   ment of debt.....................................     291    --       --
                                                     ------- ------   ------
    Total gross deferred tax assets.................   3,840  3,587    5,887
                                                     ------- ------   ------
Deferred tax liabilities:
  Property, plant, and equipment, principally due to
   depreciation differences.........................  17,242 16,605   16,477
  Goodwill, due to amortization differences.........   1,903  2,471    2,612
  Basis in investments..............................  11,424 10,531   10,041
  Unrealized gain on investments....................     --   2,566    2,274
                                                     ------- ------   ------
    Total gross deferred tax liabilities............  30,569 32,173   31,404
                                                     ------- ------   ------
    Net deferred tax liabilities.................... $26,729 28,586   25,517
                                                     ======= ======   ======

   Management has concluded that no valuation allowance is required because the full benefit of the deferred tax assets will be realized through the future reversals of the deferred tax liabilities. At March 31, 2000, federal net operating loss carryforwards of $8,600 expire December 2018 to 2020. State net operating loss carryforwards at March 31, 2000 of $7,660 expire from December 2003 through December 2015. At March 31, 2000, the Company has minimum tax credits of approximately $1.7 million which may be carried forward indefinitely.

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
             (formerly, MJD Communications, Inc. and Subsidiaries)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
(9) Warrants

   In connection with the issuance of subordinated notes in 1994, the Company issued detachable warrants to purchase 10,000 shares of STE's common stock at the stated par value of $.01 per share. In conjunction with the retirement of the subordinated notes in 1997, the Company required STE to issue additional warrants to purchase 2,857 shares of STE's common stock. This noncash transaction was recognized as part of the loss on the early retirement of debt as described in note10. The agreement stipulates that the put/call price of the warrants should equal STE's net equity, as defined in the agreement, multiplied by the ratio of exercisable warrants to the number of shares of common stock outstanding on a fully-diluted basis on the date of the put or call.

   The Company recorded the obligation for the warrants based on the fair value of STE's common stock as determined by management, at the issuance date of the warrants. At each balance sheet date, the warrants were valued utilizing cash flow models that management also uses in valuing potential acquisitions. Those models estimate fair value using earnings before interest, taxes, depreciation, and amortization (EBITDA), and multiples of EBITDA for recent acquisitions of similar companies. The increase or decrease in fair value of the obligation for the warrants is recognized in earnings as interest expense. In December 1999, the Company purchased the STE warrants for $17.5 million. The increase in the value of the STE obligation during 1999 was $13.3 million.

   In addition, the Company previously issued warrants to purchase 7.69 shares, representing 7.14% of Sidney's common stock. The Company estimated the fair value of the warrants at the date of issuance and included the fair value in the initial allocation of purchase price for Sidney's common stock, with the related value of the warrants issued to minority shareholders included in the obligation for minority interests. In December 1999, the Company purchased the Sidney warrants for $0.5 million. The excess $0.4 million associated with the Sidney warrants was accounted for as an acquisition of minority interest and an increase to goodwill.

(10) Stockholders' Equity and Recapitalization

   Effective July 31, 1997, a recapitalization of the Company was completed. The Company issued 8,846,720 shares of its Class A common stock to unrelated third parties and members of management for proceeds of approximately $15.1 million (net of offering expenses of $925,602). These proceeds, together with additional borrowings of $39.2 million from CoBank and the issuance of subordinated promissory notes in the amount of $3.5 million, were utilized to repurchase and retire the remaining Series A preferred stock, all shares of Series C preferred stock not owned by members of management, and all the warrants and contingent warrants (the Warrants) to purchase the Company's Class A common stock not owned by members of management for approximately $35.0 million. The difference between the carrying value of the Series A and Series C preferred stock, and the Warrants and the price at which the stock was repurchased and retired ($24.5 million), was charged to retained earnings as it represents a return to the preferred shareholders. In conjunction with the recapitalization, STE also retired the subordinated notes payable of $11,562,133. As a result of retiring the subordinated debt of STE, the Company recognized an extraordinary loss of approximately $3.6 million (net of taxes of $2.3 million), consisting of prepayment penalties of approximately $4.0 million, the write-off of existing deferred financing costs of approximately $1.1 million, and the issuance of additional put warrants valued at $750,000. The additional put warrants were issued to the holders of the STE warrants and debt in consideration of their consent to retire the STE debt (see note 9).

   In connection with the recapitalization of the Company, two of the Company's shareholders entered into shareholder agreements with the Company and its founding shareholders. At December 31, 1999, those two

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
             (formerly, MJD Communications, Inc. and Subsidiaries)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued) shareholders represented 2,834,160 shares (or 8.2%) of the Company's outstanding common stock. Under the shareholder agreement, the Company's founding shareholders are entitled to a cash payment as a result of the sale of the Company's common stock to a third party by either of the two shareholders. The amount of the cash payment is dependent upon the price of the shares sold and is contingent upon their continued employment. Because the amount of their payment is ultimately dependent upon their continuing employment, the Company will recognize compensation expense for their amount of cash payment in the event that an exit payment becomes due under their shareholder agreements. See note 2 for the amount of compensation expense recognized by the Company subsequent to December 31, 1999 as a result of these agreements.

   During 1997, a shareholder of the Company contributed the net assets of Holdings, totaling $150,000, in consideration for 29,000 shares of Class A common stock. Also in 1997, existing subordinated notes payable to stockholders of the Company in the amount of $923,500 were contributed as additional capital.

   In October 1997, an additional 875,880 shares of Class A common stock were issued for proceeds of $1.5 million.

   On March 30, 1998 and April 30, 1998, the Company issued a total of 18,590,800 shares of its Class A common stock to unrelated third parties and members of management for proceeds of approximately $31.8 million. These proceeds were used to finance the acquisitions of Taconic and Ellensburg.

(11) Stock Option Plans

   The Company sponsors the 1995 Plan that covers officers, directors, and employees of the Company. The Company may issue qualified or nonqualified stock options to purchase up to 1,136,800 shares of the Company's Class A common stock to employees that will vest equally over five years from the date of employment of the recipient and are exercisable during years five through ten. In 1995, the Company granted options to purchase 852,800 shares at $0.25 per share. There were no options granted since 1995.

   The per share weighted-average fair value of stock options granted during 1995 was $0.13 on the date of grant using the Black Scholes option-pricing model. Input variables used in the model included no expected dividend yields, a risk-free interest rate of 6.41%, and an estimated option life of five years. Because the Company was nonpublic on the date of the grant, no assumption as to the volatility of the stock price was made.

   In December 1998, the Company adopted the FairPoint Solutions Plan for employees of its subsidiary, FairPoint Solutions. Under the FairPoint Solutions Plan, participating employees are granted options to purchase common stock of FairPoint Solutions at exercise prices not less than the fair value of FairPoint Solutions common stock at the date of the grant. The FairPoint Solutions Plan authorizes grants of options to purchase up to 1,000,000 shares of authorized, but unissued common stock. All stock options have ten-year terms and vest in 25% increments on the second, third, fourth and fifth anniversaries of an individual grant. In the event of a change in control, outstanding options will vest immediately.

   Shares issued to employees under the FairPoint Solutions Plan are subject to a call option by FairPoint Solutions. Under the call option, FairPoint Solutions may repurchase those shares held by terminating employees at fair value if the shares were held by the employee for a minimum holding period of not less than six months. The FairPoint Solutions Plan also provides for the reacquisition of common shares by FairPoint Solutions in the event of death or disability of the option-holder.

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
             (formerly, MJD Communications, Inc. and Subsidiaries)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

   At December 31, 1999, there were options available for grant of 114,500 additional shares under the FairPoint Solutions Plan. The per share weighted-average fair value of stock options granted during 1999 was $0.30 on the date of grant using the Black Scholes option-pricing model. Input variables used in the model included no expected dividend yields, a risk-free interest rate of 5.25%, and an estimated option life of ten years. Because the Company was nonpublic on the date of the grant, no assumption as to the volatility of the stock price was made.

   The Company applies APB No. 25 in accounting for its 1995 and FairPoint Solutions Plans and, accordingly, no compensation cost has been recognized for its stock options in the consolidated financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net income and earnings per share for 1997, 1998, and 1999 would not have been significantly reduced.

   Stock option activity for 1997, 1998, and 1999 under the 1995 and FairPoint Solutions Plans is summarized as follows:

                                                                         1999
                                                      1995 Plan        FairPoint
                                               ----------------------- Solutions
                                                1997    1998    1999     Plan
                                               ------- ------- ------- ---------
     Outstanding at January 1................. 852,800 852,800 852,800      --
       Granted................................     --      --      --   970,500
       Exercised..............................     --      --      --       --
       Canceled or forfeited..................     --      --      --   (85,000)
                                               ------- ------- -------  -------
     Outstanding at December 31............... 852,800 852,800 852,800  885,500
                                               ======= ======= =======  =======
     Exercisable at December 31............... 611,160 781,720 852,800      --
                                               ======= ======= =======  =======

   All options granted in 1999 under the FairPoint Solutions Plan had an exercise price of $0.50. On February 2, 2000, an additional 40,000 options were issued under the FairPoint Solutions Plan at an exercise price of $24.50 per share. No compensation expense was recorded as management believes the exercise price equalled the fair value of the FairPoint Solutions common stock on the dates of grant.

   See note 2 for a description of options exercised under the 1995 Plan and the pending cancellation of all options granted under the FairPoint Solutions Plan subsequent to December 31, 1999.

   In August 1998, the Company adopted the 1998 Plan. The 1998 Plan provides for grants of up to 6,818,065 nonqualified stock options to executives and members of management, at the discretion of the compensation committee of the Board of Directors. Options vest in 25% increments on the second, third, fourth, and fifth anniversaries of an individual grant. In the event of a change in control, outstanding options will vest immediately. In October 1998, the compensation committee of the Board of Directors approved a grant of 4,664,000 options at an exercise price of $1.71 per share. During 1999, an additional 214,000 options were granted at an exercise price of $2.74 per share and 70,000 options were forfeited. At December 31, 1999, a total of 4,808,000 options were outstanding. Pursuant to the terms of the grant, options become exercisable only in the event that the Company is sold, an initial public offering of the Company's common stock results in the principal shareholders holding less than 10% of their original ownership, or other changes in control, as defined, occur. The number of options that may become ultimately exercisable also depends upon the extent to which the price per share obtained in the sale of the Company would exceed a minimum selling price of $4.28 per share. All options have a term of ten years from date of grant. The Company will accrue for compensation expense for the excess of the estimated fair value of its common stock over the exercise price of the options

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
             (formerly, MJD Communications, Inc. and Subsidiaries)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued) when and if a sale of the Company, at the prices necessary to result in exercisable options under the grant, becomes imminent or likely. See note 2 for a description of transactions affecting the 1998 Plan occurring subsequent to December 31, 1999.

(12) Redeemable Preferred Stock

   The following is a summary of the Company's preferred stock:

                                                Series B
                         Series A preferred     preferred   Series C preferred
                         -------------------  ------------- -------------------
                           Shares    Amount   Shares Amount   Shares     Amount
                         ----------  -------  ------ ------ -----------  ------
                                       (Dollars in thousands)
Balance at December 31,
 1996...................  1,400,000  $ 8,738   --     $--     3,661,200  $1,952
Conversion of preferred
 stock..................    (18,000)    (112)  --      --           --      --
Repurchase of preferred
 stock.................. (1,382,000)  (8,626)  --      --    (3,400,880) (1,822)
                         ----------  -------   ---    ----  -----------  ------
Balance at December 31,
 1997...................        --       --    --      --       260,320     130
Repurchase of preferred
 stock..................        --       --    --      --      (260,320)   (130)
                         ----------  -------   ---    ----  -----------  ------
Balance at December 31,
 1998...................        --   $   --    --     $--           --   $  --
                         ==========  =======   ===    ====  ===========  ======

   The Series A preferred stock and Series C preferred stock not owned by management were purchased and retired in connection with the 1997 recapitalization (see also note 10). The Series C preferred stock owned by management was purchased and retired in 1998.

   In conjunction with the issuance of the Series C preferred stock in 1996, the Company issued warrants to purchase 233,798 shares of the Company's Class A common stock. In association with the recapitalization, the Company repurchased warrants to purchase 217,210 shares and contingent warrants to purchase 129,600 shares. There were no contingent warrants outstanding at December 31, 1997, 1998, and 1999. The remaining warrants for 16,588 shares were exercised subsequent to December 31, 1999. (See note 2.)

(13) Related Party Transactions

   During 1998, certain major shareholders of the Company pledged 1,752,000 shares of the Company's common stock as collateral under various loan agreements. Under the terms of the loan agreements, the Company is required, in the event of default by the shareholders, to repurchase the pledged shares for the lesser of (i) 100% of outstanding indebtedness plus accrued and unpaid interest, or (ii) $3.0 million. The Company has classified $3.0 million of equity as temporary equity for the value of common stock issued and subject to put options under these arrangements. See note 2 which describes the Company being released from this put obligation subsequent to December 31, 1999.

   During 1997, the Company entered into an agreement with MJD Partners, L.P. (Partners), at the time, a major shareholder of the Company. Under the terms of the agreement, Partners provided senior management and acquisition services to the Company. Partners was paid $1,020,000 under this agreement and this expense was classified with selling, general and administrative expenses in 1997. This agreement was terminated on March 31, 1998, at which time $225,000 had been paid to Partners during 1998.

   The Company has entered into financial advisory agreements with certain equity investors, pursuant to which the equity investors provide certain consulting and advisory services related but not limited to equity financings and strategic planning. The Company paid $45,833, $250,000 and $400,000, for the years ended December 31, 1997, 1998, and 1999, respectively, and $100,000 and $208,242 for the three-month periods ended March 31, 1999 and 2000, respectively, in such fees to the equity investors and this expense was classified with selling, general and administrative expenses. The agreements also provide that the Company will reimburse the equity investors for travel relating to the Company's Board of Directors meetings. The Company

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
             (formerly, MJD Communications, Inc. and Subsidiaries)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued) reimbursed the equity investors $117,204 and $49,627, for the years ended December 31, 1998 and 1999, respectively, and $10,959 for the three-month period ended March 31, 2000, for travel and other expenses. No travel costs were reimbursed to the equity investors during the three-month period ended March 31, 1999. The advisory and consulting fees were increased to $500,000 per annum to be paid to each of the principal shareholders through December 31, 2006 in connection with the issuance and reacquisition of capital stock as described in note 2.

   The Company also has entered into a consulting agreement dated as of July 31, 1997 with an entity controlled by a certain shareholder pursuant to which the shareholder has agreed to provide general consulting and advice to the Company as reasonably requested from time to time. Pursuant to the terms of the agreement, the consulting company is paid an annual fee of $120,000 in monthly installments plus all of the shareholders out-of-pocket business expenses up to $30,000. The term of the agreement is one year, subject to automatic renewal for successive periods of one year each thereafter. The Company incurred expenses of $103,306 and $132,831 for the years ended December 31, 1998 and 1999, respectively, and $31,912 and $8,489 for the three-month periods ended March 31, 1999 and 2000, respectively, related to this consulting agreement. The agreement was paid by MJD Partners during 1997 and through March of 1998. This agreement was terminated on January 20, 2000.

   In 1997, a law firm, in which a partner of such law firm is a shareholder of the Company, was paid a total of $1,070,132, of which $38,872 was for general counsel services, $819,361 was for services related to financings, and $211,899 was for services related to acquisitions. In 1998, this same law firm was paid $2,307,900, of which $289,156 was for general counsel services, $1,228,902 was for services related to financings, and $789,842 was for services related to acquisitions. In 1999, this same law firm was paid $336,835, of which $295,084 was for general counsel services and $41,751 was for services related to acquisitions. For the three-months ended March 31, 1999, this same law firm was paid $51,139, of which $47,676 was for general counsel services and $3,463 was for services related to acquisitions. For the three-months ended March 31, 2000, this same law firm was paid $429,354, of which $29,354 was for general counsel services and $400,000 was for services related to financings. All payments made by the Company for general counsel services are classified with selling, general and administrative expenses on the statement of operations. All payments made for services related to financings have been recorded as debt and equity issue costs. All payments made for services related to acquisitions have been capitalized as direct costs of the acquisitions.

(14) Supplemental Cash Flow Information

   The Company paid interest of $8,301,646, $24,111,997, and $49,071,977, for the years ended December 31, 1997, 1998, and 1999, respectively, and $4,497,249 and $5,691,816 for the three-month periods ended March 31, 1999 and 2000, respectively.

   The Company paid income taxes of $529,352, $3,585,977, and $7,519,755, for the years ended December 31, 1997, 1998, and 1999, respectively, and $135,125 and $339,253 for the three-month periods ended March 31, 1999 and 2000, respectively.

   In conjunction with the recapitalization in 1997, the Company issued subordinated promissory notes for $3.5 million for the repurchase of the Series A and Series C preferred stock. These subordinated promissory notes were paid during 1998.

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
             (formerly, MJD Communications, Inc. and Subsidiaries)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

(15) Quarterly Financial Information (Unaudited)

                                               First   Second    Third   Fourth
                                              quarter  quarter  quarter  quarter
                                              -------  -------  -------  -------
                                               (Dollars in thousands, except
                                                      per share data)
1998:
  Revenue.................................... $14,555  23,079   25,642    28,731
  Earnings (loss) before extraordinary item..     609    (440)  (1,548)   (4,100)
  Net loss...................................  (1,912)   (440)  (1,548)   (4,100)
  Per share data:
    Basic
      Earnings (loss) before extraordinary
       item.................................. $  0.03   (0.01)   (0.04)    (0.11)
      Extraordinary item.....................   (0.14)    --       --        --
                                              -------  ------   ------   -------
      Net loss............................... $ (0.11)  (0.01)   (0.04)    (0.11)
                                              =======  ======   ======   =======
    Diluted
      Earnings (loss) before extraordinary
       item.................................. $  0.03   (0.01)   (0.04)    (0.11)
      Extraordinary item.....................   (0.12)    --       --        --
                                              -------  ------   ------   -------
      Net loss............................... $ (0.09)  (0.01)   (0.04)    (0.11)
                                              =======  ======   ======   =======
1999:
  Revenue.................................... $32,828  35,496   39,347    39,868
  Earnings (loss) before extraordinary item..  (1,841) (2,958)  (3,472)  (20,769)
  Net loss...................................  (1,841) (2,958)  (3,472)  (20,769)
  Per share data:
    Basic
      Earnings (loss) before extraordinary
       item.................................. $ (0.05)  (0.08)   (0.10)    (0.57)
      Extraordinary item.....................     --      --       --        --
                                              -------  ------   ------   -------
      Net loss............................... $ (0.05)  (0.08)   (0.10)    (0.57)
                                              =======  ======   ======   =======
    Diluted..................................
      Earnings (loss) before extraordinary
       item.................................. $ (0.05)  (0.08)   (0.09)    (0.55)
      Extraordinary item.....................     --      --       --        --
                                              -------  ------   ------   -------
      Net loss............................... $ (0.05)  (0.08)   (0.09)    (0.55)
                                              =======  ======   ======   =======

   During the first quarter of 1998, the Company recognized a loss on the early retirement of debt of approximately $4.3 million, which reduced net earnings by approximately $2.5 million.

   In 1999, the Company recognized interest expense of approximately $13.3 million attributable to the purchase of STE warrants discussed in note 9, of which approximately $11.6 million was recognized during the fourth quarter. In 1999, the Company recognized compensation expense of approximately $3.4 million attributable to stock appreciation rights discussed in note 7, of which approximately $2.9 million was recognized during the fourth quarter.

(16) Disclosures About the Fair Value of Financial Instruments

 Cash and Cash Equivalents, Accounts Receivable, Accounts Payable, and Demand Notes Payable

   The carrying amount approximates fair value because of the short maturity of these instruments.

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
             (formerly, MJD Communications, Inc. and Subsidiaries)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

 Investments

   Investments available-for-sale are carried at their fair value which approximates $7.3 million at December 31, 1999 (see note 5).

   Non-current investments do not have a readily determinable fair value (not publicly traded). On an annual basis, management determines a fair value of its investments based on the financial performance of the investee, the fair value of similar investments, and in certain instances, based on traditional valuation models used by industry analysts. At December 31, 1999, the Company had investments with a carrying value of approximately $36.2 million and estimated fair value of approximately $57.8 million.

 Long-term Debt

   The fair value of the Company's long-term debt is estimated by discounting the future cash flows of each instrument at rates currently offered to the Company for similar debt instruments of comparable maturities. At December 31, 1999, the Company had long-term debt with a carrying value of approximately $462.4 million and estimated fair value of approximately $447.6 million.

 Derivative Financial Instruments

   The Company entered into interest rate swaps to manage its exposure to fluctuations in interest rates of its variable rate debt. The fair value of these swaps was approximately $1.0 million at December 31, 1999. The fair value indicates an estimated amount the Company would receive if the contracts were cancelled or transferred to other parties.

 Limitations

   Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumption could significantly affect the estimates.

(17) Revenue Concentrations

   Revenues for interstate access services is based on reimbursement of costs and an allowed rate of return. Revenues of this nature are received from NECA in the form of monthly settlements. Such revenues amounted to 30.0%, 27.3% and 25.4% of the Company's total revenues for the years ended December 31, 1997, 1998 and 1999, respectively, and 25.1% and 22.2% of the Company's total revenues for the three-month periods ended March 31, 1999 and 2000, respectively. The Company also derives significant revenues from Bell Atlantic, principally from network access and billing and collecting service. Such revenues amounted to 16.3%, 10.4% and 10.9% of the Company's total revenues for the years ended December 31, 1997, 1998 and 1999, respectively, and 13.0% and 9.0% of the Company's total revenues for the three-month periods ended March 31, 1999 and 2000, respectively.

(18) Reportable Segments

   The Company has two reportable segments: traditional telephone operations and competitive operations. The traditional telephone operations provide local, long distance and other communications services to customers in rural communities in which competition currently does not exist for local communications

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
             (formerly, MJD Communications, Inc. and Subsidiaries)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued) services. The competitive operations provide local and long distance communications services to customers in markets outside of the Company's traditional telephone markets. The Company began its competitive operations during 1998, therefore, prior to 1998, the Company's business consisted of one reportable segment.

   The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on Adjusted EBITDA. Adjusted EBITDA represents net earnings
(loss) plus interest expense, income taxes, depreciation and amortization, extraordinary items, and non-cash stock-based compensation charges. The Company generally accounts for intersegment sales and transfers as if the sales or transfers were to third parties, that is, at current market prices.

   The Company's reportable segments are strategic business units that offer similar communications related products and services in different markets. They are managed separately because each segment requires different marketing and operational strategies related to the providing of local and long distance communications services.

   The Company utilizes the following information for purposes of making decisions about allocating resources to a segment and assessing a segment's performance:

                                 December 31, 1998               December 31, 1999
                          ------------------------------- -------------------------------
                          Traditional                     Traditional
                           telephone  Competitive          telephone  Competitive
                          operations  operations   Total  operations  operations   Total
                          ----------- ----------- ------- ----------- ----------- -------
                                              (Dollars in thousands)
Revenues from external
 customers..............    $88,946      3,061     92,007   135,890      11,649   147,539
Intersegment revenues...        --         516        516       --        2,633     2,633
Interest expense........     27,170        --      27,170    50,463         722    51,185
Depreciation and
 amortization...........     20,034         55     20,089    30,876         756    31,632
Income tax (expense)
 benefit................        267      1,845      2,112    (2,337)      7,952     5,615
Extraordinary item--loss
 on early retirement of
 debt...................      2,521        --       2,521       --          --        --
Adjusted EBITDA.........     44,620     (4,952)    39,668    71,435     (19,887)   51,548
Segment assets..........    436,838      5,576    442,414   487,354      31,297   518,651
Expenditures for segment
 assets.................     10,912      1,521     12,433    28,293      15,216    43,509


                                  March 31, 1999                  March 31, 2000
                          ------------------------------- -------------------------------
                          Traditional                     Traditional
                           telephone  Competitive          telephone  Competitive
                          operations  operations   Total  operations  operations   Total
                          ----------- ----------- ------- ----------- ----------- -------
                                                    (unaudited)
                                              (Dollars in thousands)
Revenues from external
 customers..............    $30,689      2,139     32,828    35,966       8,952    44,918
Intersegment revenues...        --         235        235       --          771       771
Interest expense........      9,332          2      9,334     9,454         711    10,165
Depreciation and
 amortization...........      7,109         73      7,182     8,418         578     8,996
Income tax (expense)
 benefit................       (774)     1,005        231     1,558      (4,384)    2,826
Adjusted EBITDA.........     17,157     (2,663)    14,494    21,596     (11,121)   10,475
Segment assets..........    439,636      4,442    444,078   526,748      46,274   573,022
Expenditures for segment
 assets.................      3,102         11      3,113     3,651       6,821    10,472

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
             (formerly, MJD Communications, Inc. and Subsidiaries)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                        December 31, 1997, 1998 and 1999

   A reconciliation of reportable segment amounts to the Company's consolidated balances for the years ended December 31, 1998 and 1999 and the three-month periods ended March 31, 1999 and 2000 is as follows:

                                             December 31,        March 31,
                                           -----------------  ----------------
                                             1998     1999     1999     2000
                                           --------  -------  -------  -------
                                                (Dollars in thousands)
                                                                (unaudited)
Revenues:
  Total revenue for reportable segments... $ 92,523  150,172   33,063   45,689
  Elimination of intersegment revenue.....     (516)  (2,633)    (235)    (771)
                                           --------  -------  -------  -------
    Total consolidated revenue............ $ 92,007  147,539   32,828   44,918
                                           ========  =======  =======  =======
Adjusted EBITDA to net loss:
  Adjusted EBITDA......................... $ 39,668   51,548   14,494   10,475
  Other components of Adjusted EBITDA:
    Depreciation and amortization.........  (20,089) (31,632)  (7,182)  (8,996)
    Interest expense......................  (27,170) (51,185)  (9,334) (10,165)
    Stock-based compensation expense......      --    (3,386)     (50) (12,323)
    Extraordinary item--loss on early
     retirement of debt...................   (2,521)     --       --       --
    Income tax expense....................    2,112    5,615      231    2,826
                                           --------  -------  -------  -------
    Net loss.............................. $ (8,000) (29,040)  (1,841) (18,183)
                                           ========  =======  =======  =======
Assets:
  Total assets for reportable segments.... $442,414  518,651  444,078  573,022
  Consolidating and eliminating
   adjustments............................     (302)    (616)    (305)    (286)
                                           --------  -------  -------  -------
    Consolidated total.................... $442,112  518,035  443,773  572,736
                                           ========  =======  =======  =======

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
             (formerly, MJD Communications, Inc. and Subsidiaries)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

(19) Earnings (Loss) Per Share

   The following is a reconciliation of the numerators and denominators of the basic and diluted EPS computations.

                                         December 31,            March 31,
                                   --------------------------  ---------------
                                     1997      1998    1999     1999    2000
                                   ---------  ------  -------  ------  -------
                                           (Amounts in thousands)
                                                                (unaudited)
Numerator:
  Earnings (loss) before
   extraordinary item............. $   2,723  (5,479) (29,040) (1,841) (18,183)
  Preferred dividends and
   accretion......................   (22,561)     (5)     --      --       --
                                   ---------  ------  -------  ------  -------
  Loss from continuing operations
   available to common
   shareholders...................   (19,838) (5,484) (29,040) (1,841) (18,183)
  Extraordinary item..............    (3,611) (2,521)     --      --       --
                                   ---------  ------  -------  ------  -------
  Loss available to common
   shareholders--basic and
   diluted........................ $ (23,449) (8,005) (29,040) (1,841) (18,183)
                                   =========  ======  =======  ======  =======
Denominator:
  Basic loss per share--weighted-
   average shares.................    11,685  30,977   36,203  36,203   46,959
  Potentially dilutive common
   shares-- nominal issuances of
   stock options..................     1,621   1,621    1,621   1,621    1,621
                                   ---------  ------  -------  ------  -------
  Denominator for diluted loss per
   share..........................    13,306  32,598   37,824  37,824   48,580
                                   =========  ======  =======  ======  =======

   Subsequent to December 31, 1999, the Company's Board of Directors approved a transaction whereby the Company will grant 1,620,465 options to certain employees to purchase stock for consideration, which management has determined to be nominal (see note 2). This nominal issuance has been included in diluted EPS as if they were outstanding for all of the periods presented.

   The diluted share base for the years ended 1997, 1998, and 1999 and the three-month period ended March 31, 1999, excludes incremental shares of 869,388 related to the warrants and 1995 Plan stock options and the diluted share base for the three-month period ended March 31, 2000, excludes incremental shares of 592,460 related to the 1995 Plan stock options, as the effects of including these common stock equivalents would be anti-dilutive. Incremental shares of 4,664,000 and 4,808,000 for the years ended December 31, 1998 and 1999, respectively, and 4,664,000 and 4,767,400 for the three-month period ended March 31, 1999 and 2000, respectively, related to stock options granted under the 1998 Plan, are excluded in the diluted share base because they are contingently exercisable upon a change in control.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
TPG Communications, Inc.:

   We have audited the accompanying consolidated balance sheets of TPG Communications, Inc. and Subsidiaries as of December 31, 1998 and 1999, and the related consolidated statements of operations and retained earnings, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TPG Communications, Inc. and Subsidiaries as of December 31, 1998 and 1999 and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

Jacksonville, Florida
February 11, 2000

                   TPG COMMUNICATIONS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                   December 31, 1998, 1999 and March 31, 2000

                                             December 31,
                                       --------------------------   March 31,
                                           1998          1999         2000
                                       ------------  ------------  -----------
                                                                   (unaudited)
                ASSETS
Current assets:
Cash and cash equivalents............. $  6,585,734     5,055,607    6,350,214
 Accounts receivable, net of
  allowance for doubtful accounts of
  $140,007, $318,769, and $283,161 at
  1998, 1999 and 2000, respectively...    6,221,124     7,212,242    5,819,307
 Inventories..........................    1,059,003     1,084,172    1,050,091
 Prepaid expenses.....................      384,927       232,948       62,934
 Income tax receivable................          --        311,037           --
 Other current assets.................      173,811       233,070      233,070
                                       ------------  ------------  -----------
   Total current assets...............   14,424,599    14,129,076   13,515,616
                                       ------------  ------------  -----------
Investments:
 Rural Telephone Bank Class C stock...    7,904,347     7,904,347    7,904,347
 CoBank B Participation
  Certificates........................      813,830     1,251,807    1,625,962
Goodwill, net.........................   41,230,918    40,011,815   39,708,586
Other assets..........................      435,279       401,177      392,653
Property, plant and equipment:
 Land.................................    1,158,681     1,158,681    1,158,681
 Buildings and improvements...........    4,840,742     4,854,881    4,854,881
 Machinery and equipment..............   63,323,267    69,783,511   70,051,890
 Vehicles.............................    1,198,702     1,165,267    1,164,362
 Construction in progress.............    1,056,251        83,254      490,155
                                       ------------  ------------  -----------
                                         71,577,643    77,045,594   77,719,969
Accumulated depreciation..............  (15,695,834)  (15,405,343) (16,928,480)
                                       ------------  ------------  -----------
Net property, plant and equipment.....   55,881,809    61,640,251   60,791,489
                                       ------------  ------------  -----------
Total assets.......................... $120,690,782   125,338,473  123,938,653
                                       ============  ============  ===========
 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable..................... $  2,414,365     2,295,730    4,482,762
 Interest payable.....................    1,541,341     1,470,081    1,456,345
 Income taxes payable.................      775,584           --        35,200
 Deferred subsidy revenue.............       13,589     1,263,476    1,584,266
 Contract payable.....................          --      1,293,695    1,170,072
 Deferred compensation................      278,096       542,026      473,646
 Advalorem taxes......................          --      1,001,302      255,620
 Other accrued liabilities............    1,173,998     1,740,756    1,723,174
 Long-term debt due within one year...    5,994,884     6,168,796    6,168,796
                                       ------------  ------------  -----------
 Total current liabilities............   12,191,857    15,775,862   17,349,881
                                       ------------  ------------  -----------
 Long-term debt due after one year....   68,937,619    64,769,111   63,226,984
 Severance benefits...................      150,888       163,912      163,912
 Deferred income taxes payable, net...    2,944,976     4,712,299    4,915,437
                                       ------------  ------------  -----------
   Total liabilities..................   84,225,340    85,421,184   85,656,214
                                       ------------  ------------  -----------
Stockholders equity:
 Common stock, $0.01 par value;
  1,000,000 shares authorized, issued
  and outstanding.....................       10,000        10,000       10,000
 Additional paid-in capital...........   29,990,000    29,990,000   29,990,000
 Retained earnings....................    6,465,442     9,917,289    8,282,439
                                       ------------  ------------  -----------
Total stockholders' equity............   36,465,442    39,917,289   38,282,439
                                       ------------  ------------  -----------
Commitments and contingencies
Total liabilities and stockholders'
 equity............................... $120,690,782   125,338,473  123,938,653
                                       ============  ============  ===========

          See accompanying notes to consolidated financial statements.

                   TPG COMMUNICATIONS, INC. AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS

                   Years Ended December 31, 1998 and 1999 and
               Three-Month Periods Ended March 31, 1999 and 2000

                                   December 31,              March 31,
                              -----------------------  ----------------------
                                 1998         1999        1999        2000
                              -----------  ----------  ----------  ----------
                                                            (unaudited)
Revenues:
  Wireline revenues.......... $30,084,168  30,084,461   7,087,291   7,671,464
  Non-wireline revenues......   4,017,294   4,157,871     972,899     969,999
                              -----------  ----------  ----------  ----------
    Total revenues...........  34,101,462  34,242,332   8,060,190   8,641,463
                              -----------  ----------  ----------  ----------
Expenses:
  Wireline operating
   expenses..................   7,204,955   8,145,899   1,978,072   2,222,512
  Non-wireline operating
   expenses..................     825,941   1,277,300     256,776     434,933
  Customer service expenses..   3,232,677   3,660,845     812,958     930,296
  General and administrative
   expenses..................   4,146,254   4,479,476   1,075,773     898,338
  Transaction expenses.......         --          --          --    2,525,064
                              -----------  ----------  ----------  ----------
    Total expenses...........  15,409,827  17,563,520   4,123,579   7,011,143
                              -----------  ----------  ----------  ----------
    Gross profit.............  18,691,635  16,678,812   3,936,611   1,630,320
Depreciation and
 amortization................   8,994,818   6,594,270   1,588,919   1,791,710
                              -----------  ----------  ----------  ----------
    Operating income (loss)..   9,696,817  10,084,542   2,347,692    (161,390)
Dividend income..............   1,267,059   1,084,822     562,746     527,024
Interest income..............     271,276     132,271     134,317      89,203
Interest expense.............  (6,216,218) (5,663,320) (1,546,756) (1,530,631)
                              -----------  ----------  ----------  ----------
    Income (loss) before
     income taxes............   5,018,934   5,638,315   1,497,999  (1,075,794)
    Provision for income
     taxes...................   1,809,385   2,186,468     577,853     559,056
                              -----------  ----------  ----------  ----------
    Net income (loss)........ $ 3,209,549   3,451,847     920,146  (1,634,850)
Retained earnings, beginning
 of period...................   3,255,893   6,465,442   6,465,442   9,917,289
                              -----------  ----------  ----------  ----------
Retained earnings, end of
 period...................... $ 6,465,442   9,917,289   7,385,588   8,282,439
                              ===========  ==========  ==========  ==========


          See accompanying notes to consolidated financial statements.

                   TPG COMMUNICATIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

 Years Ended December 31, 1998 and 1999 and Three-Month Periods Ended March 31,
                                 1999 and 2000

                                                        December 31,               March 31,
                                                   ------------------------  ----------------------
                                                      1998         1999         1999        2000
                                                   -----------  -----------  ----------  ----------
                                                                                  (unaudited)
Operating activities:
  Net income (loss)............................... $ 3,209,549    3,451,847     920,146  (1,634,850)
  Adjustments to reconcile net income (loss) to
   cash provided by operating activities:
    Depreciation and amortization.................   8,994,818    6,594,270   1,588,919   1,791,710
    Stock dividends...............................    (463,908)    (437,977)   (351,502)   (374,155)
    Deferred income taxes.........................     991,744    1,767,323     157,695     203,138
    Changes in operating assets and liabilities:
      Accounts receivable.........................    (687,443)    (991,118)    125,753   1,392,935
      Inventories.................................    (172,428)     (25,169)    (37,626)     34,081
      Prepaid expenses and other current assets...    (225,714)     151,979      82,765     170,014
      Other assets................................     (19,248)     (59,259)        --          --
      Accounts payable............................     313,602     (118,635)   (460,865)  2,187,032
      Interest payable............................    (129,217)     (71,260)    (59,754)    (13,736)
      Deferred subsidy revenue....................      13,589    1,249,887     307,777     320,790
      Contract payable............................         --     1,293,695         --     (123,623)
      Deferred compensation.......................     191,665      263,930      75,249     (68,380)
      Other accrued liabilities and advalorem and
       income taxes...............................     283,178      494,463      96,433    (417,027)
                                                   -----------  -----------  ----------  ----------
        Net cash provided by operating
         activities...............................  12,300,187   13,563,976   2,444,990   3,467,929
                                                   -----------  -----------  ----------  ----------
Investing activities:
  Purchases of property, plant and equipment......  (5,963,751) (11,150,466) (1,706,752)   (708,646)
  Proceeds from sale of property, plant and
   equipment......................................      38,643       50,959      30,018      77,451
                                                   -----------  -----------  ----------  ----------
        Net cash used in investing activities.....  (5,925,108) (11,099,507) (1,676,734)   (631,195)
                                                   -----------  -----------  ----------  ----------
Financing activities:
  Proceeds from additional borrowings.............         --     2,000,000         --          --
  Principal payments on long-term debt............  (5,994,597)  (5,994,596) (1,500,133) (1,542,127)
                                                   -----------  -----------  ----------  ----------
        Net cash used in financing activities.....  (5,994,597)  (3,994,596) (1,500,133) (1,542,127)
                                                   -----------  -----------  ----------  ----------
        Net (decrease) increase in cash and cash
         equivalents..............................     380,482   (1,530,127)   (731,877)  1,294,607
  Cash and cash equivalents at beginning of
   period.........................................   6,205,252    6,585,734   6,585,734   5,055,607
                                                   -----------  -----------  ----------  ----------
  Cash and cash equivalents at end of period...... $ 6,585,734    5,055,607   5,853,857   6,350,214
                                                   ===========  ===========  ==========  ==========
Supplemental cash flow information:
  Cash paid for interest.......................... $ 6,345,435    5,734,580   1,606,510   1,574,367
                                                   ===========  ===========  ==========  ==========
  Cash paid for income taxes...................... $       --     1,514,773     747,010      14,132
                                                   ===========  ===========  ==========  ==========

          See accompanying notes to consolidated financial statements.

                   TPG COMMUNICATIONS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Ownership

   TPG Communications, Inc. (herein referred to as "TPGC" or the "Company") was incorporated in August 1995 under the laws of the State of Delaware. TPGC owns directly or indirectly all of the common stock of St. Joe Communications, Inc., GTC, Inc., and TPGC Finance Corporation.

(2) Operations

   TPG Communications, Inc., provides telephone service, telephone equipment sales, maintenance and rentals and also has certain interexchange long-distance activities. Local telephone service has historically been provided to customers located in northwest Florida, southern Georgia and Alabama through the following subsidiaries: St. Joseph Telephone & Telegraph Company, Gulf Telephone Company (Gulf) and The Florala Telephone Company, Inc. (Florala). During 1997, Gulf and Florala were merged into St. Joseph Telephone & Telegraph Company and its name was changed to GTC, Inc. This merger was accounted for at historical cost.

(3) Summary of Significant Accounting Policies

 (a) Basis of Accounting

   The Company's telephone operations are regulated, primarily for rate making purposes, by the Federal Communications Commission (FCC) for interstate jurisdictional operations. The Company's intrastate service operations are regulated by the Alabama, Georgia and Florida Public Service Commissions (FPSC, collectively the Commissions). Accordingly, the Company maintains its accounts in conformity with the Uniform System and Classification of Accounts as prescribed by the FCC and modified by the Commissions.

   The Company is no longer subject to traditional rate of return measurement for intrastate purposes. Basic service and vertical feature rates are currently subject to the FPSC "price cap" plan. Under the FPSC price cap plan the rates for basic services are frozen from the time the company elected price cap (June
1996) until 2001 after which they may be increased by 1% less than the CPI inflation rate. Vertical feature rates were not frozen and may increase by a maximum of 6% per year unless a competitor enters the company's service area at which time these rates may be increased by a maximum of 20% per year. Currently there are no competitors in the company's service area that would allow the company to increase vertical feature rates by the larger amount. Vertical features are not required for provision of basic service and include features such as: call waiting, caller id, and voice messaging.

 (b) Basis of Consolidation

   The consolidated financial statements include the accounts of TPG Communications,Inc. and its wholly-owned subsidiaries, St. Joe Communications, Inc., GTC, Inc. and TPGC Finance Corporation. All intercompany balances and transactions have been eliminated in consolidation.

 (c) Interim Financial Information (Unaudited)

   The interim financial information at March 31, 2000 and for the three months ended March 31, 1999 and 2000, all of which is unaudited, was prepared by the Company on a basis consistent with the audited consolidated financial statements. In management's opinion, such information reflects all adjustments which are of a normal recurring nature and which are necessary to present fairly the results of the periods presented.

 (d) Cash and Cash Equivalents

   Cash and cash equivalents consist of cash on hand, bank demand accounts and repurchase agreements having original maturities of less than three months.

                   TPG COMMUNICATIONS, INC. AND SUBSIDIARIES

 (e) Inventories

   Inventories consist of material and supplies used for construction and maintenance of telephone plant and items available for sale in the Company's retail stores. Inventories are stated at the lower of weighted average cost or market.

 (f) Goodwill

   On April 11, 1996, TPGC acquired St. Joe Communications, Inc. This acquisition was recorded under the purchase method of accounting. The purchase price was allocated to assets acquired and liabilities assumed based on fair value at the acquisition date.

   Goodwill is amortized on a straight-line basis over 40 years. Accumulated amortization was approximately $3,255,000 and $4,474,000 at December 31, 1998 and 1999, respectively, and approximately $4,777,000 at March 31, 2000. Amortization expense for the year ended December 31, 1998 and 1999 was approximately $1,240,000 and $1,219,000, respectively, and approximately $303,000 for the three-month periods ended March 31, 1999 and 2000.

 (g) Property, Plant and Equipment

   Property, plant and equipment is stated at cost. Depreciation is provided on the straight line method, using class or overall group rates. Such rates range from 3% to 20%. The weighted average depreciation rate was approximately 11% and 7% for years ended December 31, 1998 and 1999, respectively, and 7% and 8% for the three-month periods ended March 31, 1999 and 2000, respectively. Depreciation expense was $7,703,454 and $5,341,065 for the years ended December 31, 1998 and 1999, respectively, and $1,277,166 and $1,479,957 for the three-
month periods ended March 31, 1999 and 2000, respectively. Depreciation for 1998 includes approximately $1.9 million for the additional depreciation of switching equipment.

   In general, retirements of communications plant and the cost of removal are charged to accumulated depreciation, which is also credited with the proceeds of sales or salvage value.

 (h) Long-Lived Assets

   The Company reviews long-lived assets, including goodwill, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount exceeds the fair value of the asset.

 (i) Investments

   The Company's investment in Rural Telephone Bank Class C stock is stated at the fair value as determined on the date of acquisition of St. Joe Communications, Inc. on April 11, 1996 by TPGC. The stock is backed by the Rural Utilities Service and cannot be sold separate from the Company as a whole. In the event the Rural Telephone Bank ceases to exist, these 8,348 shares would be redeemed at a par value of $1,000 per share. Cash dividends received are presented as dividend income.

 (j) Revenue Recognition

   Wireline revenues are those revenues derived by access to, or use of, the Company's communications network. These include local and long-distance service revenues as well as access revenues received from interexchange carriers for access to the Company's network. Billings for local service revenues are generally rendered monthly in advance and are recognized as revenues when earned. Long-distance service and access revenues are recognized monthly as the related service is provided.

                   TPG COMMUNICATIONS, INC. AND SUBSIDIARIES

   In providing interexchange carriers access to its network, the Company participates in a nationwide revenue-sharing mechanism (pool). Revenues are based on mutual cost reimbursement and sharing of revenue with the participants of the pool. These are estimated monthly by the pool administrator and are subject to finalization within a 24 month period. Approximate access service revenues were $8,685,000 and $7,897,977 for the years ended December 31, 1998 and 1999, respectively, and $2,343,000 and $2,712,000 for the three-month periods ended March 31, 1999 and 2000, respectively. Pool revenue includes negative adjustments from prior years of approximately $154,000 and $15,500 for the years ended December 31, 1998 and 1999, respectively. No pool revenue adjustments from prior years were recorded for the three-month periods ended March 31, 1999 and 2000. Amounts receivable from the pool were approximately $921,000 and $1,172,000 at December 31, 1998 and 1999, respectively, and approximately $297,000 at March 31, 2000.

   Non-wireline revenues are primarily equipment sales, rental and maintenance and are recognized as revenues at the time of sale or as the related service is provided. Non-wireline revenues also include billing and collecting revenues, the related costs of which are recorded as customer service expenses.

 (k) Income Taxes

   The Company follows the asset and liability method of Statement of Financial Accounting Standards, No. 109. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

 (l) Stock-Based Compensation

   The Company applies the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to apply the provisions of Accounting principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants as if the fair-value method defined in SFAS No. 123 has been applied. The Company has elected to apply the provisions of APB Opinion No. 25.

 (m) Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect (i) the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and (ii) the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                   TPG COMMUNICATIONS, INC. AND SUBSIDIARIES

(4) Long-Term Debt

   Long-term debt consists of the following:

                                                  December 31,
                                             ----------------------  March 31,
                                                1998        1999       2000
                                             ----------- ---------- -----------
                                                                    (unaudited)
     Note payable--CoBank................... $74,932,503 68,937,907 67,439,258
     Revolver--CoBank.......................         --   2,000,000  1,956,522
                                             ----------- ---------- ----------
                                              74,932,503 70,937,907 69,395,780
     Less portion due within one year.......   5,994,884  6,168,796  6,168,796
                                             ----------- ---------- ----------
     Long-term debt due after one year...... $68,937,619 64,769,111 63,226,984
                                             =========== ========== ==========

   Note payable--CoBank includes several fixed and variable rate term notes with interest rates ranging from 7.55% to 8.50% with principal and interest due quarterly through 2011. Substantially all of the assets of the Company have been pledged as security for the mortgage notes. Under the terms of the agreements, there are financial covenants relating to minimum financial and operating ratios.

   The CoBank note prohibits the Company from making any distributions of cash or property to any shareholder, paying dividends on any shares of its capital stock, or redeeming or retiring capital stock until the entire debt amount has been paid or the ratio of consolidated equity to consolidated assets, as defined in the agreement, is greater than 35%.

   Revolver--CoBank represents a note payable under a revolving line of credit for advances up to $5,500,000. The interest rate is determined at the time of each advance and will be either (i) CoBank National Variable Rate, (ii) fixed rate as designated by CoBank, or (iii) the U.S. Treasury Rate for maturities matching the period of the loan. The rate at December 31, 1999 was 8.50%. Payments are due in quarterly installments plus interest through April 15, 2011 at which time all unpaid principal and interest amounts are due. The borrowings are secured by all real and personal property of the Company.

   CoBank distributes dividends in relation to the above outstanding notes. Dividend income includes $662,725 and $625,682 resulting from CoBank cash and stock dividends received for the years ended December 31, 1998 and 1999, respectively, and $539,207 and $527,024 for the three-month periods ended March 31, 1999 and 2000. The carrying value of long-term debt approximates market.

   The aggregate amount of principal payments due in each of the five years subsequent to December 31, 1999 is:

       Year ending
       December 31                                                     Amount
       -----------                                                   -----------
       2000......................................................... $ 6,168,796
       2001.........................................................   6,168,508
       2002.........................................................   6,168,508
       2003.........................................................   6,168,508
       2004.........................................................   6,168,508
       Thereafter...................................................  40,095,079
                                                                     -----------
                                                                     $70,937,907
                                                                     ===========

                   TPG COMMUNICATIONS, INC. AND SUBSIDIARIES

(5) Pension Plans

   The Company has two defined contribution plans covering substantially all employees. The Company made contributions to the defined contribution plan of $144,425 and $94,688 during the years ended December 31, 1998 and 1999, respectively. No contributions to the defined contribution plan were made for the three-month periods ended March 31, 1999 and 2000.

   The Company sponsors two qualified defined benefit pension plans for its hourly and salaried employees. On November 17, 1997, the Board of Directors voted to cease benefit accruals for all employees participating in the hourly pension plan. The effective date of this amendment varied by division and ranged from December 31, 1997 to June 30, 1998. On December 11, 1998 the Board of Directors voted to cease benefit accruals for all employees participating in the salaried pension plan. The effective date of this amendment was December 31, 1998.

   The following tables provide a reconciliation of the changes in the defined benefit pension plans' projected benefit obligations and fair value of assets for the years ended December 31, 1998 and 1999, and a statement of funded status as of December 31, 1998 and 1999:

                                                               1998     1999
                                                             --------  -------
     Change in projected benefit obligation:
       Obligation at beginning of year...................... $619,985  565,217
       Service cost.........................................  249,037      --
       Interest cost........................................   39,321   56,689
       Actuarial (gain) loss................................  (63,091)  70,638
       Benefit payments.....................................  (37,686) (59,008)
       Curtailments......................................... (242,349)     --
                                                             --------  -------
         Obligation at end of year.......................... $565,217  633,536
                                                             ========  =======
     Change in plan assets (primarily money market funds):
       Fair value of plan assets at beginning of year....... $384,010  644,401
       Actual return on plan assets.........................   30,172   24,051
       Employer contributions...............................  267,905   94,688
       Benefit payments.....................................  (37,686) (59,008)
                                                             --------  -------
         Fair value of plan assets at end of year........... $644,401  704,132
                                                             ========  =======
     Funded status:
       Funded status at end of year......................... $ 79,184   70,596
       Unrecognized prior service cost......................   57,572   51,800
       Unrecognized loss....................................   30,330  102,263
                                                             --------  -------
         Prepaid pension cost............................... $167,086  224,659
                                                             ========  =======

   The Company's hourly pension plan was the only pension plan with an accumulated benefit obligation in excess of plan assets at December 31, 1998 and 1999. The actuarially determined deferred costs resulting from this funding shortfall are not significant to the financial statements.

                   TPG COMMUNICATIONS, INC. AND SUBSIDIARIES

   The following table provides the components of net periodic pension cost for the defined benefit pension plans for the years ended December 31, 1998 and 1999:

                                                                 1998     1999
                                                               --------  -------
     Service cost............................................. $249,037      --
     Interest cost............................................   39,321   56,689
     Expected return on plan assets...........................  (40,316) (40,076)
     Amortization of prior service cost.......................    5,772    5,772
     Amortization of net loss.................................      613   14,730
                                                               --------  -------
     Net periodic benefit cost................................  254,427   37,115
     Curtailment gain......................................... (242,349)     --
                                                               --------  -------
       Net periodic pension cost after curtailments........... $ 12,078   37,115
                                                               ========  =======

   The 1998 curtailment gain resulted from the severance of employees under the Company's voluntary and involuntary severance plans.

   The discount rate for the plans were 7.25% and 8.00% for 1998 and 1999, respectively. The expected long-term rate of return on assets was 8% and 6% for 1998 and 1999, respectively. The expected salary increases for the salaried plan at December 1998 were 5%. No salary increases were anticipated in 1999 due to the frozen status of the plan.

(6) Income Taxes

   Income tax expense for the years ended December 31, 1998 and 1999 and the three-month periods ended March 31, 1999 and 2000 is as follows:

                                              December 31,        March 31,
                                          -------------------- ---------------
                                             1998      1999     1999    2000
                                          ---------- --------- ------- -------
                                                                 (unaudited)
     Current:
       U.S. Federal...................... $  811,874   359,267 358,956 305,172
       State.............................      5,767    59,878  61,202  50,746
                                          ---------- --------- ------- -------
         Total current income tax
          expense........................ $  817,641   419,145 420,158 355,918
                                          ---------- --------- ------- -------
     Deferred:
       U.S. Federal...................... $  850,067 1,514,848 135,211 174,174
       State.............................    141,677   252,475  22,484  28,964
                                          ---------- --------- ------- -------
         Total deferred income tax
          expense........................    991,744 1,767,323 157,695 203,138
                                          ---------- --------- ------- -------
         Total income tax expense........ $1,809,385 2,186,468 577,853 559,056
                                          ========== ========= ======= =======

                   TPG COMMUNICATIONS, INC. AND SUBSIDIARIES

   Income tax expense (benefit) differed from the amount computed by applying the federal statutory rate of 35% to income (loss) before income taxes as a result of the following:

                                            December 31,         March 31,
                                        --------------------- ----------------
                                           1998       1999     1999     2000
                                        ----------  --------- ------- --------
                                                                (unaudited)
     Income taxes computed at
      statutory
      federal rate....................  $1,756,627  1,973,410 524,299 (376,528)
     State income taxes net of federal
      impact..........................      95,839    203,029  53,554  (38,460)
     Nondeductible transaction
      expenses........................         --         --      --   974,044
     Other............................     (43,081)    10,029     --       --
                                        ----------  --------- ------- --------
                                        $1,809,385  2,186,468 577,853  559,056
                                        ==========  ========= ======= ========

   The tax effect of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities are presented below:

                                                  December 31,
                                              --------------------  March 31,
                                                 1998      1999       2000
                                              ---------- --------- -----------
                                                                   (unaudited)
     Deferred tax assets:
       Bad debt reserve...................... $   32,776   122,726    108,990
       Vacation accrual......................     73,444   124,911    166,211
       Net operating loss carryforwards......    250,241       --         --
       Compensation accrual..................    107,067   208,680    207,542
       Alternative minimum tax credit
        carryforward.........................    777,279   551,583    551,583
                                              ---------- ---------  ---------
         Total gross deferred tax assets..... $1,240,807 1,007,900  1,034,326
                                              ---------- ---------  ---------
     Deferred tax liabilities:
       Excess tax depreciation--property,
        plant and equipment.................. $2,105,554 2,904,652  3,023,896
       Excess tax amortization--goodwill.....  1,964,434 2,659,386  2,835,289
       Other.................................    115,795   156,161     90,578
                                              ---------- ---------  ---------
         Total deferred tax liabilities......  4,185,783 5,720,199  5,949,763
                                              ---------- ---------  ---------
           Net deferred tax liabilities...... $2,944,976 4,712,299  4,915,437
                                              ========== =========  =========

   Based on the timing of reversal of future taxable amounts and the Company's history of reporting taxable income, the Company believes that it is more likely than not that the deferred tax assets will be realized, and a valuation allowance is not considered necessary.

(7) Leases

   The Company has entered into several non-cancelable operating leases as the lessee of vehicles and office equipment expiring through year 2002. Rental expense for these leases was $344,344 and $327,110 for the years ended December 31, March 31, 1999 and 2000, respectively, and $71,890 and $84,583 for the three-month periods ended March 31, 1999 and 2000, respectively.

                   TPG COMMUNICATIONS, INC. AND SUBSIDIARIES

   Future minimum lease payments as of December 31, 1999 are as follows:

         Year
        ending
       December
          31                                                            Amount
       --------                                                        --------
       2000...........................................................  286,010
       2001...........................................................  204,721
       2002...........................................................   63,904
                                                                       --------
         Total........................................................ $554,635
                                                                       ========

   The Company is also the lessor of certain fiber optics transmission assets. This lease, which expires March 2001, is presented as an operating lease in the accompanying financial statements. Annual rentals from this lease are approximately $852,000.

(8) Contingencies

   Since 1985 GTC, Inc. has received an interlata access subsidy of approximately $100,000 per month as mandated by the Florida Public Service Commission (the FPSC). On July 1, 1997, the access subsidy administrator filed a petition with the FPSC to eliminate the subsidy. On August 28, 1998, the FPSC issued a final order to terminate the subsidy; however, the Company timely filed a motion for reconsideration on September 11, 1998 which continued the subsidy. Effective November 17, 1998, the FPSC granted a motion for stay to the Company requiring the subsidy to be deposited in an escrow account. The Company has appealed this decision to the Florida Supreme Court, and will continue to vigorously contest the elimination of the subsidy. Revenue recognition of this subsidy has been deferred since November 17, 1998. The amount of cash held in escrow and recorded as deferred subsidy revenue totaled $13,589 and $1,263,476 at December 31, 1998 and 1999, respectively, and $1,584,266 at March 31, 2000.

   Certain age discrimination cases have been filed against St. Joe Communications, Inc. by former employees who were involuntarily terminated in 1997. Management is contesting the cases vigorously and believes that the ultimate disposition of these matters will not have a material effect on the consolidated financial position, results of operations or liquidity of the Company.

   It is the Company's policy to accrue and charge against earnings environmental cleanup costs when it is probable that a liability has been incurred and an amount is reasonably estimable. On January 18, 2000 a preliminary site contamination assessment performed on the Company's facility located in Perry, Florida revealed localized chemical contamination of soil and groundwater associated with four underground storage tanks that were removed from the property in 1985. This contamination was reported to the Florida Department of Environmental Protection, and the Company is cooperating with that office by conducting further tests to determine the full extent of contamination as well as exploring whether the Company may be eligible for reimbursement of all or part of any potential costs through the Florida trust fund reimbursement program. There is no on-going pollution at the site, and the cost of clean-up is presently unknown. Based on information presently available, management believes that the ultimate disposition of this matter will not have a material effect on the consolidated financial position, results of operations or liquidity of the Company.

(9) Stock Based Compensation and Severance Benefits

   The Company adopted a Performance Share Plan in 1996. The plan is administered by a committee who has the exclusive authority to select employees to be granted performance shares, to determine the base value with respect to each performance share and other administrative matters. The maximum number of performance shares awarded shall not exceed an aggregate of 65,000. The bonus payments made for each performance share

                   TPG COMMUNICATIONS, INC. AND SUBSIDIARIES shall be based on the performance of one share of common stock. Bonus payments generally are to be made based on the net worth of the Company in excess of the preference amount as defined in the plan. However, upon change in control, the per share transaction price will be substituted for net worth per share. Vesting occurs in 1/3 increments over three to five years.

   There are 60,000 performance shares outstanding which were approximately 70% vested at December 31, 1998 and approximately 88% vested at December 31, 1999 and March 31, 2000. Compensation expense (benefit) of $191,667 and $263,930 was recognized for the years ended December 31, 1998 and 1999, respectively, and $75,249 and $(68,380) for the three-month periods ended March 31, 1999 and 2000, respectively.

   The Company also has 30,000 stock options outstanding at December 31, 1998 and 1999 which are exercisable until 2006. The options were issued at fair value at the date of grant ($30 per share), accordingly no compensation expense was recorded. No options were issued in 1998 or 1999. Pro forma net income disclosures are not presented as the options were substantially all vested by the end of 1997.

   Severance benefits relate to a voluntary employee separation plan introduced by the Company in 1996. These benefits will generally be paid in decreasing annual amounts over the next ten years. Total expenses incurred for benefits to be provided under the voluntary employee separation plan were approximately $8,000 for the year ended December 31, 1999, and approximately $9,000 for the three-month period ended March 31, 1999. No such expenses were incurred in 1998 or the three-month period ended March 31, 2000.

(10) Stock Purchase Agreement

   On December 23, 1999, the shareholders of the Company entered into a stock purchase agreement with MJD Ventures, Inc. (MJD). The agreement provides that the Company will sell all of its issued and outstanding shares to MJD. The closing of the stock purchase is subject to certain customary closing conditions, including regulatory approval, but is expected to occur during 2000. Included in the March 31, 2000 statement of operations are transaction expenses of $2,525,064 related to the sale of the Company.

                    INDEX TO PRO FORMA FINANCIAL STATEMENTS

                                                                          Page
                                                                          ----
FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES UNAUDITED PRO FORMA
 CONDENSED CONSOLIDATED FINANCIAL STATEMENTS:
  Basis of Presentation.................................................. P-2
  Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2000.... P-3
  Pro Forma Condensed Consolidated Statement of Operations for the Year
   ended December 31, 1999............................................... P-5
  Pro Forma Condensed Consolidated Statement of Operations for the three-
   month period ended March 31, 2000..................................... P-6
  Notes to Pro Forma Condensed Consolidated Financial Statements......... P-7

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
              (formerly MJD Communications, Inc. and Subsidiaries)

             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                             BASIS OF PRESENTATION
                                  (Unaudited)

   The following unaudited pro forma condensed consolidated financial statements give effect to FairPoint Communications, Inc. and Subsidiaries' (FairPoint or the Company) (formerly MJD Communications, Inc. and Subsidiaries) equity financing and recapitalization, acquisition of TPG Communications, Inc.
(TPG), anticipated proceeds from the sale of senior subordinated notes, conversion of all classes of capital stock to common stock in connection with FairPoint's initial public offering (IPO) of common stock, and anticipated proceeds from this offering. The accompanying unaudited pro forma condensed consolidated financial statements do not include the Company's April 3, 2000 acquisition of Peoples Mutual Telephone Company, the pending acquisition of Fremont Telcom Co., and the preacquisition results of all 1999 acquisitions. These acquisitions are not included as they are not considered significant individually or in the aggregate and management believes these acquisitions would not significantly impact the results of operations or the financial trends of the Company.

   The equity financing and recapitalization undertaken in January 2000, included authorizing additional classes of capital stock, issuing and reacquiring capital stock for net cash proceeds of $159,122,000, borrowing additional debt of $5,400,000, repaying debt and accrued interest payable in the amount of $102,540,077, the cancellation of put options on the Company's common stock, and recognizing compensation costs in the amount of $28,249,011 for stock-based compensation and cash bonuses in the amount of $5,308,573 for employees.

   The acquisition of TPG on April 3, 2000, was accounted for using the purchase method of accounting. The purchase price for the acquisition of TPG was $146.3 million in cash, including direct costs of acquisition. Cash proceeds from the equity financing and recapitalization and additional borrowings under FairPoint's credit facilities were used to consummate the acquisition of TPG.

   Pro forma adjustments and the assumptions on which they are based are described in the accompanying notes to the pro forma condensed consolidated financial statements. The accompanying unaudited pro forma condensed consolidated balance sheet gives effect to the equity financing and recapitalization, the acquisition of TPG, the anticipated sale of the senior subordinated notes, and the proceeds from this offering as if these transactions had occurred on March 31, 2000. The accompanying unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 1999 and the three-month period ended March 31, 2000, give effect to the equity financing and recapitalization, the acquisition of TPG, the anticipated sale of the senior subordinated notes, and the proceeds from this offering as if these transactions had occurred as of January 1, 1999.

   The unaudited pro forma condensed consolidated financial statements are based upon the historical consolidated financial statements of FairPoint and TPG and should be read in conjunction with those consolidated financial statements and notes thereto appearing elsewhere in this document. The unaudited condensed consolidated financial statements do not necessarily indicate the results that would have actually occurred if the transactions described above had been in effect on the date indicated or that may occur in the future.

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
             (formerly MJD Communications, Inc. and Subsidiaries)

                PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                March 31, 2000
                       (Unaudited--Amounts in thousands)

                     For equity financing and recapitalization             For acquisition          For senior note offering
                    ------------------------------------------------ ----------------------------- --------------------------
                                                            Pro                Pro                    Pro
                                  Pro forma                forma              forma                  forma
                     FairPoint     adjust-     Note       before             adjust-  Note   Pro    adjust-   Note     Pro
                     historical     ments      ref.     acquisition    TPG    ments   ref.  forma    ments    ref.    forma
                    ------------  ----------  -------  ------------- ------- -------  ---- ------- --------- ------ ---------
      Assets
Current assets:
Cash and cash
equivalents.......   $     58,660        --                   58,660   6,350 (46,643) (5)   18,367   22,194    (10)    40,561
Accounts
receivable, net...         28,416        --                   28,416   5,820     --         34,236      --             34,236
Other current
assets............         12,143        --                   12,143   1,346     --         13,489      --             13,489
                     ------------ ----------             ----------- ------- -------       ------- --------         ---------
 Total current
 assets...........         99,219        --                   99,219  13,516 (46,643)       66,092   22,194            88,286
                     ------------ ----------             ----------- ------- -------       ------- --------         ---------
Property, plant,
and equipment,
net...............        181,597        --                  181,597  60,791     --        242,388      --            242,388
                     ------------ ----------             ----------- ------- -------       ------- --------         ---------
Other assets:
Investments.......         37,340        --                   37,340   9,530     --         46,870      --             46,870
Goodwill, net.....        228,113        --                  228,113  39,709 148,167  (5)  376,280      --            376,280
                                                                             (39,709) (5)
Debt issue costs..         20,550        --                   20,550     393    (393) (5)   20,550    7,250    (10)    27,800
Other assets......          5,917        --                    5,917     --      --          5,917      --              5,917
                     ------------ ----------             ----------- ------- -------       ------- --------         ---------
  Total other
  assets..........        291,920        --                  291,920  49,632 108,065       449,617    7,250           456,867
                     ------------ ----------             ----------- ------- -------       ------- --------         ---------
  Total assets....   $    572,736        --                  572,736 123,939  61,422       758,097   29,444           787,541
                     ============ ==========             =========== ======= =======       ======= ========         =========
                           For IPO
                    ---------------------
                      Pro          Pro
                     forma        forma
                    adjust- Note    as
                     ments  ref. adjusted
                    ------- ---- --------
      Assets
Current assets:
Cash and cash
equivalents.......
Accounts
receivable, net...
Other current
assets............
                    -------      --------
 Total current
 assets...........
                    -------      --------
Property, plant,
and equipment,
net...............
                    -------      --------
Other assets:
Investments.......
Goodwill, net.....
Debt issue costs..
Other assets......
                    -------      --------
  Total other
  assets..........
                    -------      --------
  Total assets....
                    =======      ========

     See accompanying notes to pro forma condensed consolidated financial statements.

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
             (formerly MJD Communications, Inc. and Subsidiaries)

                PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                March 31, 2000
                       (Unaudited--Amounts in thousands)

                         For equity financing and                                          For senior note
                             recapitalization                  For acquisition                offering
                    ------------------------------------ -----------------------------  ----------------------
                                 Pro             Pro               Pro                    Pro
                                forma           forma             forma                  forma
                    FairPoint  adjust-  Note   before            adjust-  Note   Pro    adjust-   Note   Pro
                    historical  ments   ref. acquisition   TPG    ments   ref.  forma    ments    ref.  forma
                    ---------- -------  ---- ----------- ------- -------  ---- -------  --------  ---- -------
 Liabilities and Stockholders'
 Equity
Current
liabilities:
 Accounts
 payable..........   $ 12,109      --           12,109     4,483     --         16,592       --         16,592
 Current portion
 of long-term
 debt.............      3,941      --            3,941     6,169  (6,169) (5)    3,941       --          3,941
 Accrued interest
 payable..........      8,870      --            8,870     1,456  (1,456) (5)    8,870       --          8,870
 Other............     11,948      --           11,948     5,242     --         17,190       --         17,190
                     --------  -------         -------   ------- -------       -------  --------       -------
  Total current
  liabilities.....     36,868      --           36,868    17,350  (7,625)       46,593       --         46,593
                     --------  -------         -------   ------- -------       -------  --------       -------
Long-term
liabilities:
 Long-term debt,
 net of current
 portion..........    359,717      --          359,717    63,227 170,556  (5)  530,273   200,000  (10) 559,717
                                                                 (63,227) (5)           (170,556) (10)
 Deferred income
 taxes............     25,517      --           25,517     4,916     --         30,433       --         30,433
 Other............     14,858      --           14,858       164     --         15,022       --         15,022
                     --------  -------         -------   ------- -------       -------  --------       -------
  Total long-term
  liabilities.....    400,092      --          400,092    68,307 107,329       575,728    29,444       605,172
                     --------  -------         -------   ------- -------       -------  --------       -------
Minority
interest..........         17      --               17       --      --             17       --             17
                     --------  -------         -------   ------- -------       -------  --------       -------
Stockholders'
equity:
 Preferred stock
 Series D,
 nonvoting,
 convertible......        215      --              215       --      --            215       --            215
 Common stock
 Class A voting...        115      --              115       --      --            115       --            115
 Class B
 nonvoting,
 convertible......        125      --              125       --      --            125       --            125
 Class C
 nonvoting,
 convertible......         43      --               43       --      --             43       --             43
 Common stock.....        --       --              --         10     (10) (5)      --        --            --
Additional paid-in
capital...........    214,715   15,926  (1)    230,641    29,990 (29,990) (5)  230,641       --        230,641
Accumulated other
comprehensive
income............      3,710      --            3,710       --      --          3,710       --          3,710
Unearned
compensation......        --   (15,926) (1)    (15,926)      --      --        (15,926)      --        (15,926)
Retained earnings
(accumulated
deficit)..........    (83,164)     --          (83,164)    8,282  (8,282) (5)  (83,164)      --        (83,164)
                     --------  -------         -------   ------- -------       -------  --------       -------
  Total
  stockholders'
  equity..........    135,759      --          135,759    38,282 (38,282)      135,759       --        135,759
                     --------  -------         -------   ------- -------       -------  --------       -------
  Total
  liabilities and
  stockholders'
  equity..........   $572,736      --          572,736   123,939  61,422       758,097    29,444       787,541
                     ========  =======         =======   ======= =======       =======  ========       =======
                           For IPO
                    ---------------------
                      Pro          Pro
                     forma        forma
                    adjust- Note    as
                     ments  ref. adjusted
                    ------- ---- --------
 Liabilities and Stockholders'
 Equity
Current
liabilities:
 Accounts
 payable..........
 Current portion
 of long-term
 debt.............
 Accrued interest
 payable..........
 Other............
                    -------      --------
  Total current
  liabilities.....
                    -------      --------
Long-term
liabilities:
 Long-term debt,
 net of current
 portion..........

 Deferred income
 taxes............
 Other............
                    -------      --------
  Total long-term
  liabilities.....
                    -------      --------
Minority
interest..........
                    -------      --------
Stockholders'
equity:
 Preferred stock
 Series D,
 nonvoting,
 convertible......
 Common stock
 Class A voting...
 Class B
 nonvoting,
 convertible......
 Class C
 nonvoting,
 convertible......
 Common stock.....
Additional paid-in
capital...........
Accumulated other
comprehensive
income............
Unearned
compensation......
Retained earnings
(accumulated
deficit)..........
                    -------      --------
  Total
  stockholders'
  equity..........
                    -------      --------
  Total
  liabilities and
  stockholders'
  equity..........
                    =======      ========

     See accompanying notes to pro forma condensed consolidated financial statements.

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
             (formerly MJD Communications, Inc. and Subsidiaries)

           PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                         Year Ended December 31, 1999
           (Unaudited--Amounts in thousands, except per share data)

                          For equity financing and                                           For senior note
                              recapitalization                    For acquisition                offering
                    ------------------------------------- -------------------------------- ---------------------
                                                                                             Pro
                               Pro forma       Pro forma          Pro forma                 forma
                    FairPoint   adjust-  Note   before             adjust-  Note           adjust-  Note   Pro
                    historical   ments   ref. acquisition  TPG      ments   ref. Pro forma  ments   ref.  forma
                    ---------- --------- ---- ----------- ------  --------- ---- --------- -------  ---- -------
Revenues..........   $147,539       --          147,539   34,242       --         181,781     --         181,781
                     --------   -------         -------   ------   -------        -------  ------        -------
Operating
expenses:
 Network operating
 costs............     49,306       --           49,306    9,423       --          58,729     --          58,729
 Selling, general
 and
 administrative...     51,515       --           51,515    7,877       --          59,392     --          59,392
 Depreciation and
 amortization.....     31,632       --           31,632    6,594     2,485  (7)    40,711     --          40,711
 Stock-based
 compensation
 expense..........      3,386    16,570  (1)     19,956      264       --          20,220     --          20,220
                     --------   -------         -------   ------   -------        -------  ------        -------
  Total operating
  expenses........    135,839    16,570         152,409   24,158     2,485        179,052     --         179,052
                     --------   -------         -------   ------   -------        -------  ------        -------
  Income (loss)
  from
  operations......     11,700   (16,570)         (4,870)  10,084    (2,485)         2,729     --           2,729
                     --------   -------         -------   ------   -------        -------  ------        -------
Other income
(expense):
 Interest
 expense..........    (51,185)    1,400  (2)    (49,785)  (5,663)   (9,158) (8)   (64,606) (9,904)  (11) (74,510)
 Other, net.......      4,930       --            4,930    1,217       --           6,147     --           6,147
                     --------   -------         -------   ------   -------        -------  ------        -------
  Total other
  income
  (expense).......    (46,255)    1,400         (44,855)  (4,446)   (9,158)       (58,459) (9,904)       (68,363)
                     --------   -------         -------   ------   -------        -------  ------        -------
  Earnings (loss)
  before income
  taxes and
  minority
  interests.......    (34,555)  (15,170)        (49,725)   5,638   (11,643)       (55,730) (9,904)       (65,634)
Income tax benefit
(expense).........      5,615     6,068  (3)     11,683   (2,186)    3,663  (9)    13,160   3,962   (12)  17,122
Minority
interests.........       (100)      --             (100)     --        --            (100)    --            (100)
                     --------   -------         -------   ------   -------        -------  ------        -------
  Earnings (loss)
  from continuing
  operations......   $(29,040)   (9,102)        (38,142)   3,452    (7,980)       (42,670) (5,942)       (48,612)
                     ========   =======         =======   ======   =======        =======  ======        =======
Earnings (loss)
per share from
continuing
operations:
 Basic............   $  (0.80)                    (0.77)                            (0.86)                 (0.98)
                     ========                   =======                           =======                =======
 Diluted..........   $  (0.77)                    (0.74)                            (0.83)                 (0.95)
                     ========                   =======                           =======                =======
Weighted average
shares and share
equivalents:
 Basic............     36,203    13,595  (4)     49,798                            49,798                 49,798
 Diluted..........     37,824    13,595  (4)     51,419                            51,419                 51,419
                             For IPO
                    --------------------------
                    Pro forma
                     adjust-  Note  Pro forma
                      ments   ref. as adjusted
                    --------- ---- -----------
Revenues..........
                    ---------      -----------
Operating
expenses:
 Network operating
 costs............
 Selling, general
 and
 administrative...
 Depreciation and
 amortization.....
 Stock-based
 compensation
 expense..........
                    ---------      -----------
  Total operating
  expenses........
                    ---------      -----------
  Income (loss)
  from
  operations......
                    ---------      -----------
Other income
(expense):
 Interest
 expense..........
 Other, net.......
                    ---------      -----------
  Total other
  income
  (expense).......
                    ---------      -----------
  Earnings (loss)
  before income
  taxes and
  minority
  interests.......
Income tax benefit
(expense).........
Minority
interests.........
                    ---------      -----------
  Earnings (loss)
  from continuing
  operations......
                    =========      ===========
Earnings (loss)
per share from
continuing
operations:
 Basic............
 Diluted..........
Weighted average
shares and share
equivalents:
 Basic............
 Diluted..........

     See accompanying notes to pro forma condensed consolidated financial statements.

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
             (formerly MJD Communications, Inc. and Subsidiaries)

           PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                For the three-month period ended March 31, 2000
           (Unaudited--Amounts in thousands, except per share data)

                          For equity financing and                                            For senior note
                              recapitalization                     For acquisition                offering
                   --------------------------------------- -------------------------------- ---------------------
                                                                                              Pro
                                                Pro forma          Pro forma                 forma
                   FairPoint   Pro forma  Note   before             adjust-  Note           adjust-  Note   Pro
                   historical adjustments ref. Acquisition  TPG      ments   ref. Pro forma  ments   ref.  forma
                   ---------- ----------- ---- ----------- ------  --------- ---- --------- -------  ---- -------
Revenues.........     44,918        --            44,918    8,641      --           53,559     --          53,559
                    --------    -------          -------   ------   ------         -------  ------        -------
Operating
expenses:
 Network
 operating
 costs...........     21,145        --            21,145    2,657      --           23,802     --          23,802
 Selling, general
 and
 administrative..     15,096        --            15,096    1,896      --           16,992     --          16,992
 Depreciation and
 amortization....      8,996        --             8,996    1,792      623   (7)    11,411     --          11,411
 Transaction
 expenses........        --         --               --     2,525   (2,525)  (6)       --                     --
 Stock-based
 compensation
 expense.........     12,323    (11,262)  (1)      1,061      (68)     --              993     --             993
                    --------    -------          -------   ------   ------         -------  ------        -------
 Total operating
 expenses........     57,560    (11,262)          46,298    8,802   (1,902)         53,198     --          53,198
                    --------    -------          -------   ------   ------         -------  ------        -------
 Income (loss)
 from
 operations......    (12,642)    11,262           (1,380)    (161)   1,902             361     --             361
                    --------    -------          -------   ------   ------         -------  ------        -------
Other income
(expense):
 Interest
 expense.........    (10,165)       535   (2)     (9,630)  (1,531)  (2,174)  (8)   (13,335) (2,476)  (11) (15,811)
 Other, net......      1,799        --             1,799      616      --            2,415     --           2,415
                    --------    -------          -------   ------   ------         -------  ------        -------
 Total other
 income
 (expense).......     (8,366)       535           (7,831)    (915)  (2,174)        (10,920) (2,476)       (13,396)
                    --------    -------          -------   ------   ------         -------  ------        -------
 Earnings (loss)
 before income
 taxes and
 minority
 interests.......    (21,008)    11,797           (9,211)  (1,076)    (272)        (10,559) (2,476)       (13,035)
Income tax
benefit
(expense)........      2,826     (4,719)  (3)     (1,893)    (559)    (140)  (9)    (2,592)    990   (12)  (1,602)
Minority
interests........         (1)       --                (1)     --       --               (1)    --              (1)
                    --------    -------          -------   ------   ------         -------  ------        -------
 Earnings (loss)
 from continuing
 operations......   $(18,183)     7,078          (11,105)  (1,635)    (412)        (13,152) (1,486)       (14,638)
                    ========    =======          =======   ======   ======         =======  ======        =======
Earnings (loss)
per share from
continuing
operations:
 Basic...........   $  (0.39)                      (0.18)                            (0.22)                 (0.24)
                    ========                     =======                           =======                =======
 Diluted.........   $  (0.37)                      (0.18)                            (0.21)                 (0.24)
                    ========                     =======                           =======                =======
Weighted average
shares and share
equivalents:
 Basic...........     46,959     13,595   (4)     60,554                            60,554                 60,554
 Diluted.........     48,580     13,595   (4)     62,175                            62,175                 62,175
                           For IPO
                   ------------------------
                     Pro
                    forma
                   adjust- Note  Pro forma
                    ments  ref. as adjusted
                   ------- ---- -----------
Revenues.........
                   -------      -----------
Operating
expenses:
 Network
 operating
 costs...........
 Selling, general
 and
 administrative..
 Depreciation and
 amortization....
 Transaction
 expenses........
 Stock-based
 compensation
 expense.........
                   -------      -----------
 Total operating
 expenses........
                   -------      -----------
 Income (loss)
 from
 operations......
                   -------      -----------
Other income
(expense):
 Interest
 expense.........
 Other, net......
                   -------      -----------
 Total other
 income
 (expense).......
                   -------      -----------
 Earnings (loss)
 before income
 taxes and
 minority
 interests.......
Income tax
benefit
(expense)........
Minority
interests........
                   -------      -----------
 Earnings (loss)
 from continuing
 operations......
                   =======      ===========
Earnings (loss)
per share from
continuing
operations:
 Basic...........
 Diluted.........
Weighted average
shares and share
equivalents:
 Basic...........
 Diluted.........

     See accompanying notes to pro forma condensed consolidated financial statements.

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
             (formerly, MJD Communications, Inc. and Subsidiaries)

         NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

EQUITY FINANCING AND RECAPITALIZATION

   The equity financing and recapitalization undertaken in January 2000, included authorizing additional classes of capital stock, issuing and reacquiring capital stock for net cash proceeds of $159,122,000, borrowing additional debt of $5,400,000, repaying debt and accrued interest payable in the amount of $102,540,077, the cancellation of put options on the Company's common stock, and recognizing compensation expense in the amount of $28,249,011 for stock-based compensation to employees. Proceeds from the equity financing and recapitalization were partly used to complete the acquisition of TPG and to repay borrowings on FairPoint's credit facilities. The pro forma adjustments that give effect to the equity financing and recapitalization are as follows.

(1)Compensation Expense

   In January 2000, the Company recognized aggregate compensation expense of $12,323,293 related to transactions involving employee stock options. Those transactions included the modification of options to purchase 40,600 shares of Class A common stock ($463,002), the settlement of options to purchase 260,340 shares of Class A common stock for cash ($3,349,665), and settlement of compensatory obligations with employee-shareholders ($8,510,626). In addition, the Company's Board of Directors approved the issuance of compensatory stock options ($15,925,718) and intends to pay cash bonuses ($5,308,573) to participants in a subsidiary's stock option plan in exchange for the cancellation of all existing stock options issued by the subsidiary. The compensatory options and cash bonuses will be recognized in expense over the five-year vesting period. The transaction is pending approval by the participants in the subsidiary's stock option plan.

   An entry has been made to the accompanying unaudited pro forma condensed consolidated balance sheet to record the unearned compensation in connection with the issuance of the compensatory stock options ($15,925,718) as if this transaction occurred on March 31, 2000.

   Entries have been made to the accompanying unaudited pro forma condensed consolidated statements of operations to record the effects of the compensation charges described above, as if they had occurred on January 1, 1999. The adjustments to the compensation charges consist of the following components. Amounts are presented in thousands.

                                                                   Three-month
                                                                     period
                                                       Year ended     ended
                                                      December 31,  March 31,
                                                          1999        2000
                                                      ------------ -----------
      Modification of stock options..................   $   462         (462)
      Settlement of stock options for cash...........     3,350       (3,350)
      Employee shareholder obligations...............     8,511       (8,511)
      Amortization of unearned compensation related
       to the issuance of compensatory stock
       options.......................................     3,185          796
      Accrual of bonus...............................     1,062          265
                                                        -------      -------
        Net compensation expense.....................   $16,570      (11,262)
                                                        =======      =======

(2)Long-term Debt

   In January 2000, the Company borrowed an additional $5,400,000 under its subsidiary's senior secured revolving credit facility. On January 20, 2000, the Company repaid borrowings of $75,196,802 under its senior secured revolving credit facility and $27,146,966 under its subsidiary's senior secured revolving credit facility, including accrued interest expense of $196,309.

   Entries have been made to the accompanying unaudited pro forma condensed consolidated statements of operations to reduce interest expense by $1,400,000 and $535,000 for the year ended December 31, 1999 and

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
             (formerly, MJD Communications, Inc. and Subsidiaries)

                   NOTES TO PRO FORMA CONDENSED CONSOLIDATED
                       FINANCIAL STATEMENTS--(Continued)
for the three-month period ended March 31, 2000, respectively, to reflect the borrowings repaid on the Company's revolving credit facilities in connection with the equity financing and recapitalization as if they were repaid on January 1, 1999.

(3)Income Taxes

   Entries have been made to the accompanying unaudited pro forma condensed consolidated statements of operations to give effect to the net income tax benefit of $6,068,000 and net income tax expense of $4,719,000 for the year ended December 31, 1999 and for the three-month period ended March 31, 2000, respectively, for the interest expense and compensation entries described previously at an assumed statutory rate of 40.0%.

(4)Earnings (Loss) per Share

   In January 2000, the Company issued an additional 13,594,448 shares of capital stock in connection with the equity financing and recapitalization. For purposes of calculating pro forma earnings (loss) per share, the weighted average shares and share equivalents have been adjusted to include all newly issued shares as if they were outstanding since January 1, 1999.

ACQUISITION OF TPG COMMUNICATIONS, INC.

   On April 3, 2000, the Company purchased 100% of the common stock of TPG Communications, Inc. (TPG). The acquisition of TPG was accounted for using the purchase method of accounting. Cash proceeds from the equity financing and recapitalization and additional borrowings under the Company's credit facilities were used to consummate the acquisition. The pro forma adjustments that give effect to the acquisition of TPG are as follows.

(5)Purchase of TPG

   The total purchase price for the acquisition of TPG was cash of $146,347,211, including estimated direct costs of acquisition of $1,005,000. A summary of the purchase price for the acquisition of TPG is as follows. Amounts are presented in thousands.

      Purchase price payable to TPG shareholders...........           $145,342
      Direct costs of acquisition..........................              1,005
                                                                      --------
        Total purchase price...............................            146,347
      Debt issued for acquisition.......................... $170,556
      Debt retired in acquisition, including accrued
       interest............................................  (70,852)   99,704
                                                            --------  --------
        Net decrease in cash...............................           $ 46,643
                                                                      ========

   The acquisition, including the repayment of TPG's long-term debt, has been financed through additional borrowings of $170,556,718 under the Company's existing debt facilities (weighted interest rate of 8.69%) and

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
             (formerly, MJD Communications, Inc. and Subsidiaries)

  NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(Continued) from proceeds from the equity financing and recapitalization. The purchase price has been allocated to the assets and liabilities of TPG, as summarized in the following table. Amounts are presented in thousands.

      Current assets................................................ $  13,516
      Non-current assets............................................    70,321
      Goodwill......................................................   148,167
      Current liabilities...........................................   (17,350)
      Long-term liabilities.........................................   (68,307)
                                                                     ---------
        Total purchase price........................................  $146,347
                                                                     =========


   Goodwill of $148.2 million on the acquisition of TPG will be amortized over an estimated useful life of 40 years. The Company believes that there are no other identifiable intangible assets associated with the acquisition.

   Entries have been made to the accompanying unaudited pro forma condensed consolidated balance sheet to record the elimination of TPG's equity accounts ($38,282,000), allocate excess purchase price to goodwill on the acquisition of TPG ($148,167,000), eliminate pre-existing goodwill recorded by TPG ($39,709,000), write-off of TPG's debt issue costs ($393,000), record new borrowings under long-term debt facilities ($170,556,000), record the repayments of TPG long-term debt ($69,396,000) and accrued interest payable ($1,456,000), and record the net reduction in cash ($46,643,000).

(6) Transaction Costs

   TPG incurred transaction costs of $2,525,064 in relation to the acquisition of their common stock by FairPoint. An entry has been made to the accompanying unaudited pro forma condensed consolidated statement of operations for the three-month period ended March 31, 2000 to eliminate these costs.

(7) Amortization Expense

   Entries have been made to the accompanying unaudited pro forma condensed consolidated statements of operations to eliminate amortization expense for preacquisition goodwill recognized by TPG and to amortize goodwill arising from the Company's acquisition of TPG. The entries consist of the following components. Amounts are presented in thousands.

                                                                    Three-month
                                                        Year ended  period ended
                                                       December 31,  March 31,
                                                           1999         2000
                                                       ------------ ------------
      Amortization expense:
        Goodwill from acquisition of TPG..............   $ 3,704         926
        TPG's pre-existing goodwill...................    (1,219)       (303)
                                                         -------        ----
          Net adjustment required.....................   $ 2,485         623
                                                         =======        ====

(8) Interest Expense

   Entries have been made to the accompanying unaudited pro forma condensed consolidated statements of operations to eliminate interest expense on TPG's preacquisition long-term debt and to record interest expense on the debt issued by the Company in connection with the acquisition, as if it was issued on January 1, 1999. The entries consist of the following components. Amounts are presented in thousands.

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
             (formerly, MJD Communications, Inc. and Subsidiaries)

  NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                                                                   Three-month
                                                       Year ended  period ended
                                                      December 31,  March 31,
                                                          1999         2000
                                                      ------------ ------------
      Interest expense for:
        Borrowings of $170,556 made by the Company
         in connection with the acquisition of TPG..    $14,821        3,705
        Borrowings of $69,396 by TPG, retired upon
         acquisition................................     (5,663)      (1,531)
                                                        -------       ------
          Net adjustment required...................    $ 9,158        2,174
                                                        =======       ======

(9) Income Taxes

   Entries have been made to the accompanying unaudited pro forma condensed consolidated statements of operations to give effect to the income tax benefit of $3,663,000 and net income tax expense of $140,000 for the year ended December 31, 1999 and for the three-month period ended March 31, 2000, respectively, for deductible interest expense incurred in connection with the acquisition of TPG and the reduction of transaction expenses at an assumed statutory rate of 40.0%.

SALE OF SENIOR SUBORDINATED NOTES

   The pro forma adjustments that give effect to the anticipated sale of the Company's 12.0% $200.0 million senior subordinated notes due May 2010 are as follows.

(10) Proceeds from Sale of Notes

   The Company's net cash proceeds from the anticipated sale of the senior subordinated notes are expected to be $192,750,000, net of the estimated debt issue costs of $7,250,000. The proceeds from the sale of the senior subordinated notes will be used by the Company to repay borrowings on the Company's existing revolving and acquisition credit facilities. In connection with the sale of the senior subordinated notes, the Company anticipates repaying borrowings of $170,556,000. A summary of cash proceeds and use of proceeds from the sale of the senior subordinated notes follow. Amounts are presented in thousands.

      Net proceeds from the sale of notes............................. $192,750
      Borrowings under credit facilities repaid....................... (170,556)
                                                                       --------
        Net increase in cash.......................................... $ 22,194
                                                                       ========

   Entries have been made to the accompanying unaudited pro forma condensed consolidated balance sheet to record the new borrowings under long-term debt facilities ($200,000,000), the debt issue costs incurred from the sale of the notes ($7,250,000), the repayments of long-term debt ($170,556,000), and a net increase in cash ($22,194,000).

(11) Interest Expense

   Entries have been made to the accompanying unaudited pro forma condensed consolidated statements of operations to eliminate interest expense incurred on long-term debt that is anticipated to be repaid from the proceeds from the sale of the senior subordinated notes and to record interest expense on the notes. An entry

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
             (formerly, MJD Communications, Inc. and Subsidiaries)

  NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(Continued) has also been made to record the amortization of debt issuance costs over the term of the notes. All entries are as if the senior subordinated notes were sold on January 1, 1999. The entries consist of the following components. Amounts are presented in thousands.

                                                                  Three-month
                                                      Year ended  period ended
                                                     December 31,  March 31,
                                                         1999         2000
                                                     ------------ ------------
      Interest expense for:
        Senior subordinated notes...................   $24,000        6,000
        Repayment of credit facility with proceeds
         from sale of notes.........................   (14,821)      (3,705)
        Amortization of debt issuance costs.........       725          181
                                                       -------       ------
          Net adjustment required...................   $ 9,904        2,476
                                                       =======       ======

(12) Income Taxes

   Entries have been made to the accompanying unaudited pro forma condensed consolidated statements of operations to give effect to the income tax benefits of $3,962,000 and $990,000 for the year ended December 31, 1999 and for the three-month period ended March 31, 2000, respectively, for deductible interest expense incurred in connection with the sale of the senior subordinated notes at an assumed statutory rate of 40.0%.

IPO OF COMMON STOCK

   The pro forma adjustments that give effect to the IPO of the Company's common stock are as follows.

(13) Conversion of Capital Stock

   In connection with the Company's IPO of common stock, the Company expects that its other convertible classes of capital stock will be converted into common stock. The consummation of this conversion is subject to regulatory approval. A pro forma entry has been made in the accompanying unaudited pro forma condensed consolidated balance sheet to record the exchange of capital stock, which is summarized as follows. Amounts are presented in thousands.

                                                                  Shares Dollars
                                                                  ------ -------
      Series D preferred.........................................
      Class A common.............................................
      Class B common.............................................
      Class C common.............................................

(14) Proceeds from this Offering

   The Company's net cash proceeds from this offering are expected to be $   ,
net of the underwriting discount and estimated offering expenses of $   . An
entry has been made to the accompanying unaudited pro forma condensed consolidated balance sheet to record the net proceeds from the issuance of common stock, which is summarized as follows. Amounts are presented in thousands.

                                                                         Dollars
                                                                         -------
      Estimated net cash proceeds from IPO..............................
      Issuance of      shares of common stock...........................
      Additional paid-in capital........................................

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The following table sets forth the costs and expenses, other than underwriting discounts and commissions, to be paid in connection with the sale of our common stock being registered, all of which will be paid by the Registrant. All amounts are estimates except the registration fee and the NASD filing fee.

      Registration fee................................................  $60,720
      NASD filing fee.................................................   23,500
      Nasdaq National Market listing fee..............................        *
      Blue Sky fees and expenses......................................        *
      Accounting fees and expenses....................................        *
      Legal fees and expenses.........................................        *
      Transfer agent and registrar fees...............................        *
      Printing and engraving expenses.................................        *
      Miscellaneous expenses..........................................        *
                                                                       --------
        Total......................................................... $      *
                                                                       ========

--------
* To be completed by amendment.

Item 14. Indemnification of Directors and Officers

   Section 145(a) of the General Corporation Law of the State of Delaware (the "DGCL") provides that a Delaware corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or business, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

   Section 145(b) of the DGCL provides that a Delaware corporation may similarly indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of any action or suit by or in the right of the corporation if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

   Section 145 of the DGCL further provides: (i) that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue, or matter therein, he shall be indemnified against any expenses actually and reasonably incurred by him in connection therewith; (ii) that indemnification provided for by Section 145 shall not be deemed exclusive of any rights to which the indemnified party may be entitled;
(iii) and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

   Section 102(b)(7) of the DGCL provides that a corporation's certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for money damages for breach of fiduciary duty as director. However, no such provision may eliminate or limit the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which was illegal, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty. FairPoint's certificate of incorporation contains such a provision.

   FairPoint's certificate of incorporation and bylaws provide that FairPoint shall indemnify officers and directors and, to the extent permitted by the board of directors, employees and agents of FairPoint, to the full extent permitted by and in the manner permissible under the laws of the State of Delaware. In addition, the bylaws permit the board of directors to authorize FairPoint to purchase and maintain insurance against any liability asserted against any director, officer, employee or agent of FairPoint arising out of his capacity as such.

   Prior to completion of this offering, FairPoint and each of its directors will enter into an indemnification agreement. The indemnification agreements will provide that FairPoint will indemnify the directors to the full extent permitted by, and in the manner permissible under, the laws of the State of Delaware and by the certificate of incorporation and the bylaws.

   Reference is made to the proposed form of Underwriting Agreement filed as
Exhibit 1.1 to this Registration Statement for information concerning indemnification arrangements among FairPoint and the Underwriters.

Item 15. Recent Sales of Unregistered Securities

   All shares amounts set forth herein have been restated as appropriate to reflect a ten-for-one stock split effected in November 1998 and a twenty-for-one stock split effected in January 2000.

   In July 1997, the Registrant sold 8,846,800 shares of its Class A voting common stock, par value $.01 per share (the "Class A Common Stock") for an aggregate purchase price of approximately $15.1 million in cash. Of this amount, 4,379,400 shares were sold to Carousel Capital Partners, L.P. ("Carousel"), 3,985,254 shares were sold to Kelso Investment Associates V, L.P. ("KIAV"), 394,146 shares were issued to Kelso Equity Partners V, L.P. ("KEPV") and an aggregate of 88,000 shares were sold to six members of the Registrants management. Concurrently, 29,000 shares of Class A Common Stock were issued to MJD Partners, L.P. in exchange for all the outstanding stock of MJD Holdings Corp, which had an aggregate fair market value of approximately $150,000 as of the date of such exchange. In addition, three individual holders of the Registrant's Series A Cumulative Redeemable Convertible Preferred Stock (the "Series A Preferred Stock") elected to convert all of their shares of the Series A Preferred Stock into 186,400 shares of Class A Common Stock

   In October 1997, the Registrant sold 437,940 shares of Class A Common Stock to Carousel, 398,525 shares of Class A Common Stock to KIAV and 39,414 shares of Class A Common Stock to KEPV for an aggregate purchase price of approximately $1.5 million.

   In March 1998, the Registrant sold 9,831,960 shares of Class A Common Stock for an aggregate purchase price of approximately $16.8 million. Of this amount, 4,758,986 shares were sold to Carousel, 4,283,088 shares were sold to KIAV, 475,886 shares were sold to KEPV and 314,000 shares were sold to ten members of the Registrant's management.

   In April 1998, the Registrant sold 4,379,440 shares of Class A Common Stock to Carousel, 3,941,500 shares of Class A Common Stock to KIAV and 437,940 shares of Class A Common Stock to KEPV for an aggregate purchase price of approximately $15.0 million.

   In January 2000, investment partnerships and other parties affiliated with or related to Thomas H. Lee Equity Fund IV, L.P. ("Thomas H. Lee") purchased a total of 21, 461,720 shares of the Registrant's Series D Preferred Stock for an aggregate purchase price of approximately $281.5 million. Thomas H. Lee acquired 3,580,860 shares of Series D Preferred Stock from the Registrant for an aggregate purchase price of approximately $47.0 million, 13,955,760 shares of Series D Preferred Stock from Carousel for an aggregate purchase price of approximately $183.0 million and 3,925,100 from the four founders stockholders and two members of senior management of the Registrant for an aggregate purchase price of approximately $51.5 million. All of the shares of Series D Preferred Stock sold by Carousel and senior management to Thomas H. Lee and a portion of the shares of Series D Preferred Stock sold by the founding stockholders to Thomas H. Lee were acquired from the Registrant in exchange for an equal number of shares of Class A Common Stock. The remaining shares of Series D Preferred Stock sold by the founding stockholders to Thomas H. Lee were acquired from KIAV and KEPV as described below.

   KIAV and KEPV acquired 3,819,355.2 and 424,372.8 shares, respectively, of the Registrant's Class B Common Stock for an aggregate purchase price of approximately $55.7 million and 983,754 and 109,306 shares, respectively, of Series D Preferred Stock for an aggregate purchase price of approximately $14.3 million. KIAV and KEPV assigned the shares of Series D Preferred Stock to the founding stockholders.

   All of the above transactions were exempt from registration pursuant to
Section 4(2) of the Securities Act. The transactions did not involve a public offering because of the limited number of offerees, the financial sophistication of such offerees and the fact that no underwriters or investment bankers participated in such transactions.

Item 16. Exhibits and Financial Statement Schedules

 (a)    Exhibits

  1.1   Form of Underwriting Agreement.*

  2.1   Stock Purchase Agreement dated as of December 10, 1999 by and among MJD
        Ventures, Inc., Peoples Mutual Telephone Company and the other parties thereto.(1)

  2.2  Stock Purchase Agreement dated as of December 23, 1999 by and among MJD
       Ventures, Inc., TPG Communications, Inc., TPG Partners, L.P., TPG
       Parallel I, L.P., J. Milton Lewis and Robert DiPauli.(1)

  2.3  Stock Purchase Agreement dated April 25, 2000 by and among MJD Ventures,
       Inc., Fremont Telcom Co. and the other parties thereto.*

  3.1 Sixth Amended and Restated Certificate of Incorporation of the Compa-ny.(2)

  3.2  Amended and Restated By-Laws of the Company.*

  3.3 Certificate of Designation of Series D Preferred Stock of the Compa-ny.(1)

  4.1  Indenture, dated as of May 5, 1998, between the Company and United
       States Trust Company of New York, as trustee, relating to the Company's
       $125,000,000 9 1/2% Senior Subordinated Notes due 2008 and $75,000,000
       Floating Rate Callable Securities due 2008.(3)

  4.2  Form of Initial Fixed Rate Security.(3)

  4.3  Form of Initial Floating Rate Security.(3)

  4.4  Form of Exchange Fixed Rate Security.(3)

  4.5  Form of Exchange Floating Rate Security.(3)

  5.1  Opinion of Paul, Hastings, Janofsky & Walker LLP regarding legality.*

 10.1 Credit Agreement dated as of March 30, 1998 among the Company, various lending institutions, NationsBank of Texas, N.A. and Bankers Trust Com-pany.(3)

 10.2 First Amendment to Credit Agreement dated as of April 30, 1998, among the Company, various lending institutions, NationsBank of Texas, N.A.
       and Bankers Trust Company.(1)

 10.3 Second Amendment to Credit Agreement dated as of May 1999 among the Com-pany, NationsBank of Texas, N.A. and Bankers Trust Company.*

 10.4 Third Amendment and Waiver dated as of January 2000 among the Company and various lending institutions.*

 10.5 Fourth Amendment and Consent dated as of March 14, 2000 among the Compa-ny, First Union National Bank, Bank of America, N.A. and Bankers Trust
       Company.(2)

 10.6 Amended and Restated Credit Agreement dated as of March 27, 2000 by and among FairPoint Communications Corp., various lending institutions and Bank of America, N.A.(2)

 10.7  Form of B Term Note.(3)

 10.8  Form of C Term Note Floating Rate.(3)

 10.9  Form of C Term Note Fixed Rate.(3)

 10.10 Form of RF Note.(3)

 10.11 Form of AF Note.(3)

 10.12 Subsidiary Guarantee dated as of March 30, 1998 by MJD Holdings Corp.,
       MJD Ventures, Inc., MJD Services Corp., ST Enterprises, Ltd. for the benefit of Bankers Trust Company.(3)

 10.13  Pledge Agreement dated as of March 30, 1998 among MJD Communications,
        Inc., ST Enterprises, Ltd., MJD Holdings Corp., MJD Services Corp., MJD
        Ventures, Inc., C-R Communications, Inc., as pledgors, and Bankers
        Trust Company, as collateral agent and pledgee.(3)

 10.14 Stock Purchase Agreement dated as of January 4, 2000 by and among the Company, Thomas H. Lee Equity IV, L.P., Kelso Investment Associates V,
        Kelso Equity Partners V, L.P., Carousel Capital Partners, L.P. and the other parties thereto.(1)

 10.15 Stockholders Agreement dated as of January 20, 2000 of the Company.(1)

 10.16 Registration Rights Agreement dated as of January 20, 2000 of the Compa-ny.(1)

 10.17 Management Services Agreement dated as of January 20, 2000 by and be-tween the Company and THL Equity Advisors IV, LLC.(1)

 10.18 Amended and Restated Financial Advisory Agreement dated as of January
       20, 2000 by and between the Company and Kelso & Company, L.P.(1)

 10.19 Non-Competition, Non-Solicitation and Non-Disclosure Agreement dated as of January 20, 2000 by and between the Company and JED Communications
       Associates, Inc.(1)

 10.20 Non-Competition, Non-Solicitation and Non-Disclosure Agreement dated as of January 20, 2000 by and between the Company and Daniel G.
       Bergstein.(1)

 10.21 Non-Competition, Non-Solicitation and Non-Disclosure Agreement dated as of January 20, 2000 by and between the Company and Meyer Haberman.(1)

 10.22 Subscription Agreement dated as of January 31, 2000 by and between the Company and each of the Subscribers party thereto.(1)

 10.23 Employment Agreement dated as of January 20, 2000 by and between the Company and Jack Thomas.(1)

 10.24 Employment Agreement dated as of January 20, 2000 by and between the Company and Eugene Johnson.(1)

 10.25 Employment Agreement dated as of January 20, 2000 by and between the Company and John P. Duda.(1)

 10.26 Employment Agreement dated as of January 20, 2000 by and between the Company and Walter E. Leach, Jr.(1)

 10.27 Institutional Stock Purchase Agreement dated as of January 20, 2000 by and among the Company and the other parties thereto.(1)

 10.28 Institutional Stockholders Agreement dated as of January 20, 2000 by and among the Company and the other parties thereto.

 21.1  Subsidiaries(1)

 23.1  Consent of KPMG LLP, Independent Auditors.

       Consent of Paul, Hastings, Janofsky & Walker LLP (included in Exhibit
 23.2  5.1).*

 24.1  Power of Attorney (included on signature pages II-8 and II-9).

*  To be filed by amendment.
(1) Incorporated by reference to Annual Report of the Company for the year ended 1999, filed on Form 10-K.
(2) Incorporated by reference to Amendment No. 1 to the Annual Report of the Company for the year ended 1999, filed on Form 10-K/A.
(3) Incorporated by reference to Registration Statement on Form S-4, declared effective as of October 1, 1998 (file no. 333-56365).
--------
(b) Financial Statement Schedules

   Schedule of Valuation and Qualifying Accounts.

Item 17. Undertakings.

   The Registrant hereby undertakes to provide to the Underwriters, at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time the Commission declared it effective.

     (2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement for the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York,
State of New York, on May   , 2000.

                                          MJD COMMUNICATIONS, INC.

                                                  /s/ Walter E. Leach, Jr.
                                          By: _________________________________
                                              Walter E. Leach, Jr. Senior Vice
                                               President and Chief Financial
                                                          Officer

                               POWER OF ATTORNEY

   KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Eugene B. Johnson and Walter E. Leach, Jr. and each of them his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to sign any and all registration statements relating to the same offering of securities as this Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

                 Signature                            Title                  Date
                 ---------                            -----                  ----

            /s/ Jack H. Thomas              Chairman of the Board of     May 11, 2000
___________________________________________ Directors and Chief
              Jack H. Thomas                Executive Officer

           /s/ Eugene B. Johnson            Vice Chairman of the Board   May 11, 2000
___________________________________________ of Directors and Chief
             Eugene B. Johnson              Development Officer

         /s/ Walter E. Leach, Jr.           Senior Vice President and    May 11, 2000
___________________________________________ Chief Financial Officer
            Walter E. Leach Jr.             (Principal Financial
                                            Officer)

             /s/ Lisa R. Hood               Controller (Principal        May 11, 2000
___________________________________________ Accounting Officer)
               Lisa R. Hood

                 Signature                            Title                  Date
                 ---------                            -----                  ----

          /s/ Daniel G. Bergstein           Director                     May 11, 2000
___________________________________________
            Daniel G. Bergstein

          /s/ Frank K. Bynum, Jr.           Director                     May 11, 2000
___________________________________________
            Frank K. Bynum, Jr.

           /s/ Anthony J. DiNovi            Director                     May 11, 2000
___________________________________________
             Anthony J. DiNovi

          /s/ George E. Matelich            Director                     May 11, 2000
___________________________________________
            George E. Matelich

          /s/ Kent R. Weldon                Director                     May 11, 2000
___________________________________________
              Kent R. Weldon

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                       Shares

                         FairPoint Communications, Inc.
                                  Common Stock

                                     [LOGO]

                                 ------------
                                   PROSPECTUS
                                       , 2000

                                 ------------


                              Salomon Smith Barney

                          Donaldson, Lufkin & Jenrette

                                 ------------

                              Goldman, Sachs & Co.

                           Deutsche Banc Alex. Brown

                          First Union Securities, Inc.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------